Exhibit 2.2

EXECUTION VERSION

SHARE SUBSCRIPTION AGREEMENT

dated as of

January 31, 2018

by and between

Xerox Corporation

and

FUJIFILM Holdings Corporation

i

ii

SCHEDULE 1
DEFINED TERMS

Schedules:

1:	Defined Terms

2:	SA Closing Actions

Exhibits:

A:	Charter Amendment

B:	Amended Bylaws

C:	Shareholders Agreement

iii

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of January 31, 2018, is entered into by and between Xerox Corporation, a New York corporation (“XC”), and FUJIFILM Holdings Corporation, a Japanese company (“FH”).Capitalized terms used but not defined herein have the meanings ascribed thereto in Schedule 1.

RECITALS:

(A)	XC and FH currently conduct a joint-venture through Fuji Xerox Co., Ltd., a Japanese company (“FX”), the issued and outstanding equity interests of which are owned: (1) 25% by XC, through its indirect, wholly owned Subsidiary Xerox Limited; and (2) 75% by FH.

(B)	Concurrently with the execution and delivery of this Agreement, XC, FX and FH are entering into a Redemption Agreement (the “Redemption Agreement”), pursuant to which FX will, on the terms and conditions set forth therein, redeem most or all of the issued and outstanding equity interests of FX held by FH, whereupon immediately following such redemption FX shall become an indirect majority or wholly owned Subsidiary of XC (the “Redemption”).

(C)	As soon as practicable following the Redemption, XC wishes to issue to FH, and FH wishes to subscribe for and purchase from XC, shares of Common Stock representing 50.1% of the Fully Diluted Capital Stock of XC, on the terms and subject to the conditions set forth in this Agreement, including that XC will pay a Special Dividend to the shareholders of XC prior to the closing of such subscription and purchase.

(D)	The XC Board has (i) determined that it is in the best interests of the shareholders of XC to enter into this Agreement, (ii) duly authorized and approved the execution, delivery and performance by XC of this Agreement and the consummation by XC of the Transactions, including the authorization of the amendment to the XC certificate of incorporation as contemplated by this Agreement and (iii) directed that, in connection with the Transactions, the approval of the issuance of the Subscribed Shares and of the issuance of the True-Up Shares be submitted to a vote at a meeting of the shareholders of XC.

(E)	The board of directors of FH (i) has determined that it is in the best interests of the shareholders of FH, to enter into this Agreement and (ii) duly authorized and approved the execution, delivery and performance by FH of this Agreement and the consummation by FH of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing statements and the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1.

ISSUANCE AND PURCHASE; CLOSING AND RELATED

Section 1.01 Issuance of and Purchase of Subscribed Shares. Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, XC hereby agrees to issue to FH, and FH agrees to purchase, (a) a number of shares of Common Stock representing 50.1% of the Fully Diluted Capital Stock of XC immediately following such issuance (the “Subscribed Shares”), free and clear of all Liens (other than Liens imposed by applicable securities Laws or contained herein or in the Shareholders Agreement) and (b) the right to acquire True-Up Shares in a manner consistent with Section 5.18(c) (the “True-Up Right”), together for an aggregate purchase price equal to six billion, one hundred million dollars ($6,100,000,000) comprised of (x) the contribution of the Contributed Cash and (y) the contribution of the Contributed Shares, if any, free and clear of all Liens (other than Liens imposed by applicable securities Laws), to XC (the aggregate purchase price paid for the Subscribed Shares and, if applicable, the True-Up Right, the “Purchase Price”; and such transaction, the “Subscription”).

Section 1.02 SA Closing.

(a) The closing of the Subscription (the “SA Closing”) shall take place via the exchange of documents and signatures as promptly as practicable after the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the SA Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the SA Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, or at such other place, at such other time or on such other date as FH and XC may mutually agree. On such day (the “Closing Date”), the parties shall consummate the SA Closing.

(b) Prior to and at the SA Closing, the parties shall take the actions set forth on Schedule 2.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF XC

Except as (X) set forth in any XC SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein, in each case, to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) or (Y) disclosed in the XC Disclosure Letter in accordance with Section 8.05, XC represents and warrants to FH as follows:

Section 2.01 Corporate Existence and Power. XC is duly organized and validly existing under the Laws of the State of New York. XC has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect. XC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect. XC has made available to FH true, correct and complete copies of the Organizational Documents of XC.

Section 2.02 Corporate Authorization.

(a) The execution, delivery and performance by XC of this Agreement and the consummation by XC of the Transactions are within XC’s corporate powers and have been duly authorized by all necessary corporate action on the part of XC. The Applicable Shareholder Approvals are the only vote of the holders of any of XC’s capital stock necessary in connection with the consummation of the Transactions. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of XC, enforceable against XC in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). XC has duly executed this Agreement and on the Closing Date each of XC and its Subsidiaries will have duly executed and delivered the applicable Transaction Documents to which it will be a party.

(b) The XC Board has unanimously (i) determined that it is in the best interests of the shareholders of XC to enter into this Agreement, (ii) duly authorized and approved the execution, delivery and performance by XC of this Agreement and the consummation by XC of the Transactions, including the authorization of the amendment to the XC certificate of incorporation as contemplated by this Agreement and (iii) directed that, in connection with the Transactions, the approval of the issuance of the Subscribed Shares and of the issuance of the True-Up Shares be submitted to a vote at a meeting of the shareholders of XC.

Section 2.03 Governmental Authorization. The execution, delivery and performance by XC of this Agreement and the consummation by XC of the Transactions require no action or approval by, or filing with, any Governmental Authority, other than:

(a) the filing of the necessary certificates with the New York Department of State in order to duly adopt the Charter Amendment as XC’s certificate of incorporation;

(b) filings required under, and compliance with any other applicable requirements of the HSR Act and under any other applicable antitrust, competition, trade regulation or merger control Law as set forth in Section 2.03(b) of the XC Disclosure Letter (together with the HSR Act, the “Antitrust Laws”);

(c) (i) the filing of a joint voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to 31 Code of Federal Regulations Sections 800.401-402; (ii) notices to the U.S. Department of Defense’s Defense Security Service (“DSS”) and to the U.S. Department of Energy (“DOE”) pursuant to the National Industrial Security Program; and (iii) notices to the U.S. State Department Directorate of Defense Trade Controls (“DDTC”) pursuant to International Traffic in Arms Regulations (“ITAR”);

(d) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable state or federal securities Laws or “blue sky” Laws and the rules and regulations of NYSE, including the filing with the SEC of the Proxy Statement; and

(e) any actions, approvals or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

Section 2.04 Noncontravention. The execution, delivery and performance by XC of this Agreement and the consummation of the Transactions do not and will not:

(a) subject to receipt of the Applicable Shareholder Approvals, contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of XC or of any of XC’s Subsidiaries,

(b) assuming compliance with the matters referred to in Section 2.03 (Governmental Authorization) and that the Applicable Shareholder Approvals are obtained prior to the SA Closing, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or any Order binding on XC or any of XC’s Subsidiaries,

(c) assuming compliance with the matters referred to in Section 2.03 (Governmental Authorization), require any consent, approval or other action by any Person under, constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which XC or any of its Subsidiaries is entitled under any provision of any Contract or XC Permit to which XC or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or affected, in each case, with or without notice or lapse of time, or both, or

(d) result in the creation or imposition of any Lien (other than any Permitted Lien) on any property or asset of XC or any of its Subsidiaries,

with only such exceptions, in the case of each of clauses (b), (c) and (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

Section 2.05 Capitalization.

(a) Section 2.05(a) of the XC Disclosure Letter sets forth the authorized and outstanding capital stock of XC as of December 31, 2017 (the “Capitalization Date”). All outstanding shares of capital stock of XC have been, and all shares that may be issued pursuant to any XC Stock Plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive rights.

(b) Except as set forth in this Section 2.05, and for changes since the Capitalization Date resulting from the exercise of XC Stock Options or vesting of XC Awards outstanding on such date or from actions permitted pursuant to, or taken in accordance with, Section 4.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in XC, (ii) securities of XC convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in XC, (iii) warrants, calls, options or other rights to acquire from XC, or other obligation of XC to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in XC or (iv) restricted shares, stock appreciation rights, performance units, conversion rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of XC (the items in clauses (i) through (iv) being referred to collectively as the “XC Securities”). Except as set forth in the Organizational Documents of XC, there are no outstanding obligations of XC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any XC Securities.

(c) Upon completion of the SA Closing in accordance with the terms of this Agreement, good and marketable title to the Subscribed Shares will be transferred to FH, free and clear of all Liens (other than any Liens arising under any applicable securities Laws, the Organizational Documents of XC or the Shareholders Agreement).

(d) There are no voting agreements, shareholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which XC or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interest of XC or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of XC or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with shareholders of XC on any matters with respect to XC or any Subsidiary.

Section 2.06 Subsidiaries.

(a) Each Subsidiary of XC has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Key XC Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, has not been issued in violation of any preemptive rights and is owned by XC, directly or indirectly, free and clear of any Lien (other than any Permitted Lien). There are no issued, reserved for issuance or outstanding (i) securities of XC or any of the Key XC Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Key XC Subsidiary, (ii) subscriptions, warrants, calls, options or other rights to acquire from XC or any of the Key XC Subsidiaries, or other obligations of XC or any of the Key XC Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Key XC Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, conversion rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Key XC Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Key XC Subsidiary Securities”). There are no outstanding obligations of XC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Key XC Subsidiary Securities.

Section 2.07 SEC Filings and the Sarbanes-Oxley Act.

(a) XC has filed with the SEC all material reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed by XC since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “XC SEC Documents”).

(b) As of its filing date (or, if amended or restated, as of the time of any amendment or restatement), each XC SEC Document complied, and, assuming the truth and accuracy of the representations and warranties made by FH and FX in the Transaction Documents, each XC SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the date of the termination of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As required by Rule 13a-15 under the Exchange Act, XC:

(i) has implemented and currently maintains (A) a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability and accuracy of financial reporting for XC and its Subsidiaries, as well as (B) disclosure controls and procedures to ensure that material information relating to XC, including its consolidated Subsidiaries, is made known to the management of XC by others within those entities so as to allow timely decisions regarding required disclosure, and

(ii) has disclosed, based on its most recent evaluation prior to the date hereof, to XC’s auditors and the audit committee of the XC Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (“Internal Controls”) which would be reasonably expected to adversely affect XC’s ability to record, process, summarize and report financial data in any material respect and (B) any fraud or bona fide allegation of fraud, whether or not material, that involves management or other employees who have a significant role in XC’s Internal Controls.

(d) Since January 1, 2013, XC (i) has not identified any significant deficiencies or material weaknesses in its Internal Controls which would be reasonably expected to adversely affect XC’s ability to record, process, summarize and report financial data in any material respect, (ii) has not been made aware of any fraud or bona fide allegation of fraud, whether or not material, that involves management or other employees who have a significant role in XC’s Internal Controls, and (iii) XC has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of XC or its internal accounting controls, including any material complaint, allegation, assertion or claim that XC has engaged in questionable accounting or auditing practices. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them by the Public Company Accounting Oversight Board.

Section 2.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of XC included or incorporated by reference in XC SEC Documents, as of their respective dates of filing with the SEC:

(a) have been prepared from, are in accordance with, and accurately reflect the books and records of XC and its consolidated Subsidiaries in all material respects,

(b) have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or, with respect to unaudited interim financial statements, for adjustments that are not material in amount or nature and are permitted by the Instructions to Form 10-Q or other rules and regulations of the SEC), and

(c) fairly present in all material respects the consolidated financial condition of XC and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, with respect to unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes).

Section 2.09 Disclosure Documents.

(a) Assuming the truth and accuracy of the representations and warranties made by FH and FX in the Transaction Documents, each document required to be filed by XC with the SEC or required to be distributed or otherwise disseminated to XC’s shareholders in connection with the Transactions (collectively, the “XC Disclosure Documents”), including the proxy statement relating to the XC Shareholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) Assuming the truth and accuracy of the representations and warranties made by FH and FX in the Transaction Documents, none of the information to be included or incorporated by reference in the XC Disclosure Documents, at the time of the filing thereof or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

(c) Notwithstanding the foregoing, XC makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of FH, FX or any their respective Subsidiaries for inclusion or incorporation by reference in the XC Disclosure Documents.

Section 2.10 Absence of Certain Changes.

(a) Since the XC Balance Sheet Date, except for the execution and performance of this Agreement and the other Transaction Documents and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement or the other Transaction Documents, the business of XC and its Subsidiaries has been conducted in the ordinary course and there has not been any event, occurrence, development, condition or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

(b) From the XC Balance Sheet Date until the date hereof, there has not been any action taken by XC or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the SA Closing without FH’s consent, would constitute a breach of any of the following clauses of Section 4.01(b): (ii), (iii), (vii), (x), (xi), (xii), (xiii), (xv), (xvi), (xvii), (xviii), (xix) and (xx).

Section 2.11 No Undisclosed Material Liabilities. There are no liabilities of XC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed and provided for in the XC Balance Sheet or in the notes thereto,

(b) liabilities incurred in the ordinary course of business since the XC Balance Sheet Date,

(c) liabilities contemplated by this Agreement or otherwise incurred in connection with the Transactions and

(d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

Section 2.12 Compliance with Laws; Permits.

(a) XC and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance in all material respects with, and to the knowledge of XC is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable material Law.

(b) XC and its Subsidiaries hold all authorizations, franchises, licenses, permits, certificates, Orders, exemptions, approvals, registrations and clearances from Governmental Authorities necessary for XC and each of its Subsidiaries to lawfully own, lease and operate its properties and assets, and to carry on and lawfully operate its businesses as currently conducted (the “XC Permits”), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole.

(c) XC and each Key XC Subsidiary is in compliance with the terms of the XC Permits, and all of the XC Permits are valid and in full force and effect, except for such noncompliance, invalidity or failure to be in full force and effect that is not and would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole.

(d) Since January 1, 2015, neither XC nor any of the Key XC Subsidiaries has received any written notice that any Governmental Authority has commenced, or, to the knowledge of XC, threatened to initiate, any Action to revoke, cancel or terminate any material XC Permit.

Section 2.13 Litigation. As of the date hereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect, there is no Action pending against, or, to the knowledge of XC, threatened against or affecting, XC or any of its Subsidiaries or any past or present executive officer, director or employee of XC or any Subsidiary of XC before (or, in the case of threatened Actions, that would be before) any Governmental Authority or arbitrator for which XC or any of its Subsidiaries may be liable or any of their assets may be bound. Neither XC nor any of its Subsidiaries is subject to, and none of their respective assets are bound by, any outstanding Order or arbitration ruling, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

Section 2.14 Properties.

(a) XC or one of its Subsidiaries has title to, or valid leasehold interests in, all real, personal and non-real property and assets reflected on the XC Balance Sheet or acquired after the XC Balance Sheet Date, free and clear of Liens other than Permitted Liens, except for property or assets as have been disposed of since the XC Balance Sheet Date in the ordinary course of business or as has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect.

(b) All of the material real property owned or leased by XC or one of its Subsidiaries is in all material respects in good repair and condition, ordinary wear and tear excepted, as necessary to the operation by XC or its Subsidiaries of their businesses thereat and is sufficient for the uses in which such property is presently employed.

(c) As of the date of this Agreement, neither XC nor any of its Subsidiaries has, since January 1, 2015, received notice of the existence of any outstanding or pending taking or condemnation by any Governmental Authority, and, to the knowledge of XC, there is no such taking or condemnation threatened by any Governmental Authority, in each case with respect to the material real property owned or leased by XC or one of its Subsidiaries.

(d) This Section 2.14 does not apply to matters arising under or relating to Intellectual Property Rights, which are addressed instead in Section 2.15.

Section 2.15 Intellectual Property.

(a) Section 2.15(a) of the XC Disclosure Letter contains an accurate and complete list of all material Patents and Trademarks contained in the Registered XC Intellectual Property as of January 18, 2018 (other than unpublished patent applications), specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, the record owner(s) thereof and the applicable registration or application number.

(b) XC or its Subsidiaries is the sole and exclusive owner of each item of Registered XC Intellectual Property set forth in Section 2.15(a) of the XC Disclosure Letter (other than any such item that is not material), and, each such registration and application is (i) with respect to Patents, subsisting and enforceable, was prosecuted in good faith, and to the knowledge of XC, valid, and (ii) with respect to all other items of Registered XC Intellectual Property set forth in Section 2.15(a) of the XC Disclosure Letter, valid, subsisting and enforceable, and was prosecuted in good faith.

(c) To the knowledge of XC, the Registered XC Intellectual Property is free and clear of all Liens other than any Permitted Liens.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect or as set forth on Section 2.15(d) of the XC Disclosure Letter, to the knowledge of XC, as of the date of this Agreement, (i) the conduct of the business of XC and its Subsidiaries as currently conducted as of the date hereof does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party, (ii) neither XC nor any of its Subsidiaries has received any written complaint, claim, demand or notice that is pending or unresolved alleging any material infringement, misappropriation or other violation of any Intellectual Property Rights of any Third Party (or suggesting or inviting XC or its Subsidiaries to take a license) or challenging or seeking to deny the rights of XC or any of its Subsidiaries in any of the XC Intellectual Property owned by XC or any of its Subsidiaries and (iii) there are no Orders restricting the rights of XC or any of its Subsidiaries with respect to any of the XC Intellectual Property owned by XC or any of its Subsidiaries. Except for any Material Contracts set forth on Section 2.20 of the XC Disclosure Letter, neither XC nor any of its Subsidiaries is a party to any material Contract that, as a result of the Transactions, will result in FH or its Affiliates granting to any Third Party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, FH or its Subsidiaries.

(e) As of the date of this Agreement, to the knowledge of XC, there is no infringement, misappropriation or other violation by any Third Party of any XC Intellectual Property owned by XC or its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect. Neither XC nor any of its Subsidiaries has in the past two (2) years brought any Action alleging a material infringement, misappropriation or other violation of XC Intellectual Property owned by XC or its Subsidiaries.

(f) XC and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of material Trade Secrets of XC and its Subsidiaries.

Section 2.16 Taxes.

(a) Each of XC and each of its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid all material Taxes due and payable other than such Taxes that are being contested in good faith by XC or its Subsidiaries and that are accrued in accordance with GAAP.

(b) There are no material U.S. federal, state, local or non-U.S. audits or examinations of any Tax Return or Taxes of XC or its Subsidiaries pending and neither XC nor any Subsidiary has received written notice of any such audit or examination. There is no material Tax deficiency or adjustment outstanding, assessed or proposed in writing against or with respect to XC or any of its Subsidiaries.

(c) There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against XC or any of its Subsidiaries.

(d) Except for that certain Tax Matters Agreement, by and between XC and Conduent Incorporated, dated as of December 30, 2016, neither XC nor any of its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between XC and/or any of its Subsidiaries, (ii) will terminate as of the SA Closing without requiring any further material payments to be made , (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes or (iv) are Tax allocation, indemnity or warranty provisions contained in commercial contracts the principal subject matter of which is not Taxes.

(e) Neither XC nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(f) There are no Liens for material Taxes upon the assets of XC or any of its Subsidiaries that are not provided for in XC SEC Documents, except for Permitted Liens.

(g) Other than the distribution of all of the shares of capital stock of Conduent Incorporated to XC’s shareholders on January 3, 2017, in the last two (2) years, none of XC or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(h) Neither XC nor any of its Subsidiaries is or has ever been a member of an affiliated group of corporations filing a consolidated, combined or similar Tax Return (other than the group the common parent of which is XC).

(i) No written claim has been made by any Governmental Authority in a jurisdiction in which XC or any of its Subsidiaries does not file Tax Returns that XC or the applicable Subsidiary may be required to file Tax Returns in, or be subject to taxation by, such jurisdiction. Neither XC nor any of its Subsidiaries is a tax resident in any jurisdiction other than its jurisdiction of incorporation.

(j) XC and each of its Subsidiaries have complied with applicable Law relating to the withholding of material Taxes and payment thereof, if applicable, to the appropriate Governmental Authority.

(k) XC is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither XC nor any of its Subsidiaries will be required to include any material item of income in, nor exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any action taken or transaction undertaken prior to the SA Closing, other than actions taken or transactions undertaken in the ordinary course of business.

Section 2.17 Benefits Plans.

(a) Section 2.17 of the XC Disclosure Letter contains a true, complete and correct list identifying each material XC Plan (the “XC Plan List”).

(b) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect, (i) each XC Plan has been maintained, operated, and administered in compliance with its terms and all applicable Law and (ii) all contributions or other amounts payable by XC or any ERISA Affiliate pursuant to each XC Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.

(c) Section 2.17(c) of the XC Disclosure Letter lists each XC Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code and each “defined benefit plan” in all other applicable jurisdictions (each, a “XC Defined Benefit Plan”). Neither XC nor any ERISA Affiliate of XC (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a XC Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or (ii) has any material liability, contingent or otherwise, under Title IV of ERISA.

(d) No XC Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e) Since the XC Balance Sheet Date, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any XC Defined Benefit Plan, or any material change in the manner in which contributions to any XC Defined Benefit Plan are made or the basis on which such contributions are determined, except as required by Law or as set forth in Section 2.17(e) of the XC Disclosure Letter.

(f) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event,

(i) entitle any executive officer employee of XC or any of its Subsidiaries to severance pay or any increase in severance pay, in each case in excess of $250,000 per individual;

(ii) entitle any current or former employee, director, officer, or independent contractor of XC or any of its Subsidiaries to any “single-trigger” change-in-control payment, transaction bonus, or similar payment, in each case in excess of $150,000 per individual,

(iii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such current or former employee, director, officer or independent contractor,

(iv) directly or indirectly cause XC to transfer or set aside any assets to fund payments or any benefits under any XC Plan, or

(v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect, no Action (other than routine claims for benefits) is pending against or involves or, to the knowledge of XC, is threatened against or threatened to involve, any XC Plan or any trusts related thereto before any Governmental Authority. Neither XC nor any Subsidiary of XC is a party to or has any obligation under any XC Plan or otherwise to compensate, gross-up or indemnify any person for excise Taxes payable pursuant to Section 4999 of the Code or for excise Taxes payable pursuant to Section 409A of the Code.

(h) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect, (i) each XC Plan that is maintained primarily for the benefit of employees working outside of the United States (A) is in compliance with the applicable Laws relating to such plans in the jurisdictions in which such XC Plan is present or operates and, to the extent relevant, the United States and (B) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, to the knowledge of XC, based upon reasonable actuarial assumptions and (ii) as of the date of this Agreement, there is no pending or, to the knowledge of XC, threatened Action relating to any XC Plan which is maintained primarily for the benefit of employees working outside of the United States.

(i) In relation to the United Kingdom, save in relation to the relevant XC Defined Benefit Plans, neither XC nor any of its Subsidiaries have in the six years prior to the date of this Agreement been “associated” or “connected” with an “employer” (within the meaning of Sections 38 - 51 of the Pensions Act 2004) of an “occupational pension scheme” which is not a

“money purchase scheme” (as such terms are defined in the Pension Schemes Act 1993), except as would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole. To the knowledge of XC, there are no facts or circumstances likely to give rise to the issuance of a “contribution notice”, “financial support direction” or “restoration order” (within the meaning of the Pensions Act 2004) in which XC or any of its Subsidiaries have been named.

(j) No employee or officer, and no former employee or officer, of a Subsidiary of XC in the United Kingdom has any material right (whether actual or contingent) to retirement benefits that are not old age, invalidity or survivor benefits arising as a result of a transfer of their employment to the Subsidiary of XC in the United Kingdom under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), or the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).

Section 2.18 Employee and Labor Matters. Neither XC nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor-related agreement with any labor union, labor organization or works council (whether domestic or multi-jurisdictional); neither XC nor any Subsidiary of XC has established any such works council or other employee representative body, or, to the knowledge of XC, received a request to establish any such works council or other employee representative body; and no employees of XC or any of its Subsidiaries are represented by any such labor union or other labor organization. To the knowledge of XC, there are no current campaigns or other union organizing activities to authorize representation by any such labor union or labor organization with respect to any employees of XC or any of its Subsidiaries. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect, there are no current or, to the knowledge of XC, threatened labor strikes, slowdowns, work stoppages, lockouts or any similar activity or dispute affecting XC or any of its Subsidiaries.

Section 2.19 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually in the aggregate, material to XC and its Subsidiaries, taken as a whole, to the knowledge of XC, (i) no Release or threatened Release of any Hazardous Material has occurred, or is occurring, at, on, under, from or to any property or facility currently or formerly owned, operated or leased by any of XC or its Subsidiaries, and (ii) no Hazardous Material is present in, on, under or about, or migrating to or from any such property or facility that, in the case of either (i) or (ii), could reasonably be expected to give rise to any Environmental Claim.

(b) XC has obtained and owns or possesses all material permits, licenses and approvals issued, granted, given or otherwise made available by or under the authority of any Governmental Authority that are required under Environmental Laws to conduct its business as it is presently conducted (collectively, the “Environmental Permits”). The operations of XC and its Subsidiaries are, and since January 1, 2015 have been, in material compliance with all Environmental Laws. XC is in compliance with all such Environmental Permits, and all such Environmental Permits are in full force and effect, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole.

Section 2.20 Material Contracts.

(a) XC has made available to FH a true and complete copy (or written summary of all material terms) of each Material Contract in force on the date hereof and listed each such Material Contract on Section 2.20 of the XC Disclosure Letter.

(b) For purposes of this Agreement “Material Contract” means any Contract to which XC or any of its Subsidiaries is a party to or by which XC, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by XC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act,

(ii) contains any non-compete or exclusivity provision or otherwise limits the freedom of XC, any of its Subsidiaries, or, to the knowledge of XC, FH or FX or any of their respective Subsidiaries after the Closing Date, to compete in any line of business or sell, supply, acquire, obtain or distribute any product or service, in each case, in any geographic area in a respect or to a degree that is material, other than any Contract that can be terminated (including such restrictive provisions) by XC or any of its Subsidiaries on ninety (90) (or fewer) days’ notice without payment by XC or any of its Subsidiaries of any material penalty, premium or other amount payable thereunder as a result of such termination and not in respect of amounts accrued but unpaid prior to such termination,

(iii) contains any “most favored nation” pricing provisions binding XC, any of its Subsidiaries, or, to the knowledge of XC, FH or FX or any of their respective Subsidiaries after the Closing Date, in a Contract with any Third Party, in a respect or to a degree that is material, other than any Contract that can be terminated (including such provision) by XC or any of its Subsidiaries on ninety (90) (or fewer) days’ notice without payment by XC or any of its Subsidiaries of any material penalty, premium or other amount payable thereunder as a result of such termination and not in respect of amounts accrued but unpaid prior to such termination,

(iv) is or relates to the Organizational Documents of any partnership, joint venture or similar arrangement to the extent such partnership, joint venture or similar arrangement is material to XC and its Subsidiaries, taken as a whole,

(v) (A) requires or provides for capital expenditures (or series of capital expenditures) by XC or any of its Subsidiaries in an amount in excess of $25 million individually or (B) requires or specifically provides for any annual payments or receipts by XC or any of its Subsidiaries in an amount in excess of $25 million, in each case other than (x) any Contract entered into in the ordinary course of business or (y) any Contract that can be terminated by XC or any of its Subsidiaries on ninety (90) (or fewer) days’ notice without payment by XC or any of its Subsidiaries of any material penalty or premium,

(vi) contains an option or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than XC or any of its Subsidiaries or that limits or purports to limit the ability of XC or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses in a respect or to a degree that is material to XC and its Subsidiaries, taken as a whole,

(vii) involves the acquisition or disposition from or to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration in excess of $100 million (other than acquisitions or dispositions (x) of inventory in the ordinary course of business or (y) of capital stock of XC) entered into on or after January 1, 2017 or that contains material “earn-out”, indemnification or other contingent or deferred payment obligations that would reasonably be expected to involve payments by or to XC or any of its Subsidiaries after the date of this Agreement in excess of $100 million (in each case, other than acquisitions or dispositions of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of XC or its Subsidiaries),

(viii) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those among XC and its Subsidiaries) made or entered into outside the ordinary course of business relating to indebtedness in excess of $10 million,

(ix) is with a top five (5) customer of XC and its Subsidiaries, taken as a whole, with respect to aggregate revenue from such customer during the year ended December 31, 2017, pursuant to which XC or its Subsidiaries supply products and/or services to such customer, excluding, purchase orders;

(x) is with a top five (5) supplier of XC and its Subsidiaries, taken as a whole, with respect to aggregate expenditures by XC and its Subsidiaries during the year ended December 31, 2017, pursuant to which XC or its Subsidiaries procure products and/or services from such supplier, excluding, purchase orders;

(xi) is a settlement, conciliation or similar agreement, other than any such agreement that (x) would require XC or any of its Subsidiaries to pay consideration of less than $10 million after the date of this Agreement and (y) is limited only to the payment of money and customary confidentiality agreements,

(xii) expressly limits the ability of XC or any of its Subsidiaries from (A) making distributions or declaring or paying dividends in respect of their capital stock, partnership interests, membership interests or other equity interest, as the case may be, (B) making loans to XC or any of its Subsidiaries or (C) granting Liens on the property of XC or any of its Subsidiaries,

(xiii) constitutes a lease, sublease, license agreement, occupancy agreement or other Contract pursuant to which XC or any of its Subsidiaries leases, subleases or licenses from another Person, or is otherwise granted a right to occupy, any material real property,

(xiv) constitutes or includes a license or non-assertion covenant granted by XC or any of its Subsidiaries to a Third Party with respect to XC Intellectual Property, which license or covenant is material to XC and its Subsidiaries, taken as a whole, excluding “shrink-wrap,” “click-wrap” or similar form end user agreements or licenses or covenants granted to customers in the ordinary course of business,

(xv) constitutes or includes a license or non-assertion covenant granted by a Third Party to XC or any of its Subsidiaries with respect to any Intellectual Property Rights, which license or covenant is material to XC and its Subsidiaries, taken as a whole, excluding commercial off-the-shelf or other non-exclusive software or technology license agreements, or

(xvi) is (x) a written employment agreement or (y) a consulting, independent contractor or non-employee service provider agreement with an individual, in each case that provides for the payment by XC or any of its Subsidiaries of more than $350,000 in any 12-month period;

provided; that, for the avoidance of doubt, “Material Contracts” shall not include any Contract entered into in connection with the Dividend Loan.

(c) Except for breaches, violations or defaults which have not had and would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole:

(i) each of the Material Contracts is valid and binding and in full force and effect and an enforceable obligation of XC or any of its Subsidiaries and, to the knowledge of XC, of the other party or parties thereto, in accordance with its terms,

(ii) XC and each of its Subsidiaries, and, to the knowledge of XC, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, and

(iii) neither XC nor any of its Subsidiaries, nor to the knowledge of XC, any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither XC nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 2.21 Anti-Corruption Compliance Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole:

(a) None of XC, any of its Subsidiaries, any direct or indirect parent of XC when acting on behalf of or in connection with the business of XC or any of its Subsidiaries, any of XC’s or any of its Subsidiaries’ officers or directors or, to the knowledge of XC, any employees or Representatives of XC or any of its Subsidiaries, or any other Person acting on behalf of XC or any of its Subsidiaries (including agents, consultants, distributors, resellers, partners, and any other business intermediaries), have, since January 1, 2015, directly or indirectly, taken any action which would cause them to be in material violation of: (i) applicable Laws enacted in accordance with the principles set out in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (iii) the UK Bribery Act 2010; or (iv) any other applicable anticorruption and/or anti-bribery Laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any Governmental Authority of any jurisdiction applicable to XC or its Subsidiaries (whether by virtue of jurisdiction or organization or conduct of business) in which XC and its Subsidiaries, taken as a whole, conduct material operations (collectively, the “XC Applicable Anticorruption Laws”).

(b) None of XC, any of its Subsidiaries, any direct or indirect parent of XC when acting on behalf of or in connection with the business of XC or any of its Subsidiaries, any of XC’s or any of its Subsidiaries’ officers or directors or, to the knowledge of XC, any employees or Representatives of XC or any of its Subsidiaries, or any other Person acting on behalf of XC or any of its Subsidiaries (including agents, consultants, distributors, resellers, partners, and any other business intermediaries), have, since January 1, 2015, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, commission payment, discount, travel expense, or entertainment) to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist XC in obtaining or retaining business, in each case, in violation of Law: (i) any person who is an agent, Representative, official, officer, director, or employee of any government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization (such as the World Bank Group or United Nations); (iii) any political party or official thereof; (iv) any candidate for political or public office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection (b) collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(c) As of the date of this Agreement, there is no current, pending, or, to the knowledge of XC, threatened charges, proceedings, investigations, audits, or complaints brought by any Governmental Authority against XC or any of its Subsidiaries, or any of XC’s or its Subsidiaries’ directors or officers or, to the knowledge of XC, any agent, employee or Affiliate of XC or any of its Subsidiaries with respect to any XC Applicable Anticorruption Laws.

(d) XC and its Subsidiaries have established reasonable and adequate internal controls and procedures intended to ensure compliance with XC Applicable Anticorruption Laws, including a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with XC’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets.

(e) The books, records and accounts of XC and its Subsidiaries have at all times since January 1, 2015 accurately and fairly reflected, in reasonable detail and in all material respects, the transactions and dispositions of their respective funds and assets. Since January 1, 2015 there have not been any false or fictitious entries made in the books, records or accounts of XC or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither XC nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(f) None of XC, any of its Subsidiaries, any direct or indirect parent of XC when acting on behalf of or in connection with the business of XC or any of its Subsidiaries, any of XC’s or any of its Subsidiaries’ officers or directors or, to the knowledge of XC, any employees or Representatives of XC or any of its Subsidiaries, or any other Person acting on behalf of XC or any of its Subsidiaries (including agents, consultants, distributors, resellers, partners, and any other business intermediaries), have, directly or indirectly, offered, paid, promised to pay, authorized a payment of, nor solicited, accepted, or agreed to accept any money or other thing of value (including any fee, gift, sample, commission payment, discount, travel expense, or entertainment) to or from any person for the purpose of influencing any act or decision or otherwise engaged in commercial bribery, fraud, corruption kickback or other unlawful or improper means of obtaining or retaining business, in each case, in violation of Law.

Section 2.22 Export Control and National Security.

(a) XC has established internal controls and procedures intended to ensure compliance with (i) all applicable U.S. import and export Laws (including those Laws under the authority of the U.S. Departments of Commerce (Bureau of Industry and Security (“BIS”)) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 112, 120-130; and Treasury (Office of Foreign Assets Control (“OFAC”)) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Laws outside the United States (collectively, “Export Control Laws”).

(b) Neither XC nor any of its Subsidiaries has, since January 1, 2015, engaged in, nor is XC or any Subsidiary currently engaging in or pursuing, any business, directly or indirectly, with (i) any country or territory that is (or was since January 1, 2015) the target of comprehensive sanctions imposed by the United Nations, the United States, Japan, the European Union, the United Kingdom, or Canada (namely, Iran, Cuba, North Korea, Syria, Sudan, or Crimea) or (ii) with any person appearing on a sanctioned party list issued by the United Nations, the United States, Japan, the European Union, the United Kingdom, or Canada, or, to the knowledge of XC or any Subsidiary, owned or controlled by such a Person.

(c) Section 2.22(c) of the XC Disclosure Letter sets forth a true and complete list, as of the date of this Agreement (i) of each material export license and pending export license applications applicable to XC, and (ii) the applicable export control classification number under the Export Administration Regulations and if applicable, the ITAR category, for XC’s hardware, software, and technology and the basis for such classification.

(d) None of XC nor any Affiliate have or is developing any products, software or technology subject to the ITAR. XC has established internal controls and procedures intended to ensure compliance with all applicable Export Control Laws.

(e) XC has conducted its operations in material compliance with all national security obligations including those specified in the National Industrial Security Program Operating Manual DoD 5220.22-M (“NISPOM”), or any other requirements to adequately safeguard classified information that are required by the facility security clearances of XC. XC has established internal controls, policies and procedures intended to ensure compliance with the NISPOM and other applicable national security regulatory requirements.

Section 2.23 Data Protection Compliance Matters.

(a) Each of XC and the Key XC Subsidiaries has complied in all material respects with its Privacy Policy and all applicable Data Protection Laws.

(b) To the knowledge of XC, there has been no unauthorized access to, or unauthorized or illegal use, disclosure, or modification of Personal Data or any other material confidential or sensitive information maintained by or on behalf of XC or its Subsidiaries, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole. There is no Action pending against, or, to the knowledge of XC, threatened against, XC or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) any Governmental Authority with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession or other processing or security of any Personal Data by XC or any of its Subsidiaries, that, if determined or resolved adversely is reasonably expected to be, either individually or in the aggregate, material to XC and its Subsidiaries, taken as a whole, and, to the knowledge of XC, there is no reasonable basis for any such Action.

Section 2.24 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by XC or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of XC and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons of a similar size and engaged in similar businesses, except for any such failures to maintain insurance policies that have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect. Each Insurance Policy is in full force and effect and has not been revoked, no notice of cancellation has been given with respect thereto, and all premiums due with respect to all Insurance Policies have been paid, with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a XC Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 2.25 Affiliate Transactions. To the knowledge of XC, since January 1, 2015 through the date hereof, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 2.26 Finders’ Fees. Except as disclosed in Section 2.26 of the XC Disclosure Letter, there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of XC or any of its Subsidiaries who might be entitled to any fee or commission from XC or any of its Subsidiaries in connection with the Transactions.

Section 2.27 Product Warranties; Product Liability; Product Recall.

(a) No product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, XC or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity, express or implied, beyond the applicable standard terms and conditions of sale, lease or service.

(b) From January 1, 2015 until the date of this Agreement, none of XC or any of its Subsidiaries has been required to pay direct, incidental or consequential damages in excess of $1 million to any Person in connection with any claims for defective products or service.

(c) XC has no material liability or obligation for personal injuries, replacement or other damages in connection with the manufacture, sale, lease or delivery of any product or service rendered prior to the SA Closing. There are no pending or, to the knowledge of XC, threatened material claims against XC for injury to person or property of employees or any third parties suffered, as a result of any product manufactured, sold, or delivered by, or service rendered by or on behalf of XC, including claims arising out of the alleged defective or unsafe nature of such products or services.

(d) None of the products designed, manufactured, sold, leased or delivered by XC or any of its Subsidiaries have been subject to, or are subject to, any material voluntary recall or any recall mandated by any Governmental Authority or similar material product corrective action in connection with any actual or alleged product defect, and none of XC or its Subsidiaries have any plans to initiate any such recall or action.

Section 2.28 Takeover Statutes. XC and the XC Board have taken all action necessary or appropriate to exempt the Transactions from the operation of any Takeover Statutes.

Section 2.29 Sufficiency of Assets . The assets owned or leased by XC and each of its Subsidiaries constitute all of the material assets used in connection with the business of XC and each of its Subsidiaries. Such assets constitute all of the assets necessary for XC and each of its Subsidiaries to continue to conduct its business following the SA Closing as it is currently being conducted in all material respects.

Section 2.30 Independent Investigation. XC acknowledges and agrees (a) that, except for the specific representations and warranties of FH contained in Article 3 of this Agreement (which to the extent provided for in this Agreement include and are subject to the FH Disclosure Letter) or Article 2 or Article 3 of the Redemption Agreement (which to the extent provided for in the Redemption Agreement include and are subject to the FH Disclosure Letter (as defined in the Redemption Agreement) and the FX Disclosure Letter (as defined in the Redemption Agreement), as applicable), none of FH, its Subsidiaries or Affiliates and their respective shareholders, controlling Persons and Representatives makes or has made (and XC has not relied on) any representation or warranty, either express or implied, written or oral, with respect to FH or its Subsidiaries or Affiliates and their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement or the Redemption Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by FH, supplemental information or other materials or information with respect to any of the above) or otherwise made available to XC or any of its Affiliates, shareholders or Representatives, and (b) that, to the fullest extent permitted by applicable Law, none of FH, its Affiliates or Subsidiaries, shareholders or Representatives shall have any liability or responsibility whatsoever to XC, its Affiliates or their Subsidiaries, shareholders or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to XC, its Affiliates or any of their respective Subsidiaries, shareholders or Representatives, except as and only to the extent expressly set forth in this Agreement and except for liability or responsibility for fraud. XC has not relied on any fairness opinion issued by any financial advisor to FH in respect of the Transactions.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF FH

Except as (X) set forth in any document required to be filed by FH with the TSE, including any amendments or supplements thereto, that is publicly available in English at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), or (Y) disclosed in the FH Disclosure Letter in accordance with Section 8.05, FH represents and warrants to XC, that:

Section 3.01 Corporate Existence and Power. FH is duly incorporated and validly existing under the Laws of Japan. FH has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.02 Corporate Authorization. The execution, delivery and performance by FH of this Agreement and the consummation by FH of the Transactions are within the corporate powers of FH and have been duly authorized by all necessary corporate action of FH. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of FH, enforceable against FH in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The board of directors of FH has adopted resolutions approving the execution, delivery and performance by FH of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. FH has duly executed this Agreement and on the Closing Date each of FH and its Subsidiaries will have duly executed and delivered the applicable Transaction Documents to which it will be a party.

Section 3.03 Governmental Authorization. Except as set forth in Section 3.03 of the FH disclosure Letter, the execution, delivery and performance by FH of this Agreement and the consummation by FH of the Transactions require no action or approval by, or filing with, any Governmental Authority, other than:

(a) filings required under, and compliance with any other applicable requirements of, the Antitrust Laws,

(b) (i) the filing of a joint voluntary notice to CFIUS pursuant to 31 Code of Federal Regulations Sections 800.401-402; (ii) notices to DSS and DOE pursuant to the NISPOM, and (iii) notices to DDTC pursuant to the ITAR,

(c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other state or federal securities laws and the rules and regulations of NYSE,

(d) compliance with any applicable requirements of the TSE,

(e) compliance with any applicable requirements of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), and

(f) any actions, approvals or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a FH Material Adverse Effect.

Section 3.04 Noncontravention. The execution, delivery and performance by FH of this Agreement and the consummation by FH of the Transactions do not and will not:

(a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of FH,

(b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable Law or any Order binding on FH or any of FH’s Subsidiaries,

(c) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default or breach under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which FH or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon FH or any of its Subsidiaries or by which any of their respective properties or assets is bound or affected, in each case, with or without notice or lapse of time, or both, or

(d) result in the creation or imposition of any Lien on any asset of FH or any of its Subsidiaries,

with only such exceptions, in the case of clauses (b), (c) and (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a FH Material Adverse Effect.

Section 3.05 Filings.

(a) FH has filed with the TSE all material reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed by FH since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “FH TSE Filings”).

(b) As of its filing date (and as of the date of any amendment), each FH TSE Filing complied, and each FH TSE Filing filed subsequent to the date hereof and prior to the earlier of the Closing Date and the date of the termination of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Listing Regulations of the TSE, as the case may be.

Section 3.06 Compliance with Laws. FH and each of its material Subsidiaries is, and since January 1, 2015, has been in compliance with, and to the knowledge of FH is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a FH Material Adverse Effect.

Section 3.07 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of FH or any of its Affiliates for inclusion or incorporation by reference in any XC Disclosure Document, including the Proxy Statement, or in connection with any financing by XC or any of its Subsidiaries in connection with the Transactions, will, at the time of the filing thereof or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, FH makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of XC or any Affiliates thereof for inclusion or incorporation by reference in the XC Disclosure Documents.

Section 3.08 Finders’ Fees. Except for Morgan Stanley / Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., whose fees will be paid by FH, there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of FH who might be entitled to any fee or commission in connection with the Transactions, and FH has not taken any action that could cause XC to be liable for any such fees or commissions.

Section 3.09 Litigation. Except for matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a FH Material Adverse Effect, as of the date hereof, there is no Action against, or, to the knowledge of FH, threatened against or affecting, FH or any of its Subsidiaries or any executive officer or director of FH or any

Subsidiary of FH before (or, in the case of threatened Actions, that would be before) any Governmental Authority or arbitrator. Neither FH nor any of its Subsidiaries is subject to any outstanding Order or arbitration ruling, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a FH Material Adverse Effect.

Section 3.10 Ownership of Shares. Neither FH nor any of its Affiliates beneficially owns any shares of capital stock of XC as of the date hereof. At no time for the prior five (5) years has FH or any of its Affiliates been an “interested shareholder” of XC under § 912 of the NYBCL.

Section 3.11 Financing. At the SA Closing, FH will have sufficient cash or other sources of immediately available funds to enable it to purchase all of the Subscribed Shares and to pay all related fees and expenses payable by FH and FX in connection with the Transactions and there will be no restrictions on the use of such cash for any such purpose.

Section 3.12 Vote Required. No vote or consent of the holders of any of the outstanding shares of capital stock of FH is necessary to approve this Agreement or the Transactions.

Section 3.13 Trademarks. There is no Action pending against, or, to the knowledge of FH, threatened against, FH or any of its Subsidiaries before (or, in the case of threatened Actions, would be before) any Governmental Authority that challenges any of FH’s or its Subsidiaries’ rights in or to the “FUJI” and “FUJIFILM” trademarks, that, if determined or resolved adversely is reasonably expected to be, either individually or in the aggregate, material to FH or any of its material Subsidiaries.

Section 3.14 Anti-Corruption Compliance Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a FH Material Adverse Effect:

(a) None of FH, any of its Subsidiaries, any direct or indirect parent of FH when acting on behalf of or in connection with the business of FH or any of its Subsidiaries, any of FH’s or any of its Subsidiaries’ officers or directors or, to the knowledge of FH, any employees or Representatives of FH or any of its Subsidiaries, or any other Person acting on behalf of FH or any of its Subsidiaries (including agents, consultants, distributors, resellers, partners, and any other business intermediaries), have, since January 1, 2015, directly or indirectly, taken any action which would cause them to be in material violation of: (i) Article 18 of the Unfair Competition Prevention Act of Japan (Act No. 47 of 1993, as amended); (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (iii) the UK Bribery Act 2010, or (iv) any other applicable anticorruption and/or anti-bribery Laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any Governmental Authority of any jurisdiction applicable to FH or its Subsidiaries (whether by virtue of jurisdiction or organization or conduct of business) in which FH and its Subsidiaries, taken as a whole, conduct material operations (collectively, the “FH Applicable Anticorruption Laws”).

(b) None of FH, any of its Subsidiaries, any direct or indirect parent of FH when acting on behalf of or in connection with the business of FH or any of its Subsidiaries, any of FH’s or any of its Subsidiaries’ officers or directors or, to the knowledge of FH, any employees or Representatives of FH or any of its Subsidiaries, or any other Person acting on behalf of FH or any of its Subsidiaries (including agents, consultants, distributors, resellers, partners, and any other business intermediaries), have, since January 1, 2015, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, commission payment, discount, travel expense, or entertainment) to any Government Officials (or any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official) for the purpose of influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist FH in obtaining or retaining business, in each case, in violation of Law.

(c) As of the date of this Agreement, there is no current, pending, or, to the knowledge of FH, threatened charges, proceedings, investigations, audits, or complaints brought by any Governmental Authority against FH or any of its Subsidiaries, or any of FH’s or its Subsidiaries’ directors or officers or, to the knowledge of FH, any agent, employee or Affiliate of FH or any of its Subsidiaries with respect to any FH Applicable Anticorruption Laws.

(d) FH and its Subsidiaries have established reasonable and adequate internal controls and procedures intended to ensure compliance with FH Applicable Anticorruption Laws, including a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with FH’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets.

(e) The books, records and accounts of FH and its Subsidiaries have at all times since January 1, 2015 accurately and fairly reflected, in reasonable detail and in all material respects, the transactions and dispositions of their respective funds and assets. Since January 1, 2015 there have not been any false or fictitious entries made in the books, records or accounts of FH or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither FH nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(f) None of FH, any of its Subsidiaries, any direct or indirect parent of FH when acting on behalf of or in connection with the business of FH or any of its Subsidiaries, any of FH’s or any of its Subsidiaries’ officers or directors or, to the knowledge of FH, any employees Representatives of FH or any of its Subsidiaries, or any other Person acting on behalf of FH or any of its Subsidiaries (including agents, consultants, distributors, resellers, partners, and any other business intermediaries), have, directly or indirectly, offered, paid, promised to pay, authorized a payment of, nor solicited, accepted, or agreed to accept any money or other thing of value (including any fee, gift, sample, commission payment, discount, travel expense, or entertainment) to or from any person for the purpose of influencing any act or decision or otherwise engaged in commercial bribery, fraud, corruption kickback or other unlawful or improper means of obtaining or retaining business, in each case, in violation of Law.

Section 3.15 Investment Representations.

(a) FH is acquiring the Subscribed Shares for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of U.S. federal securities Laws or any applicable state securities Laws.

(b) FH is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c) FH understands that (i) the Subscribed Shares will not be registered under the Securities Act, or any applicable state securities laws, and will be issued in reliance on exemptions from the registration requirements under the Securities Act and state securities laws, and may not be reoffered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws, and (ii) the certificates that will be issued upon the issuance of such Subscribed Shares will contain a legend noting the necessity for compliance with state and federal securities laws in substantially the form set forth in Section 3.16.

Section 3.16 Legend. Each certificate representing any Subscribed Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.”

Section 3.17 Related Party Contracts; Specified Contracts.

(a) Section 3.17(a) of the FH Disclosure Letter sets forth a true and complete list of each material Related Party Contract. Since January 1, 2015, there has been no material payment between FX or any of its Subsidiaries or any of their respective Related Parties, on the one hand, and FH or any of its Affiliates or any of their respective Related Parties (other than FX and its Subsidiaries), on the other hand, other than any such payment made pursuant to any Related Party Contracts set forth on Section 3.17(a)(i) of the FH Disclosure Letter, true and complete copies of which have been made available to XC prior to the date of this Agreement. As of the SA Closing, none of FX or any of its Subsidiaries shall have any outstanding material liabilities owed to FH or any of its Affiliates or any of their respective Related Parties (other than FX and its Subsidiaries) other than pursuant to any Related Party Contract set forth on Section 3.17(a)(i) of the FH Disclosure Letter or pursuant to any Related Party Contracts entered into after the date of this Agreement as set forth in Section 3.17(a)(ii) of the FH Disclosure Letter.

(b) Other than as set forth in Section 3.17(b) of the FH Disclosure Letter, neither FH nor any of its Affiliates (other than FX and its Subsidiaries) is party to a Contract that:

(i) contains any non-compete or exclusivity provision or otherwise limits the freedom of FH or any of its Affiliates to compete in any line of business currently conducted by XC or any of its Subsidiaries, or to sell, supply, acquire, obtain or distribute any product or service currently within the scope of the business conducted by XC or any of its Subsidiaries , in each case, in any geographic area in respect or to a degree that would bind or purport to bind XC or any of its Affiliates from and after the RA Closing or the SA Closing in a manner or to a degree that would be material to XC and its Subsidiaries, taken as a whole;

(ii) contains any “most favored nation” pricing provisions that would bind or purport to bind XC or any of its Affiliates from and after the RA Closing or the SA Closing in a manner or to a degree that would be material to XC and its Subsidiaries, taken as a whole; or

(iii) (x) would otherwise bind, obligate or restrict, or purport to bind, obligate or restrict, XC or any of its Affiliates, or any of their respective assets, in any fashion or (y) grants to any Third Party any right to, or with respect to, any material Intellectual Property Rights owned by XC or any of its Subsidiaries by virtue of XC and its Affiliates becoming Affiliates of FH or any of its Affiliates upon the SA Closing, in each case in a manner or to a degree that would be material to XC and its Subsidiaries, taken as a whole.

Section 3.18 Contributed Shares. Upon completion of the SA Closing in accordance with the terms of this Agreement, good and marketable title to the Contributed Shares will be transferred to XC, free and clear of all Liens (other than any Liens arising under any applicable securities Laws), and as a result XC will indirectly own 100% of all outstanding FX Securities (as defined in the Redemption Agreement).

Section 3.19 Independent Investigation. FH acknowledges and agrees (a) that, except for the specific representations and warranties of XC contained in Article 2 (which to the extent provided for in this Agreement include and are subject to the XC Disclosure Letter and the XC SEC Documents), none of XC, its Subsidiaries or Affiliates and their respective shareholders, controlling Persons and Representatives makes or has made (and FH has not relied on) any representation or warranty, either express or implied, written or oral, with respect to XC or its Subsidiaries or Affiliates and their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement or the Redemption Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by XC, supplemental information or other materials or information with respect to any of the above) or otherwise made available to FH or any of its Affiliates, shareholders or Representatives, and (b) that, to the fullest extent permitted by applicable Law, none of XC, its Affiliates or Subsidiaries, shareholders or Representatives shall have any liability or responsibility whatsoever to FH, its Affiliates or their Subsidiaries, shareholders or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to FH, its Affiliates or any of their respective Subsidiaries, shareholders or Representatives, except as and only to the extent expressly set forth in this Agreement and except for liability or responsibility for fraud. FH has not relied on any fairness opinion issued by any financial advisor to XC in respect of the Transactions.

ARTICLE 4.

CERTAIN COVENANTS OF XC

Section 4.01 Conduct of XC.

(a) Except (x) as required by Law, Order or otherwise by any Governmental Authority, (y) as expressly contemplated, required or otherwise expressly permitted by any Transaction Document or (z) as set forth in Section 4.01 of the XC Disclosure Letter, from the date hereof until the SA Closing (or such earlier date on which this Agreement is terminated pursuant to Article 7), unless FH otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), XC shall, and shall cause each of its Subsidiaries, to:

(i) conduct its business in all material respects in the ordinary course; and

(ii) use its commercially reasonable efforts to:

(A) preserve intact its business organizations and relationships and goodwill with material customers, suppliers, distributors, licensors and licensees with whom XC or any of its Subsidiaries have significant business relationships;

(B) maintain the employment of its present officers and key employees identified in Section 4.01(a)(ii)(B) of the XC Disclosure Letter (provided, that XC shall not be obligated to increase the compensation of, or make any other payments to, such officers and key employees;);

(C) maintain and keep material properties and assets: (X) in good repair and condition, subject to ordinary course wear and tear; and (Y) insured in accordance with the Insurance Policies described in Section 2.24; and

(D) maintain in effect all material XC Permits necessary to the current operation of the business of XC or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing and in furtherance thereof, except (x) as required by Law, Order or otherwise by any Governmental Authority, (y) as expressly contemplated, required or otherwise expressly permitted by any Transaction Document or (z) as set forth in Section 4.01 of the XC Disclosure Letter, from the date hereof until the SA Closing (or such earlier date on which this Agreement is terminated pursuant to Article 7), unless FH otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), XC shall not and shall not permit any of its Subsidiaries to:

(i) amend its Organizational Documents (whether by merger, consolidation or otherwise), other than (A) immaterial amendments with respect to Key XC Subsidiaries; or (B) amendments with respect to Subsidiaries that are not Key XC Subsidiaries;

(ii) merge or consolidate XC or any of its Subsidiaries with any other Person (except for any such transactions between or among XC and any wholly owned Subsidiaries of XC, in which XC is the surviving entity), or restructure, reorganize or completely or partially liquidate its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business, other than:(A) acquisitions pursuant to Contracts in effect as of the date of this Agreement; (B) acquisitions not in excess of $15 million individually or $200million in the aggregate; provided that prior notice to FH shall be required for acquisitions in excess of $10 million individually or $30 million in the aggregate; and (C) redemptions of any shares of Series B Preferred Stock in accordance with the Organizational Documents.

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of XC or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than

(A) issuances or transfers by a wholly owned Subsidiary of XC to XC or another wholly owned Subsidiary,

(B) pursuant to (x) the exercise of XC Stock Options, (y) the vesting or settlement of XC Awards or (z) pursuant to the settlement of XC Awards in order to satisfy Tax withholding obligations,

(C) in connection with the conversion of any shares of Series B Preferred Stock in accordance with the Organizational Documents of XC;

(D) issuances or grants of XC Awards under XC Stock Plans in the ordinary course of business; provided that, in the case of this clause (D), the aggregate value of the shares of capital stock of XC or any of its Subsidiaries covered by all such issuances or grants shall not exceed the amount set forth on Section 4.01(b)(iv)(D) of the XC Disclosure Letter; and

(E) issuances, grants, “equitable adjustments”, or adjustments to conversion rates to the extent required or made in connection with the payment of the Special Dividend or the occurrence of the SA Closing.

(v) create or incur any Lien (other than a Permitted Lien) material to XC or any Key XC Subsidiary, except in the ordinary course of business or in connection with the Dividend Loan;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than XC or any direct or indirect wholly owned Subsidiary of XC) in excess of $10 million in the aggregate, except in connection with financing of receivables in the ordinary course of business;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for:

(A) regular quarterly cash dividends with customary record and payment dates on the Common Stock not in excess of the amount (on an annualized basis) per share set forth on Section 4.01(b)(vii)(A) of the XC Disclosure Letter;

(B) the Special Dividend;

(C) dividends paid by any direct or indirect wholly owned Subsidiary to XC or to any other direct or indirect wholly owned Subsidiary); or

(D) dividends paid to holders of shares of Series B Preferred Stock in accordance with the Organizational Documents of XC;

(viii) enter into any agreement with respect to the voting of its capital stock, except for proxies solicited in connection with any annual or special meeting of XC’s shareholders;

(ix) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than:

(A) transactions among XC and its wholly owned Subsidiaries or among XC’s wholly owned Subsidiaries;

(B) repurchases of shares of Common Stock in the ordinary course of business (including as to volume) at then prevailing market prices pursuant to XC’s share repurchase program as in effect from time to time;

(C) redemptions of any shares of Series B Preferred Stock in accordance with the Organizational Documents of XC; or

(D) acquisitions, or deemed acquisitions, of shares of Common Stock in connection with (x) the payment of the exercise price of XC Stock Options with shares of Common Stock including in connection with “net exercises”) and (y) required Tax withholding in connection with the exercise of XC Stock Options or and the vesting or settlement of XC Awards;

(x) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of XC or any of its Subsidiaries, except for indebtedness for borrowed money

(A) that does not exceed $25 million, individually, and $50M, in aggregate; provided that prior notice to FH shall be required for indebtedness for borrowed money exceeding $10 million individually,

(B) that is in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced,

(C) that consists of guarantees incurred in compliance with this Section 4.01(b) by XC of indebtedness of wholly owned Subsidiaries of XC,

(D) among XC and its wholly owned Subsidiaries or among XC’s wholly owned Subsidiaries or

(E) incurred in connection with the Dividend Loan;

(xi) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those as may be contemplated by the plan described in Section 4.01(b)(xi) of the XC Disclosure Letter or (B) any capital expenditures not to exceed $10 million individually or $150 million in the aggregate during any 12-month period; provided that prior notice to FH shall be required for capital expenditures exceeding $30 million in the aggregate during any 12-month period ;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP after the date of this Agreement;

(xiii) except with respect to shareholder litigation related to the Transactions, which is the subject of Section 5.08, settle any Action for an amount in excess of the applicable amount set forth on Section 4.01(b)(xiii) of the XC Disclosure Letter, provided that such settlement is limited only to the payment of money and customary confidentiality agreements;

(xiv) enter into, amend, waive or terminate any Material Contract (or Contract that would have been a Material Contract had it been entered into prior to this Agreement), or cancel, modify or waive any debts or claims held by it or waive any material rights, in each case, except in the ordinary course of business or in accordance with Section 4.03;

(xv) except in the ordinary course of business or as otherwise required by Law, make, change or revoke any material Tax election, file any material amendment to any material Tax Return, adopt or change any material accounting method in respect of Taxes, change any material Tax accounting period, enter into any Tax allocation, Tax sharing or Tax indemnity agreement other than agreements entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes, enter into any closing agreement or other agreements with any Governmental Authority with respect to a material amount of Taxes, settle or compromise any Action in respect of a material amount of Taxes, apply for or enter into any ruling with respect to Taxes or surrender any right to claim a material Tax refund;

(xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, disclaim, dedicate to the public, allow to lapse or expire (including by failing to take required actions or make required payments) or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of XC or its Subsidiaries, including capital stock of any of its Subsidiaries, except

(A) in connection with services provided in the ordinary course of business and sales of obsolete assets;

(B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $30 million individually or $100 million in the aggregate; provided that prior notice to FH shall be required for dispositions of assets with fair market value in excess of $10 million individually or $30 million in the aggregate;

(C) pursuant to Contracts in effect prior to the date of this Agreement or entered into in the ordinary course of business following the date of this Agreement; or

(D) sales, leases, licenses or other dispositions of inventory in the ordinary course of business;

(xvii) except as required pursuant to any XC Plan, as required by applicable Law or in the ordinary course of business,

(A) grant or provide any severance, retention, change in control, bonus or termination payments or benefits to any Worker, except for payments or benefits in the ordinary course of business,

(B) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to any Worker, except for increases or payments in the ordinary course of business,

(C) establish, adopt, amend or terminate any material XC Plan or amend the terms of any outstanding equity-based awards other than in the ordinary course of business and that do not materially increase the cost to XC, in the aggregate, of maintaining such XC Plan,

(D) take any action to amend, waive or accelerate the performance or the criteria of vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any XC Plan, to the extent not already provided in any such XC Plan,

(E) change any actuarial or other assumptions used to calculate funding obligations with respect to any XC Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by changes in GAAP or regulations governing plan funding pursuant to Internal Revenue Code sections 412 and 430 relative to U.S. defined benefit plans after the date of this Agreement,

(xviii) enter into any collective bargaining agreement or other labor agreement with a union, labor organization or works council except if (A) it does not result in a material increased cost to XC or (B) it relates to the renewal of any expiring or soon-to-be expiring agreement on substantially similar terms; provided, that, for the avoidance of doubt, any consultation or negotiation with any such union, labor organization or works counsel shall be permitted;

(xix) other than transactions among XC and its wholly owned Subsidiaries or among XC’s wholly owned Subsidiaries, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of any material real properties of XC or its Subsidiaries, outside the ordinary course of business; or

(xx) agree, authorize or commit to do any of the foregoing.

Section 4.02 Access to Information.

(a) From and after the date hereof until the SA Closing, subject to applicable Law, XC shall:

(i) provide to FH, its counsel, financial advisors, auditors and other authorized Representatives, upon reasonable prior notice, reasonable access during normal business hours to the properties, books and records of XC and its Subsidiaries,

(ii) furnish to FH, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information concerning XC and its Subsidiaries as such Persons may reasonably request and

(iii) instruct the employees, counsel, financial advisors, auditors and other authorized Representatives of XC and its Subsidiaries to cooperate with FH in the matters described in clauses (i) and (ii) above.

(b) Any investigation pursuant to this Section 4.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of XC and its Subsidiaries.

(c) Nothing in this Section 4.02 shall require XC to provide any access, or to disclose any information if XC reasonably determines that such access or disclosure would (i) violate applicable Law (including Antitrust Laws and Data Protection Laws) or any confidentiality obligation of XC owed to any Third Party under a confidentiality agreement or similar agreement or otherwise expose XC or any of its Subsidiaries to risk of liability for disclosure of sensitive or personal information; or (ii) jeopardize the protection of any attorney-client privilege, attorney work product protection or other legal privilege to the extent such privilege or protection cannot be protected by XC through exercise of its commercially reasonable efforts; provided, that XC shall (A) use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such Law or confidentiality obligations, as applicable and (B) notify FH that XC has reasonably determined that such access or disclosure is not being provided, along with reasonable detail of the facts giving rise to such notification (to the extent disclosure of such information would not otherwise be subject to the first clause of this Section 4.02(c)).

Section 4.03 Non-Solicitation.

(a) From the date of this Agreement until the SA Closing or, if earlier, the termination of this Agreement in accordance with its terms, except as permitted by the following provisions of this Section 4.03, XC shall not, nor shall XC permit any of its Subsidiaries to, and XC shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal,

(ii) participate or engage in any discussions (other than to state that XC is not permitted to have discussions under this Agreement, or to clarify the terms of any inquiry or submission), or negotiations with, or disclose or provide any non-public information or data relating to XC or any of its Subsidiaries or afford access to the properties, assets, books or records or employees of XC or any of its Subsidiaries to, any Person or “group” (as defined under Section 13(d) of the Exchange Act) in connection with any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or

(iii) agree, propose or announce its intention to do any of the foregoing.

Subject to Section 4.03(b), XC:

(x) shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with Third Parties that may be ongoing as of the date hereof with respect to an actual or potential Acquisition Proposal (including, if applicable, by terminating access to any data room maintained in connection therewith),

(y) shall not amend, terminate, waive or fail to enforce any provisions of any confidentiality or similar agreement to which it or any of its Subsidiaries is a party with respect to any actual or potential Acquisition Proposal, except if the XC Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to violate its fiduciary duties to XC’s shareholders under applicable Law, and

(z) shall promptly request, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any Third Party with respect to an actual or potential Acquisition Proposal and, if applicable under the terms of such confidentiality agreement, the confirmation of such return or destruction by such Third Party.

(b) Notwithstanding anything to the contrary contained in Section 4.03(a), if:

(i) XC, any of its Subsidiaries or any of their respective Representative receives an unsolicited bona fide written Acquisition Proposal from a Third Party,

(ii) XC has not materially breached its obligations under this Section, and

(iii) the XC Board determines in good faith, after consultation with its financial advisors and outside legal counsel (such consultation, “Consultation”), that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then, subject to its giving FH prompt (and in any event, within two (2) Business Days after receipt of such Acquisition Proposal) written notice (which notice shall identify the Third Party making such Acquisition Proposal (except to the extent prohibited by the terms of any confidentiality agreement entered into prior to the date hereof) and shall contain a complete copy thereof, or, if not in writing, a written description of the material terms thereof) XC may, at any time prior to obtaining the Applicable Shareholder Approvals, disclose and provide information (including non-public information and data) with respect to XC and its Subsidiaries to the Third Party making such Acquisition Proposal, and engage in discussions or negotiations with such Third Party regarding such Acquisition Proposal; provided, that XC

(x) shall not, nor shall XC permit any of its Subsidiaries to, and XC shall use its reasonable best efforts to cause its and their respective Representatives not to, disclose any non-public information to such Third Party without first having entered into an Acceptable Confidentiality Agreement with such Third Party and

(y) shall promptly provide to FH any material non-public information provided to such Third Party which was not previously provided to FH.

(c) In addition to any other prior notice obligations contained in this Section 4.03, from and after the date of this Agreement, if XC, any Subsidiary of XC or any Representative receives from any Third Party

(i) any Acquisition Proposal or any written indication that would reasonably be expected to result in an Acquisition Proposal,

(ii) any request for non-public information relating to XC or any of its Subsidiaries related to any Acquisition Proposal or

(iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal,

then XC shall promptly (and in any event, within two (2) Business Days) notify FH in writing of the identity of such Third Party and provide FH with a complete copy of such Acquisition Proposal, indication, inquiry or request or, if not in writing, a written description of the material terms thereof, and shall keep FH reasonably informed (orally and, if requested by FH, in writing) on a reasonably current basis of the nature, status and material terms of any such Acquisition Proposal, indication, inquiry or request (including the withdrawal or rejection thereof and any material amendments thereto).

(d) Subject to the following sentence, neither the XC Board nor any committee thereof shall:

(A) fail to include in the Proxy Statement, or withdraw or modify, in any manner adverse to FH, the XC Recommendation,

(B) if any Acquisition Proposal is structured as a tender or exchange offer, fail to recommend against acceptance of such tender or exchange offer by XC’s shareholders within 10 Business Days of the commencement of such tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act,

(C) endorse, recommend, approve, accept or adopt any Acquisition Proposal,

(D) agree, publicly propose or announce its intention to do any of the foregoing (any of the foregoing (A) through (D), a “Change in XC Recommendation”) or

(E) execute, enter into, approve or accept any letter of intent, agreement in principle, or agreement (other than an Acceptable Confidentiality Agreement) related to any Acquisition Proposal (an “Acquisition Agreement”).

Notwithstanding anything to the contrary in the previous sentence or otherwise in this Agreement, prior to the receipt of the Applicable Shareholder Approvals, if XC has not materially breached its obligations under this Section, then:

(i) in connection with a written Acquisition Proposal (that has not been withdrawn) that the XC Board determines in good faith, after Consultation, constitutes a Superior Proposal, the XC Board may effect a Change in XC Recommendation, and XC may also terminate this Agreement pursuant to Section 7.01(d), if

(X) XC provides to FH a written notice (a “Notice of Recommendation Change”) detailing the material terms and conditions of such Superior Proposal and including copies of the most current versions of the material definitive agreements (including, if applicable, debt and equity financing commitments or a description of the material terms thereof) relating to such Superior Proposal and, except to the extent prohibited by the terms of any confidentiality agreement entered into prior to the date hereof, identifying the Person or group making such Superior Proposal (which notice shall be deemed not to be, in and of itself, a Change in XC Recommendation),

(Y) if timely requested by FH, XC negotiates in good faith regarding any changes to the terms of this Agreement proposed by FH until the sixth (6th) Business Day following receipt of the Notice of Recommendation Change such that the Acquisition Proposal that constituted a Superior Proposal ceases to constitute a Superior Proposal (it being agreed that any amendment to a material term of such Acquisition Proposal shall require a new Notice of Recommendation Change and an additional period of three (3) Business Days from the date of such new Notice of Recommendation Change), and

(Z) at the end of the applicable period the XC Board determines, after Consultation and considering in good faith any counter-offer made by FH, that the applicable Acquisition Proposal continues to constitute a Superior Proposal, or

(ii) in response to a material fact, event, occurrence, change or development (other than in connection with an Acquisition Proposal) that on the date hereof was neither known to nor reasonably foreseeable by the XC Board (or, if known, the consequences of which were not known, or reasonably foreseeable by the XC Board) (an “Intervening Event”), effect a Change in XC Recommendation if:

(X) XC provides to FH a Notice of Recommendation Change reasonably detailing the Intervening Event,

(Y) if timely requested by FH, XC negotiates in good faith regarding any changes to the terms of this Agreement proposed by FH until the sixth (6th) Business Day following receipt of the Notice of Recommendation Change such that the failure to effect a Change in XC Recommendation ceases to be reasonably likely to violate the XC Board’s fiduciary duties to XC’s shareholders under applicable law (it being agreed that any material development or additional information obtained with respect to such Intervening Event shall require a new Notice of Recommendation Change and an additional period of three (3) Business Days from the date of such new Notice of Recommendation Change), and

(Z) at the end of the applicable period the XC Board determines, after Consultation and considering in good faith any counter-offer made by FH, that the failure to effect a Change in XC Recommendation in light of such Intervening Event would be reasonably likely to violate its fiduciary duties to XC’s shareholders under applicable Law.

(e) Nothing in this Section or elsewhere in this Agreement shall prohibit XC from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication (or any similar communications to its shareholders), or (iii) making any disclosure to the shareholders of XC that is required by applicable Law and any such action will be deemed not to constitute a Change in XC Recommendation.

(f) Except in connection with a Superior Proposal to be entered into, XC shall not take any action to make the provisions of any Takeover Statute inapplicable to the transactions contemplated by an Acquisition Proposal.

(g) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means (x) a confidentiality agreement that contains terms that are no less favorable, in the aggregate, to XC, than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement (A) shall not be required to contain standstill provisions, (B) shall not provide for an exclusive right to negotiate with XC, and (C) shall not restrict XC from complying with the provisions of this Section 4.03, or (y) any confidentiality agreement entered into prior to the date of this Agreement.

(ii) “Acquisition Proposal” means any proposal or offer (including any proposal or offer from or to XC’s shareholders) from any person or group other than FH relating to any direct or indirect sale or other disposition, in a single transaction or series of related transactions, of 15% or more of the fair market value of the consolidated assets or revenue of XC and its Subsidiaries, taken as a whole (whether by disposition of assets or equity securities), any purchase or sale of, or the commencement of any tender or exchange offer that if consummated would result in any person or group beneficially owning, 15% or more of any class of equity securities of XC (or of the surviving entity in a merger or the direct or indirect parent of such surviving entity), or any merger, consolidation, business combination, reorganization, reclassification, recapitalization, liquidation, dissolution or other similar transaction involving XC or any Subsidiaries whose businesses constitute 15% or more of the consolidated assets or revenue of XC and its Subsidiaries, taken as a whole, (other than any such transactions expressly permitted by this Agreement).

(iii) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (with all references to “15%” therein deemed to be references to “50%” for purposes of this definition) made by a Third Party that the XC Board determines, after Consultation, (A) is more favorable, from a financial point of view, to XC’s shareholders than the transactions contemplated by this Agreement, (B) is reasonably likely to be consummated within a reasonable period of time in accordance with its terms, taking into account all relevant factors, and (C) if the XC Board determines that financing from a source other than such Third Party or any of its Affiliates is required to consummate such transaction, such required financing is fully committed.

ARTICLE 5.

CERTAIN COVENANTS OF FH AND XC

Section 5.01 General Efforts, Cooperation, and Notices of Certain Events.

(a) General Efforts. Subject to the terms and conditions of this Agreement (and other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, waivers, registrations, permits, authorizations and other confirmations relating to Antitrust Laws and obtaining CFIUS Approval, which are dealt with in Section 5.02 below), each of XC and FH shall cooperate with one another and use its reasonable best efforts (including, in the case of FH, by causing FX to use its reasonable best efforts) (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to cause the conditions to the RA Closing and the SA Closing to be satisfied as promptly as practicable and to consummate the Transactions as promptly as practicable, including:

(i) the making of all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and the taking of all steps as may be necessary, including convening any prerequisite meetings of bodies of XC, to obtain a required approval, consent, registration, waiver, permit, authorization, Order or other confirmation from, or to avoid an Action by, any Governmental Authority or any other Third Party,

(ii) the taking of actions to provide required notices, and obtain required consents or waivers, including in respect of any applicable Material Contracts,

(iii) except with respect to shareholder litigation related to the Transactions, which is the subject of Section 5.08, the defending of any Actions challenging this Agreement or any other Transaction Documents or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed,

(iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the other Transaction Documents, and

(v) publicly supporting this Agreement, the Redemption Agreement and the Transactions, subject to Section 4.03.

(b) Cooperation. Subject to the terms and conditions of this Agreement, and subject to all applicable privileges, including the attorney-client privilege, XC and FH shall cooperate with one another (including, in the case of FH, by causing FX to cooperate):

(i) in connection with the preparation of the XC Disclosure Documents,

(ii) the making of any filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and the taking of any steps as may be necessary, to obtain a required approval, consent, registration, waiver, permit, authorization, order or other confirmation from, or to avoid an Action by, any Governmental Authority or any other Third Party,

(iii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required,

(iv) in determining whether any actions, consents, approvals, waivers or registrations are reasonably necessary, proper or advisable in respect of other Third Parties in connection with the consummation of the Transactions and

(v) in taking such actions or making any such filings, furnishing information required in connection therewith or with the XC Disclosure Documents, and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Communications with Governmental Authorities. If FH or XC (or any of their respective Subsidiaries) receives a request for additional information from any Governmental Authority that is related to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request. Prior to delivery of such response, to the extent practicable, such party shall provide the other party with a reasonable opportunity to review and comment on such response. No party shall participate in any substantive meeting, or engage in any material substantive conversation, with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Each party shall use its reasonable best efforts to supply, and use their respective reasonable best efforts to cause their respective Affiliates to supply, as promptly as practicable any additional information and documentary material that may be requested pursuant to the foregoing.

(d) Notices of Certain Events. Each of XC and FH shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting XC or any of its Subsidiaries or FH and any of its Subsidiaries (including FX), as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; and

(iii) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions to the obligations of any party hereto or FX set forth in Section 7.02(a) (Representations and Warranties of XC), Section 7.03(a) (Representations and Warranties Regarding FH) or Section 7.03(b) (Representations and Warranties Regarding FX) of the Redemption Agreement not to be satisfied;

(iv) any material failure of that party to comply with any covenant or agreement to be complied with by it hereunder that could reasonably be expected to cause any of the conditions to the obligations of that party set forth in Section 7.02(b) (Performance by XC) or Section 7.03(c) (Performance by FH and FX) of the Redemption Agreement not to be satisfied; and

(v) any written notice or other communication from, or given by any party or any of its Affiliates (including, in the case of FH, FX) to, any Governmental Authority or private Person in connection with the Transactions;

provided, that the delivery of any notice pursuant to this Section 5.01(d) shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.02 HSR and other Antitrust Matters; CFIUS Approval.

(a) XC and FH shall (and FH shall cause FX to):

(i) Prepare and file a Notification and Report Form pursuant to the HSR Act and any other any filing(s) deemed reasonably necessary in respect of the Transactions under the Antitrust Laws set forth in Section 5.02(a)(i) of the FH Disclosure Letter, in each case, as promptly as reasonably practicable following signing of this Agreement;

(ii) Respond to, and comply as promptly as reasonably practicable with, any request for additional information or documentary material from any Governmental Authority regarding the filing(s) made or investigation pursuant to the Antitrust Laws;

(iii) Promptly notify each other of any substantive communication from any Governmental Authority concerning the filing(s) made or investigation pursuant to the Antitrust Laws; and

(iv) Promptly provide substantive correspondence and communications received from any Governmental Authority in connection with filing(s) made or investigation pursuant to the Antitrust Laws concerning the Transactions contemplated by this Agreement to the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants.

(b) As promptly as reasonably practicable after the date of this Agreement:

(i) The parties shall prepare and file a draft joint voluntary notice to CFIUS, and will promptly provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during such pre-filing consultation period, at the end of which the parties will prepare and file with CFIUS a final joint voluntary notice;

(ii) The parties shall submit to DSS and DOE, notification of the Transaction pursuant to the NISPOM and any other applicable national or industrial security regulations, and submit and request approval under any foreign ownership, control or influence (“FOCI”) related requirements and similar requirements or where any FOCI may, in the opinion of any Governmental Authority, adversely impact security requirements, and obtain DSS and DOE approval pursuant to such requirements; and

(iii) XC, in consultation with FH, shall prepare and file with DDTC a notice as required under the ITAR, 22 CFR§ 122.4(b), with respect to the Transactions.

Each of the parties shall (and FH shall cause FX to) use its best efforts to respond to, and comply with, as promptly as reasonably practicable, any inquiries and requests for additional information or documentary material from any Governmental Authority in connection with the foregoing.

(c) Without limiting the generality of Section 5.02(a) or Section 5.02(b), FH and XC shall, and FH shall cause FX to promptly use reasonable best efforts to secure or otherwise obtain the CFIUS Approval and DSS/DOE Approval, and to resolve any objections asserted with respect to the Transactions under any applicable Law raised by CFIUS or any of its member agencies, DSS, DOE or DDTC), in order to prevent the entry or issuance of, any Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, including on behalf of itself and its Affiliates (including, in the case of FH, FX) entering into any mitigation agreement with CFIUS as may be required; provided, that, for the avoidance of doubt, with respect to FH and its Subsidiaries (including FX and its Subsidiaries), such actions shall also include agreeing, on behalf of itself and its Subsidiaries, at its or their sole cost and expense, to any action, condition or restriction required by CFIUS or any of its member agencies, DSS, DOE or DDTC in connection with the CFIUS Approval or the DSS/DOE Approval (including entering into any mitigation agreement as may be required) in order to receive the CFIUS Approval and the DSS/DOE Approval; provided, however, that in no event shall anything in this Agreement require, or be construed to require, XC, FH, or any of their respective Affiliates to take, or agree to take, any action or actions that would individually or collectively result or would be reasonably expected to result in a material adverse effect on the business, results of operations, assets or financial condition of (i) XC and its Subsidiaries, taken as a whole, (ii) FH and its Subsidiaries (other than XC and its Subsidiaries), taken as a whole, or (iii) FX and its Subsidiaries, taken as a whole. In the event during the CFIUS review or investigation period CFIUS offers the parties an opportunity to withdraw and resubmit the CFIUS notice, either party shall agree to such withdrawal and refiling if requested to do so by the other party; provided, that each party may only so request the other party to so withdraw and refile once, such request to be made not less than six (6) months prior to the SA End Date.

(d) Without limiting the generality of Section 5.02(a) or Section 5.02(b), FH and XC shall, and FH shall cause FX to promptly use reasonable best efforts to secure or otherwise obtain all requisite approvals, clearances and authorizations for the Transactions under the HSR Act or any other Antitrust Law raised by any Governmental Authority, in order to prevent the entry or issuance of, any Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, including, on behalf of itself and its Affiliates (including, in the case of FH, FX), (i) restructuring, selling, divesting, holding separate, or disposing of assets or businesses contemporaneously with or subsequent to the RA Closing or the SA Closing, or committing to take such actions, (ii) terminating existing relationships, contractual rights or obligations, (iii) terminating any joint venture or other arrangement or (iv) creating any relationship, contractual right, condition, restriction or obligation, including agreeing to change or modify any course of conduct regarding their respective future operations or otherwise taking actions that would limit their respective freedom of action with respect to, or ability to retain, any of their particular assets or categories of assets or businesses (or, in each case, entering into agreements or stipulating to the entry of any Order by, or filing appropriate applications with any Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to XC, by FH; consenting to such action by XC (including any consents required under this Agreement with respect to such action )); provided, however, that in no event shall anything in this Agreement require, or be construed to require, XC, FH, or any of their respective Affiliates to take, or agree to take, any action or actions that individually or collectively would result or would reasonably be expected to result in a material adverse effect on the business, results of operations, assets or financial condition of (x) XC and its Subsidiaries, taken as a whole, (y) FH and its Subsidiaries (other than XC and its Subsidiaries), taken as a whole, or (z) FX and its Subsidiaries, taken as a whole.

(e) FH and XC shall (and FH shall cause FX to) respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions and FH, XC and any of their respective Affiliates shall not (and FH shall cause FX not to) take any action with the intention to, or that could reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act, the obtaining of approval (or materially increase the risk of not obtaining) under any other Antitrust Law or of any Governmental Authority or the obtaining of CFIUS Approval. Neither XC nor FH shall (including, in the case of FH, by causing FX not to) (A) consent to any voluntary extension of any deadline or waiting period under applicable Law or to any voluntary delay of the consummation of the Transactions or (B) withdraw any filings, notices, petitions, statements, registrations, submissions of information, applications or other documents relating to the Transactions, in either case, whether at the behest of any Governmental Authority or otherwise, without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining CFIUS Approval, the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any other Antitrust Laws or approvals from any other Governmental Authorities, unless the effectiveness of such agreement or action is conditioned upon the SA Closing.

(f) XC and FH shall (and FH shall cause FX to), as and to the extent permitted by applicable Law, (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority (including CFIUS (or any of its member agencies), DSS, DOE or DDTC) in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all substantive respects and on a reasonably timely basis of any substantive communication received by such party from, or given by such party to any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly furnish the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with any filing or submission made or investigation or other inquiry concerning the Transactions pursuant to the Antitrust Laws, in connection with obtaining CFIUS Approval or any other approval or consent of a Governmental Authority (including CFIUS (or any of its member agencies), DSS, DOE or DDTC) in connection with the Transactions and (iv) permit the other party to have a reasonable opportunity to review and comment on any filing made with, or written materials submitted to, and consult with each other in advance of any meeting, substantive telephone call or conference with, any third Person or any Governmental Authority in connection with the Transactions; provided that any such information or materials referred to in clauses (i)—(iv) may be redacted (x) to remove references concerning the valuation of XC and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or in appropriate cases due to confidentiality to limit disclosure to outside lawyers and consultants. XC and FH shall not (and FH shall cause FX not to) participate or agree to participate in any meeting or substantive discussion with any Governmental Authority relating to any filing(s) made or investigation pursuant to the HSR Act or other Antitrust Laws concerning the Transactions contemplated by this Agreement or in connection with obtaining CFIUS Approval or any other approval or consent of a Governmental Authority (including CFIUS (or any of its member agencies), DSS, DOE or DDTC) in connection with the Transactions, unless it consults with the other party in advance and invites the other party’s representatives to attend and participate in any in-Person meetings and to participate in any telephone calls, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Authority prohibits such attendance or participation.

Section 5.03 Certain Matters. The parties covenant and agree as set forth on Section 5.03 of the XC Disclosure Letter.

Section 5.04 Proxy Statement; XC Shareholders Meeting.

(a) XC shall prepare, and file with the SEC, as soon as reasonably practicable after the FX Initial Financials and Unaudited 2018Q3 Financials become available, proxy materials relating to the XC Shareholder Meeting in preliminary form, subject to FH’s reasonable cooperation in connection therewith; provided, that, in XC’s sole discretion, XC may also file proxy materials prior to the FX Initial Financials and Unaudited 2018Q3 Financials becoming available. FH shall provide to XC all information concerning FH and FX as may be reasonably required to be included in the Proxy Statement (as defined below) and shall otherwise assist and cooperate with XC in the preparation of the Proxy Statement and the resolution of SEC comments referred to below. As promptly as reasonably practicable following the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the resolution of any comments by the SEC with respect to the preliminary proxy materials, XC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders. XC shall cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form with all applicable SEC requirements. Prior to filing all such proxy materials required to be filed pursuant to this Section 5.04(a), XC shall provide FH and its counsel with a reasonable opportunity to review and comment on each such filing in advance and XC shall consider additions, deletions or changes thereto reasonably proposed by FH and its counsel.

(b) Subject to applicable Law, XC shall notify FH as promptly as reasonably practicable of the receipt of any material comments (written or oral) from the SEC (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply FH with copies of all correspondence between XC or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or other filing. XC shall, to the extent practicable under the circumstances: (i) consult with FH prior to responding to any comments or inquiries by the SEC with respect to any filings related to (or necessary or appropriate to facilitate) the Transactions; (ii) provide FH and its counsel with a reasonable opportunity to review and comment on any such written response in advance; and (iii) consider including in such response comments reasonably proposed by FH and its counsel. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, XC shall promptly inform FH of such occurrence, provide FH and its counsel with a reasonable opportunity to review and comment on any such amendment or supplement in advance, shall consider including in such amendment or supplement comments reasonably proposed by FH and its counsel, and shall cooperate in filing with the SEC and/or mailing (if necessary) to the shareholders of XC, such amendment or supplement.

(c) If at any time prior to receipt of the Applicable Shareholder Approvals, any event relating to XC or any of its Affiliates, officers or directors is discovered by XC that is required to be set forth in a supplement or amendment to the Proxy Statement, XC shall promptly inform FH. If at any time prior to the receipt of the Applicable Shareholder Approvals, any event relating to FH or any of its Affiliates (including FX), or any of their respective officers or directors is discovered by FH that is required to be set forth in a supplement or amendment to the Proxy Statement, FH shall promptly inform XC.

(d) As promptly as reasonably practicable following the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the resolution of any comments to the preliminary proxy materials by the SEC, XC shall duly call and give notice of, and thereafter convene and hold, a meeting of XC’s shareholders in compliance with New York Law, the New York Stock Exchange rules, applicable securities Laws and its certificate of incorporation and bylaws for the purpose of obtaining the Applicable Shareholder Approvals (the “XC Shareholder Meeting”). Except to the extent expressly permitted by Section 4.03, the XC Board shall recommend that XC’s shareholders vote in favor of the Applicable Shareholder Approvals at the XC Shareholder Meeting (the “XC Recommendation”) and XC will use its reasonable best efforts to obtain from its shareholders proxies in favor of the Applicable Shareholder Approvals. XC (i) shall consult with FH regarding the date of the XC Shareholder Meeting (which, subject to the terms of the proviso below relating to postponement and adjournment, shall be held not later than 45 days after the mailing of the Proxy Statement to XC’s shareholders), and (ii) shall not postpone or adjourn the XC Shareholder Meeting without the prior written consent of FH; provided, however, that XC may adjourn or postpone the XC Shareholder Meeting to the extent that (w) XC reasonably believes it may be necessary to ensure XC’s shareholders have adequate time to receive and consider any necessary supplement or amendment to the Proxy Statement, (x) as of the time that the XC Shareholder Meeting is scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the XC Shareholder Meeting, (y) as of the time that the XC Shareholder Meeting is convened, adjournment of the XC Shareholder Meeting is necessary to enable XC to solicit additional proxies in order to obtain sufficient votes in favor of the Applicable Shareholder Approvals or (z) XC believes it reasonably necessary to ensure compliance with applicable Law, including compliance with the fiduciary duties of the XC Board and its members, or in connection with XC or the XC Board taking any of the actions expressly permitted by Section 4.03(b), Section 4.03(d), Section 4.03(e) or Section 4.03(f) in response to an Acquisition Proposal.

(e) XC agrees to provide FH, upon FH’s request, with periodic voting reports concerning the proxy solicitation results promptly following any reasonable request by FH. Unless this Agreement has been terminated in accordance with Article 7, XC’s obligations under this Section shall not be affected by the existence of any Acquisition Proposal (except to the extent expressly provided in this Agreement, including Section 5.02(d)) and XC shall not submit to a vote of its shareholders any Acquisition Proposal or other matter relating thereto.

Section 5.05 FX Financial Statements.

(a) FH shall, and shall cause FX to, exercise its reasonable best efforts to obtain the FX Initial Financials and cause them to be delivered to XC as promptly as practicable following the date of this Agreement, and in any event no later than April 15, 2018.

(b) If SEC Relief is not obtained prior to March 31, 2018, FH shall, and shall cause FX to, exercise its reasonable best efforts to obtain the FX Revised Financials and cause them to be delivered to XC as promptly as practicable following March 31, 2018, and in any event no later than the earlier of (i) five (5) Business Days prior to the Closing Date and (ii) June 30, 2018.

(c) FH shall, and shall cause FX to, exercise its reasonable best efforts to obtain the FX FY2018 Financials, as promptly as practicable following March 31, 2018, and in any event no later than the earlier of (i) five (5) Business Days prior to the Closing Date and (ii) June 30, 2018.

(d) FH shall, and shall cause FX to, exercise its reasonable best efforts to obtain the FX Interim Financials, as promptly as practicable following the end of each fiscal quarter, and in any event no later than forty (40) calendar days thereafter.

(e) XC will bear all costs and expenses of PwC incurred in obtaining the FX Revised Financials, the FX FY2018 Financials, and the FX Interim Financials.

Section 5.06 Public Announcements. Except in connection with any Acquisition Proposal or any Change in XC Recommendation otherwise made in accordance with this Agreement, FH and XC shall, and shall cause their respective Subsidiaries (including, with respect to FH, FX) to, consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association or with respect to any Change in XC Recommendation otherwise made in accordance with this Agreement, shall not, and shall cause their respective Subsidiaries not to, issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent it contains substantially the same information as previously publicly communicated by one or more of the parties.

Section 5.07 Takeover Statutes. If any Takeover Statute becomes applicable to the Transactions, each of XC and FH shall (and FH shall cause FX to), to the extent permitted by applicable Law, use reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to eliminate or minimize the effects of any such restriction on the Transactions.

Section 5.08 Shareholders Litigation. Prior to the SA Closing, (a) XC shall promptly advise FH in writing of any shareholder litigation that is brought or, to the knowledge of XC, threatened in writing, against XC or its directors relating to this Agreement and shall keep FH reasonably informed regarding any such shareholder litigation, (b) XC shall, to the extent reasonably practicable, consult with FH regarding the defense, settlement or prosecution of any such shareholder litigation, and (c) XC shall not consent to the entry of any judgment or enter into any settlement with respect to any such shareholder litigation without the prior written consent of FH (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that XC, with or without the consent of FH, shall be permitted to offer to make or make any payment with respect to such shareholder litigation and to consent to the entry of any judgment or enter into any settlement relating to such shareholder litigation if the terms thereof are reasonably acceptable to FH.

Section 5.09 Director and Officer Liability.

(a) For six (6) years after the SA Closing, XC shall, and FH shall cause XC to, indemnify and hold harmless and provide advancement of expenses to the present (as of the date hereof or any time prior to the SA Closing) and former officers and directors of XC and its Subsidiaries and any individual who is as of the date of this Agreement or commences, prior to the SA Closing, serving at the request of XC or any of its Subsidiaries as a director or officer of another Person (each, an “Indemnified Person”) in respect of (i) acts or omissions occurring at or prior to the SA Closing, (ii) the fact that such Indemnified Person is or was a director or officer, or is or was serving at the request of XC or any of its Subsidiaries as a director or officer of another Person prior to the SA Closing and (iii) the Transaction Documents and the Transactions, in each case to the fullest extent permitted by the NYBCL or any other applicable Law or provided under XC’s or such Subsidiary’s Organizational Documents in effect on the date hereof. Without limiting the foregoing, FH, from and after the SA Closing, shall cause, unless otherwise required by applicable Law, XC’s or such Subsidiary’s Organizational Documents to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in XC’s or such Subsidiary’s Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons.

(b) Prior to the SA Closing, XC may obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of XC’s existing directors’ and officers’ insurance policies (“D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date from an insurance carrier with the same or better credit rating as XC’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in aggregate than the coverage provided under XC’s existing policies. If XC for any reason does not obtain such “tail” insurance policies as of the Closing Date, then XC shall, and FH shall cause XC to, continue to maintain in effect, for a period of at least six (6) years from and after the Closing Date, the D&O Insurance in place as of the date hereof with XC’s current insurance carrier or with an insurance carrier with the same or better credit rating as XC’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in aggregate than the coverage provided under XC’s existing policies as of the date hereof, or XC shall purchase from XC’s current insurance carrier or from an insurance carrier with the same or better credit rating as XC’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are no less favorable in aggregate than as provided in XC’s existing policies as of the date hereof; provided that in no event shall XC be required to expend for such policies pursuant to this Section 5.09(b) an annual premium amount in excess of three hundred percent (300%) of the amount per annum XC paid in its last full fiscal year; provided, further that if the aggregate premiums of such insurance coverage exceed such amount, XC shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the SA Closing, for a cost not exceeding such amount.

(c) The rights of each Indemnified Person under this Section 5.09 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of XC or any of its Subsidiaries, under the NYBCL or any other applicable Law or under any agreement of any Indemnified Person with XC or any of its Subsidiaries. These rights shall survive the SA Closing and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(d) If XC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, XC and FH shall cause proper provision to be made so that the successors and assigns of XC shall assume the applicable obligations of such party set forth in this Section 5.09.

Section 5.10 Repayment of Bank Loan. Following the SA Closing, FH shall exercise its commercially reasonable efforts to cause XC to, and to the extent XC has received proceeds from FH hereunder in the amount outstanding under the RA Loan, XC shall directly or indirectly capitalize FX to the extent of such proceeds and shall cause FX to use such proceeds to repay any amounts outstanding under the RA Loan.

Section 5.11 FH Filings. Prior to filing any document required or permitted to be filed by FH with the TSE that includes disclosure in respect of the Transactions (other than a copy of a public statement or press release issued in accordance with Section 5.06), FH shall provide XC and its counsel with a reasonable opportunity to review and comment on each such filing in advance and FH shall consider additions, deletions or changes thereto reasonably proposed by XC and its counsel.

Section 5.12 Special Dividend. Prior to the RA Closing, XC, subject to applicable Law, shall declare a special dividend to the holders of its Common Stock as of a record date prior to the Closing Date in an amount equal to two billion five hundred million Dollars ($2,500,000,000) in the aggregate, with the actual payment to occur prior to the SA Closing (the “Special Dividend”). For the avoidance of doubt, FH shall not be entitled to receive any portion of the Special Dividend.

Section 5.13 Financing Cooperation.

(a) Prior to the Closing Date, FH shall cause FX and its Subsidiaries and their respective Representatives to provide such reasonable cooperation in connection with any financing by XC or any of its Subsidiaries in connection with the Transactions as may be reasonably requested by XC or its Representatives. Without limiting the generality of the foregoing, FH shall cause FX and its Subsidiaries and their respective Representatives to, upon request, (i) prepare and furnish all financial and other pertinent information regarding FX and its Subsidiaries reasonably requested by XC (including such financial statements, schedules or other financial data relating to FX and its Subsidiaries reasonably requested by XC as may be reasonably necessary to consummate any such financing, including any pro forma financial statements or other information determined by XC to be legally required or customary in connection with any such financing); (ii) use its reasonable best efforts to obtain the consent of its auditor to the use of such auditor’s reports with respect to the financial statements of FX and its Subsidiaries in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (iii) provide direct contact between (x) senior management and advisors, including auditors, of FX and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or XC’s auditors in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) make available the employees and advisors of FX and its Subsidiaries to provide reasonable assistance with XC’s preparation of business projections, financing documents and offer materials; (v) obtain the cooperation and assistance of counsel to FX and its Subsidiaries in providing customary legal opinions and other services; (vi) provide information, documents, authorization letters, opinions and certificates, enter into agreements (including supplemental indentures) and take other actions that are or may be customary in connection with the financing or necessary or desirable to permit XC to fulfill conditions or obligations under the financing documents, provided that such agreements entered into shall be conditioned upon, and shall not take effect until, the RA Closing; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by XC; (viii) use commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of FH, FX and their respective Subsidiaries; (ix) permit XC’s reasonable use of FX’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing (subject to advance review of and consultation with respect to such use); (x) participate in meetings and presentations with prospective lenders and investors, as applicable (including the participation in such meetings of FX’s senior management); (xi) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals; (xii) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed financing (excluding, for the avoidance of doubt, the RA Loan (and not permit any such offering, placement or arrangements to occur on its behalf); and (xiii) furnish XC and any lenders involved with such financing with all documentation and other information required with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations. In addition, FH shall, and shall cause its Subsidiaries and their respective Representatives to, upon request, (i) use commercially reasonable efforts to ensure that the syndication efforts with respect to such financing benefit materially from the existing banking relationships of FH and its Subsidiaries and (ii) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed financing (excluding, for the avoidance of doubt, the RA Loan (and not permit any such offering, placement or arrangements to occur on its behalf).

(b) To the extent reasonably necessary for XC to receive the proceeds of the full amount of the Dividend Loan, (i) FH shall cause FX to use all reasonable best efforts to (A) obtain customary payoff letters from third-party lenders and trustees with respect to the indebtedness of FX and its Subsidiaries specified by XC to FH no later than ten (10) Business Days prior to the RA Closing and (B) deliver or cause to be delivered such payoff letters to XC at the RA Closing, and (ii) at the RA Closing, subject to XC making available necessary funds to do so, FH shall cause FX to use all reasonable best efforts to, and to cause its Subsidiaries to, permanently (x) terminate the credit facilities requested by XC to be so terminated, if and to the extent such facilities are specified by XC to FH no later than ten (10) Business Days prior to the RA Closing, and all related contracts to which FX or any of its Subsidiaries is a party and (y) cause to be released any Liens on its assets relating to such terminated credit facilities.

(c) Notwithstanding anything in this Section 5.13 to the contrary, in fulfilling its obligations pursuant to this Section 5.13, (i) none of FH, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing of XC prior to the RA Closing, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of FX and its Subsidiaries, and (iii) XC shall, promptly upon request by FH, reimburse FX for all reasonable and documented out-of-pocket costs incurred by FX or any of FX’s Subsidiaries in connection with such cooperation. XC shall indemnify and hold harmless FX and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by FH, FX, their respective Subsidiaries or their respective Representatives).

Section 5.14 Intellectual Property Matters.

(a) The parties hereto acknowledge and agree that (i) following the date hereof, FH, FX and XC shall discuss in good faith the branding strategies under which FH, FX and XC and their respective Affiliates will conduct their operations after the SA Closing, (ii) XC, following the SA Closing, shall adopt the name “Fuji Xerox” and the “Fuji Xerox” logo currently used by FX (collectively, the “New Name”) as the worldwide name and logo of XC and its Subsidiaries, (iii) subject to Section 5.14(b), the New Name, together with any Trademarks filed or registered as set forth in this Section 5.14(a) (collectively the “New Marks”), which will be owned by XC, to the extent permitted by applicable Law (provided, that in no event shall the New Marks include the name “FUJIFILM” or the “FUJIFILM” logo separate and apart from the New Name), and (iv) the parties hereto will reasonably cooperate with each other to facilitate the filing, registration and adoption of the New Marks by XC and its Subsidiaries as of the SA Closing. In furtherance of the foregoing, subject to Section 5.14(b), FH irrevocably consents to the foregoing and shall, and shall cause its Affiliates to, from and after the date hereof, reasonably cooperate with and assist XC in connection with the filing, prosecution, registration, maintenance and use of the New Marks, in mutually agreed jurisdictions, including by executing and delivering any and all documents and instruments, and doing any and all further acts, as XC and FH (or their respective designees or agents) may reasonably agree are necessary in connection therewith. Notwithstanding the foregoing, the parties hereto acknowledge and agree that XC may continue to conduct its business outside of the FX Territory after the RA Closing under the Trademarks used by XC as of the Closing Date, including “Xerox”.

(b) If this Agreement is terminated for any reason, the obligations and rights of the parties under Section 5.14(a) shall immediately cease and be of no further effect, and XC shall withdraw and/or abandon, as reasonably directed by FH, the applications and/or registrations for any New Marks filed or registered as set forth in Section 5.14(a).

Section 5.15 FH Standstill. From the date of this Agreement until the SA Closing, FH shall not, and shall not permit any Person acting on behalf of FH to, directly or indirectly, acquire (a) any XC Securities or (b) any derivate contracts or derivative securities that give FH or any Person acting on behalf of FH the economic or voting equivalent of ownership of any XC Securities.

Section 5.16 Conduct of Business of FH. Subject to Section 5.02, until the consummation of the SA Closing, FH shall not, and shall cause its Subsidiaries (including FX) not to, (a) without the prior written consent of XC (such consent not to be unreasonably withheld, conditioned or delayed), enter into any definitive agreement to acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, or other managed care relationship, any Person, if the entering into of such definitive agreement, or the consummation of a transaction, would reasonably be expected to: (i) hinder or delay the obtaining of, or materially increase the risk of not obtaining, any required consents or waivers, in respect of any Third Parties or Governmental Authorities, or the expiration or termination of the waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions or (b) without the prior written consent of XC, become party to any Contract that, if entered into prior to the date of this Agreement, would be required to be disclosed on Section 3.17(b) of the FH Disclosure Letter. Until the earlier of the consummation of the SA Closing or the termination of this Agreement pursuant to Section 7.01, FH shall not, and shall cause its Subsidiaries not to, without the prior written consent of XC, agree to or consummate any sale, pledge, disposition of, transfer or encumbrance of any FX Securities beneficially owned by FH or any of its Affiliates as of the date of this Agreement.

Section 5.17 Other Ancillary Arrangements.

(a) TA Treatment. Subject to the cost-sharing or other arrangements contemplated by Section 5.17(g), the parties shall negotiate in good faith with respect to the termination of, amendment of, or other appropriate action with respect to the Technology Agreement, and entry into a definitive customary intercompany license agreement between XC and FX as a successor to the Technology Agreement.

(b) Services. The parties shall negotiate in good faith regarding the potential services arrangements among the parties and their Affiliates, to be implemented at or after the SA Closing, on mutually agreeable terms; provided, that, in the event the parties do not enter into definitive agreements with respect to services provided by FH or any of its Affiliates (other than FX and its Subsidiaries) to FX or any of its Subsidiaries prior to the SA Closing, such services shall, unless XC otherwise elects, continue to be provided by FH or its applicable Affiliates to FX and its Subsidiaries on terms no less favorable to FX and its Subsidiaries than the terms (i) on which such services were provided prior to the date of this Agreement (subject to cost adjustments for inflation and other changes in the ordinary course of business consistent with past practice) or (ii) available in a comparable transaction with a Third Party on an arms’-length basis at such time, whichever is more favorable to XC, FX and their respective Subsidiaries.

(c) Inkjet. The parties shall negotiate in good faith regarding the licensing, technical support and cooperation between the parties with respect to inkjet related technology and products, on mutually agreeable terms; provided, that neither party shall be obligated to agree to such terms unless and until the parties mutually agree with respect to the matters contemplated by Section 5.17(d).

(d) Corporate Opportunity Waiver. The parties shall negotiate in good faith regarding (i) an amendment to the certificate of incorporation of XC that would add a customary corporate opportunity doctrine waiver and (ii) customary protective provisions and restrictive covenants on FH, in each case on mutually agreeable terms; provided, that neither party shall be obligated to agree to such terms unless and until the parties mutually agree with respect to the matters contemplated by Section 5.17(c).

(e) Amendment or Replacement of Certain Existing XC Contracts. Promptly after the date of this Agreement, XC shall, and shall cause its Affiliates (if applicable) to use reasonable best efforts to negotiate with the counterparties to the agreements set forth in Section 5.17(e) of the XC Disclosure Letter (the “Affiliate Patent Cross Licenses”) and use reasonable best efforts to attempt to execute amendments to, or other agreements in connection with, the Affiliate Patent Cross Licenses in order to exclude or limit the rights granted to the applicable counterparty to Intellectual Property Rights owned by, or licensed to, FH under the terms of the Affiliate Patent Cross Licenses as a result of the Transaction, it being understood that any and all such amendments or other agreements may be conditioned upon the consummation of the SA Closing; provided, that, for the avoidance of doubt, the parties shall discuss in good faith regarding any potential financial liability or obligations that may be appropriate in connection with the foregoing, and in no event shall anything in this Agreement require, or be construed to require, XC or any of its Affiliates (including, following the RA Closing, FX and its Subsidiaries) to incur any such financial liability or obligation without the mutual agreement of the parties. FH shall reasonably cooperate with XC with respect to the negotiations contemplated by this Section 5.17(e).

(f) Secondments. The parties shall negotiate in good faith with respect to secondment arrangements among the parties and their Affiliates, to be implemented at or after the SA Closing, on mutually agreeable terms; provided, that, until the parties enter into definitive agreement(s) respecting secondment arrangements, FH and its applicable Affiliates shall, unless XC otherwise elects, continue to make available secondees to XC, FX and their respective Subsidiaries on terms no less favorable to XC, FX and their respective Subsidiaries than the terms (i) on which secondees were so provided to any such Person prior to the date of this Agreement (subject to changes in the ordinary course of business) or (ii) available in a comparable transaction with a Third Party on an arms’-length basis at such time, whichever is more favorable to XC, FX and their respective Subsidiaries.

(g) Cost-Sharing Arrangements. FH acknowledges and agrees that XC and FX may enter into mutually tax efficient cost-sharing or other similar arrangements after the SA Closing with respect to their respective Intellectual Property Rights, in accordance with applicable Laws. XC and FX shall (and FH shall cause FX to) enter into any agreements, instruments or other documents, as mutually agreed between FH and XC, to implement such cost-sharing or other similar agreements.

(h) Timing. The parties shall use their commercially reasonable efforts to complete the negotiations, and finalize the forms and terms of the definitive agreements, contemplated by this Section 5.17 as soon as practicable following the date of this Agreement.

Section 5.18 Post-Closing Anti-Dilution Rights.

(a) As promptly as practicable following the SA Closing, XC shall adopt a share purchase plan (a “Share Repurchase Program”), under Rule 10b5-1 of the Exchange Act or otherwise, providing for the repurchase of Common Stock in the event of any new issuance, or any reasonably expected new issuance in the next three (3) months from any date of determination, of Common Stock resulting from issuances or grants made after the SA Closing of XC Awards under XC Stock Plans following the SA Closing (each such issuance, a “Dilution Event”). The number of shares of Common Stock repurchased under the Share Repurchase Program upon a Dilution Event will be the lowest whole number sufficient to cause the percentage of issued and outstanding shares of Common Stock beneficially owned by FH after giving effect to (x) the Dilution Event and (y) the completion of any applicable repurchase by XC or any of its Subsidiaries, to represent the same percentage of issued and outstanding shares of Common Stock beneficially owned by FH as of immediately prior to the Dilution Event (without giving effect to any repurchase by XC or any of its Subsidiaries) (FH’s “Existing Interest”).

(b) Notwithstanding Section 5.18(a), following a Dilution Event XC shall (i) suspend the Share Repurchase Program and (ii) issue, subject to applicable Law, the securities trading policies of XC and this Section 5.18, to FH such number of newly-issued shares of Common Stock that is the lowest whole number sufficient to cause the percentage of issued and outstanding shares of Common Stock beneficially owned by FH after giving effect to (x) the Dilution Event and (y) such issuance of Common Stock, to represent FH’s Existing Interest, in each case (i) and (ii) solely if (1) XC is prevented from conducting the required Common Stock repurchases under the Share Repurchase Program under applicable Law or (2) FH reasonably expects (and communicates such expectation to XC in writing) that XC will be unable to complete the acquisitions contemplated by the Share Repurchase Program prior to the first record date following the Dilution Event for the determination of shareholders entitled to notice of or to vote at a meeting of XC shareholders, or for the purpose of determining XC shareholders entitled to receive payment of any dividend or the allotment of any rights. The aggregate price for the Common Stock issued to FH will be the volume weighted average price per share (as published by Bloomberg L.P.), rounded to four decimals, of the Common Stock for the period of twenty (20) consecutive trading days ending on the day immediately preceding the date of issuance, multiplied by the lowest whole number of shares of Common Stock FH would need to acquire through market purchases immediately following the Dilution Event to maintain its Existing Interest.

(c) Prior to the SA Closing, XC and FH shall enter into an escrow arrangement pursuant to which at the SA Closing FH shall be issued an additional number of shares of Common Stock equal to the number of Full Dilution Additional Shares multiplied by the True-Up Percentage (any such shares being “True-Up Shares”) on the terms set forth in this Section 5.18(c) and such additional terms as may be mutually agreed by the parties through good faith discussions. The escrow arrangement shall provide that (i) to the extent any Full Dilution Additional Shares are issued from time to time, there shall be released to FH a number of True-Up Shares equal to the number of such issued Full Dilution Additional Shares multiplied by the True-Up Percentage, (ii) to the extent any Full Dilution Additional Shares may no longer be issued pursuant to the arrangement relating to such Full Dilution Additional Shares that existed at the SA Closing, then there shall be released to XC a number of True-Up Shares equal to the product of such Full Dilution Additional Shares multiplied by the True-Up Percentage and (iii) until released to FH in accordance with the foregoing clause (i), FH shall (A) be prohibited from exercising any voting rights with respect to such shares and (B) upon receipt of payment of any dividend or other similar distribution, repay the amount thereof to XC. Subject to the foregoing, XC and FH shall seek to minimize any adverse effects on either party that may reasonably be expected to arise from any such escrow arrangement. “True-Up Percentage” means the quotient, expressed as a percentage, that is 50.1 divided by 49.9.

Section 5.19 Employee Matters.

(a) Subject to any applicable labor agreements, from the SA Closing until the first anniversary of the SA Closing (the “Continuation Period”), FH shall, and shall cause XC to, provide (i) base salary and annual cash bonus opportunities to each Person who is an employee of XC or any of its Subsidiaries immediately prior to the RA Closing (each, a “Continuing Employee”) that are no less favorable, in each case, than those in effect immediately prior to the SA Closing, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect on the date of this Agreement and (iii) employee benefit plans and arrangements to Continuing Employees that are substantially comparable in the aggregate to those provided to the Continuing Employees immediately prior to the SA Closing, except to the extent such Continuing Employee’s employment with XC or its Subsidiaries is terminated prior to the end of the Continuation Period. In addition, FH shall, and shall cause XC to, provide a 2018 long-term incentive award, subject to XC eligibility guidelines, to each Continuing Employee employed by XC or any of its Subsidiaries at the time annual long-term awards are made generally that is no less favorable than the ordinary course long-term incentive award made by XC or any of its Subsidiaries to such employee for 2017.

(b) Without limiting the generality of Section 5.19(a), from and after the SA Closing, FH shall, and shall cause XC to, honor in accordance with their terms all XC Plans as in effect at the SA Closing, it being understood that the foregoing shall not limit the right of FH and its Subsidiaries to amend any XC Plan in accordance with its terms.

(c) With respect to all employee benefit plans of XC and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes (except as set forth below), including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with XC or any of its Subsidiaries (as well as service with any predecessor employer of XC or any such Subsidiary, to the extent service with the predecessor employer was recognized by the XC or such Subsidiary) shall be treated as service with XC or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) The provisions of this Section 5.19 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.19 (i) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) obligates FH or XC or any of their respective Subsidiaries to retain the employment of any particular employee of XC or any of its Subsidiaries following the SA Closing or (iii) results in any current or former director, employee, consultant or any other individual associated therewith being regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.20 XC Board and Management.

(a) Prior to the SA Closing, FH and XC shall take all action necessary to cause the XC Board, effective as of the SA Closing, to consist of twelve (12) members comprised of (i) seven (7) directors designated in writing by FH not less than five (5) Business Days prior to the SA Closing, one of which shall be the Chief Executive Officer of XC (determined pursuant to Section 5.20(b)) (such directors contemplated by this clause (ii) to be designated as “FH

Directors” on Schedule 3.01(a) of the Shareholders Agreement) and (ii) five (5) directors from among the members of the XC Board as of immediately prior to the SA Closing designated in writing by the XC Board not less than five (5) Business Days prior to the SA Closing and reasonably acceptable to FH (such directors contemplated by this clause (ii) to be designated as “Continuing Directors” on Schedule 3.01(a) of the Shareholders Agreement).

(b) FH and XC shall take all actions necessary to ensure that effective at the SA Closing, the Chief Executive Officer of XC shall continue to serve in such position, to hold office from and after the SA Closing until the earliest of appointment of his or her successor, resignation or removal. In the event that such Chief Executive Officer of XC is unwilling or unable to serve at the SA Closing, the board of directors of FH and the XC Board shall mutually agree upon a replacement prior to the SA Closing; provided, that nothing in this Section 5.20 shall obligate XC to increase the compensation of, or make any other payments to, the Chief Executive Officer of XC.

Section 5.21 Amended Bylaws. Prior to the SA Closing, FH and XC shall take all action necessary to cause the XC Board, effective as of the SA Closing, to adopt the Amended Bylaws as the bylaws of XC.

ARTICLE 6.

CLOSING CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the SA Closing.The respective obligation of each party to this Agreement to effect the SA Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived (if permissible by Law) in writing by each of FH and XC:

(a) Redemption Completed. The Redemption shall have been consummated.

(b) No Injunctions or Restrains; Illegality. No Law or Order of any Governmental Authority of competent jurisdiction in which any of XC, FX or their respective Subsidiaries has substantial operations shall have been enacted, issued, promulgated, enforced or entered after the date of this Agreement enjoining or otherwise prohibiting the completion of the Transactions and no injunction (whether temporary, preliminary or permanent) of any Governmental Authority of competent jurisdiction in which any of XC, FX or their respective Subsidiaries has substantial operations shall be in effect that enjoins or otherwise prohibits completion of the Transactions, and no Law or Order of any Governmental Authority of competent jurisdiction shall be in effect that, in any such case, in relation to the Transactions, imposes (or creates a material risk of the imposition of) criminal sanctions upon any party hereto or any of their respective Subsidiaries, or any director or officer of any of the foregoing.

(c) CFIUS Approval. The CFIUS Approval shall have been obtained.

(d) DSS and DOE Approval. The DSS/DOE Approval shall have been obtained.

ARTICLE 7.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the occurrence of the SA Closing as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of FH and XC;

(b) by either FH or XC, upon written notice to the other party setting forth the basis for such termination, if:

(i) the Subscription has not occurred on or before October 31, 2018 (the “SA End Date”); provided, that if all conditions to this Agreement and the Redemption Agreement have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the RA Closing or the SA Closing, as applicable, are capable of being so satisfied) other than the conditions set forth in Section 6.01(a) (Redemption Completed) or Section 6.01(b) (No Injunctions or Restrains; Illegality) of this Agreement, or Section 7.01(a) (No Injunctions or Restraints; Illegality), Section 7.01(c) (Antitrust Approvals), Section 7.01(d) (CFIUS Approval) or Section 7.01(e) (DSS and DOE Approval) of the Redemption Agreement, and such conditions are reasonably capable of being satisfied, then either FH or XC shall have the right, each in its sole discretion and upon written notice to the other, to extend the SA End Date to April 30, 2019, in which case the SA End Date shall be April 30, 2019;

(ii) any Governmental Authority has issued or enacted any Law or Order or taken any other action (including the failure to have taken an action after the date of this Agreement), which in any such case has become final and non-appealable, that would result in the failure of the condition set forth in Section 6.01(b) (No Injunctions or Restrains; Illegality) or Section 7.01(a) (No Injunctions or Restrains; Illegality) of the Redemption Agreement; or

(iii) the XC Shareholders Meeting (including any adjournments or postponements thereof) has been held and completed and the Applicable Shareholder Approvals have not been obtained thereat;

provided, that the right to extend the SA End Date or the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose (including, in the case of FH with respect to the Redemption Agreement, FX) breach of any provision of this Agreement or the Redemption Agreement is a proximate cause of the failure of any of the conditions set forth in Article 6 of this Agreement or Article 7 of the Redemption Agreement to be satisfied, on or before 5:00 p.m. New York time on the SA End Date (as extended, if applicable);

(c) by FH, upon written notice to XC setting forth the basis for such termination, if:

(i) XC (A) materially and intentionally breaches its obligations under Section 4.03 (Non-Solicitation) resulting in a Third Party making an Acquisition Proposal that is reasonably likely to materially interfere with or delay consummation of the Transactions; provided, that FH shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(c)(i)(A) if FH or FX is then in breach of this Agreement or the Redemption Agreement, which breach is a proximate cause of any of the conditions set forth in Section 7.03(a) (Representations and Warranties of FH), Section 7.03(b) (Representations and Warranties of FX) or Section 7.03(c) (Performance by FH and FX) of the Redemption Agreement not being satisfied or (B) effects a Change in XC Recommendation; provided, further, that FH shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(c)(i) at any time after the Applicable Shareholder Approvals have been obtained; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of XC set forth in this Agreement or the Redemption Agreement has occurred that would cause any of the conditions set forth in Section 7.02(a) (Representations and Warranties of XC) or Section 7.02(b) (Performance by XC) of the Redemption Agreement not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from FH to XC and the SA End Date; provided, that the right to terminate this Agreement under this paragraph shall not be available to FH if FH or FX is then in breach of this Agreement or the Redemption Agreement, respectively, which breach is a proximate cause of any of the conditions set forth in Section 7.03(a) (Representations and Warranties of FH), Section 7.03(b) (Representations and Warranties of FX) or Section 7.03(c) (Performance by FH and FX) of the Redemption Agreement not being satisfied;

(d) by XC, upon written notice to FH setting forth the basis for such termination, if:

(i) at any time prior to the receipt of the Applicable Shareholder Approvals, if XC has not breached in any material respect its obligations under Section 4.03 (Non-Solicitation) and, concurrently with such termination, XC enters into an Acquisition Agreement in accordance with Section 4.03(d)(i); provided, that concurrently with such termination by XC pursuant to this paragraph, XC shall pay to FH the XC Termination Fee in accordance with Section 7.03(b)(iii);

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of FH set forth in this Agreement, or FH or FX set forth in the Redemption Agreement, has occurred that would cause any of the conditions set forth in Section 7.03(a) (Representations and Warranties of FH), Section 7.03(b) (Representations and Warranties of FX) or Section 7.03(c) (Performance by FH and FX) of the Redemption Agreement not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from XC to FH and the SA End Date; provided, that the right to terminate this Agreement under this paragraph shall not be available to XC if XC is then in material breach of this Agreement or the Redemption Agreement, which breach is a proximate cause of any of the conditions set forth in Section 7.02(a) (Representations and Warranties of XC) or Section 7.02(b) (Performance by XC) of the Redemption Agreement not being satisfied;

(iii) the consolidated financial position, results of operations and cash flows of FX and its Subsidiaries reflected in any of the delivered FX Audited Financials deviate, in any material respect, from the consolidated financial position, results of operations and cash flows of FX and its Subsidiaries reflected in the Unaudited Financial Statements; or

(iv) the consolidated financial position, results of operations and cash flows of FX and its Subsidiaries reflected in the delivered FX FY2018 Financials deviate, in any material respect, from the consolidated financial position, results of operations and cash flows of FX and its Subsidiaries reflected in the Unaudited 2018Q3 Financial Statements, except to the extent necessary to record events that occurred after December 31, 2017.

Section 7.02 Effect of Termination; Limited Right to Damages.

(a) In the event of the termination of this Agreement pursuant to Section 7.01 (Termination), this Agreement shall forthwith become void and of no effect, and there shall be no liability under this Agreement on the part of any party hereto or their respective Affiliates (or any shareholder, director, officer, employee, agent, consultant or Representative of any party hereto or their respective Affiliates); provided, that the provisions contemplated by Section 8.02 (Survival) shall survive any such termination; provided, further, that, subject to Section 7.03 (Fees and Expenses), if such termination results from Willful Breach by any party hereto or FX of any of its respective representations, warranties, covenants or agreements herein or in the Redemption Agreement, such party (and, in the case of FX, FH) shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders, including, in the case of XC, the loss of market value or stock price of XC (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party. Upon any such termination, each party hereto shall return or destroy all confidential information of the other party.

(b) In the event the Redemption occurs prior to the termination of this Agreement and this Agreement is subsequently terminated, either party shall have the right to cause the rescission of the transactions effected thereby.

(c) Other than the right to seek losses or damages for a Willful Breach of this Agreement or the Redemption Agreement following a termination of this Agreement resulting from such Willful Breach, both parties waive any right to seek damages arising from a breach of any provision of this Agreement or the Redemption Agreement.

Section 7.03 Fees and Expenses.

(a) Whether or not the Transactions are consummated, except as otherwise set forth in Section 7.02(a) or this Section 7.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expense. For purposes of this

Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the preparation, negotiation, execution and performance of this Agreement, the making or obtaining of any required filings, notices or approvals of any Governmental Authority in connection therewith and all other matters related to the Transactions.

(b) If this Agreement is terminated:

(i) by FH or XC pursuant to Section 7.01(b)(iii), and

(A) an Acquisition Proposal has been publicly announced on or after the date hereof and prior to the date of the XC Shareholders Meeting (including any adjournments or postponements thereof), which Acquisition Proposal is not withdrawn, rescinded, terminated or expired prior to the XC Shareholders Meeting, and

(B) within 12 months after the Termination Date, an Acquisition Proposal is consummated or XC enters into an Acquisition Agreement,

then XC shall pay FH, within five (5) Business Days following the date on which XC enters into such Acquisition Agreement or consummates such Acquisition Proposal, the XC Termination Fee; provided, that for purposes of this subsection, all references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”;

(ii) by FH pursuant to Section 7.01(c)(i), then XC shall pay FH, within three (3) Business Days following such termination, the XC Termination Fee; or

(iii) by XC pursuant to Section 7.01(d)(i), then XC shall pay FH, concurrently with such termination, the XC Termination Fee.

(c) Any payments pursuant to this Section 7.03 shall be paid by wire transfer of immediately available funds to the accounts designated in writing by the payee. Each party acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that, without such agreements, the other party would not enter into this Agreement. Accordingly, if a party fails to promptly pay an amount due pursuant to Section 7.02(a) or this Section 7.03 and, in order to obtain such payment, the other party commences an action that results in a final judgment against such party for such amount or any portion thereof, such party shall pay the other party’s reasonable and documented Expenses in connection therewith, together with interest on the amount of such judgment, from the date such payment was required to be made through the date of payment, at the U.S. Dollar prime rate of interest as reported by The Wall Street Journal in effect on the date of such payment. Each party agrees that the payment of the amounts specified in this Section are liquidated damages and not a penalty, and are a reasonable amount that will compensate the parties for the efforts and resources expended and opportunities foregone while negotiating this Agreement and relying on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d) Notwithstanding anything to the contrary in this Agreement, except as contemplated by Section 7.02, in the event this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of XC to pay the XC Termination Fee and XC has paid such XC Termination Fee, as applicable, the sole and exclusive remedy (at law or in equity, on any theory of liability, including on account of punitive damages) of FH and its Affiliates (including, for the avoidance of doubt, FX) against XC, its Affiliates, the Financing Sources and each of their Related Parties for any and all losses or damages suffered as a result of the failure of the Transactions to be consummated, any breach of this Agreement or the other Transaction Documents or otherwise relating hereto or thereto, shall be payment of the XC Termination Fee by XC and none of XC, the Financing Sources, or each of their Related Parties shall have any further liability or obligation relating hereto or arising out of the Transaction Documents. For the avoidance of doubt, in no event shall XC be required to pay the XC Termination Fee on more than one occasion.

(e) None of the Financing Sources shall have any liability to FH or any of its Affiliates relating to or arising out of this Agreement, the Dividend Loan or otherwise, whether in law or in equity, whether in contract, in tort or otherwise, and neither FH nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that the foregoing shall not limit the rights of the parties to the Dividend Loan financing under the documentation governing the Dividend Loan financing.

ARTICLE 8.

MISCELLANEOUS

Section 8.01 Interpretation.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(c) Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(d) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(e) The word “or” shall be disjunctive but not be limiting or exclusive.

(f) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) References to any Law shall be deemed to include any rules or regulations promulgated thereunder, and all amendments, supplements or replacements thereof.

(h) References to any Contract are to that Contract, as amended, modified or supplemented from time to time in accordance with the terms thereof.

(i) References to any Person include the successors and permitted assigns of that Person.

(j) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day.

(k) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

(l) References herein to “the ordinary course of business” or phrases of similar import shall refer to the ordinary course of business consistent with past practice.

(m) Unless otherwise specified, the terms “dollars” and “$” mean U.S. dollars.

(n) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(o) This Agreement and the other Transaction Documents have been negotiated and drafted jointly by the parties and their attorneys, and no rule of construction disfavoring the drafting party shall apply.

(p) The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC.

Section 8.02 Survival. This Article 8 and the agreements of the parties that by their terms apply or are to be performed in whole or in part after the SA Closing shall survive the SA Closing in accordance with their terms. This Article 8 and the agreements of the parties set forth in Section 5.06 (Public Announcements), Section 7.02 (Effect of Termination), and Section 7.03 (Fees and Expenses) shall survive the termination of this Agreement. Subject to the foregoing, all other representations, warranties, covenants and agreements in this Agreement shall not survive the SA Closing or the termination of this Agreement.

Section 8.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to FH, to:

FUJIFILM Holdings Corporation

9-7-3 Akasaka, Minato-ku

Tokyo 107-0052 JAPAN

Telephone: 81-3-6271-1061

Facsimile: 81-3-6271-1135

Attention: General Manager – Corporate Planning Div.

with a copy to (for information purposes only, which shall not constitute notice):

Morrison & Foerster LLP

Shin-Marunouchi Building 29th Floor

5-1, Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-6529, Japan

Telephone: +81-3-3214-6522

Facsimile: +81-3-3214-6512

Attention: Gary M. Smith (GSmith@mofo.com);

Jeffrey Schrepfer (JSchrepfer@mofo.com)

and to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601, U.S.A.

Telephone: +1 (212) 468-8000

Facsimile: +1 (212) 468-7900

Attention: Jeffery Bell (JBell@mofo.com)

if to XC, to:

Xerox Corporation

P.O. Box 4505

201 Merritt 7

Norwalk, CT 06851, U.S.A.

Telephone: +1 (203) 968-3000

Facsimile: +1 (203) 849-5152

Attention: General Counsel

with a copy to (for information purposes only, which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064, U.S.A.

Telephone: +1 (212) 373-3000

Facsimile: +1 (212) 757-3990

Attention: Robert B. Schumer (rschumer@paulweiss.com)

Ariel J. Deckelbaum (ajdeckelbaum@paulweiss.com)

or to such other address or telephone or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

Section 8.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the SA Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, in the case of an amendment that affects the Financing Sources to Section 7.03 (Fees and Expenses), this Section 8.04, Section 8.07 (Governing Law; Forum) or Section 8.08 (WAIVER OF JURY TRIAL), by each party to this Agreement and the Financing Sources or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Applicable Shareholder Approvals have been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of XC without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 8.05 Disclosure Letters. The parties hereto agree that any reference in a particular Section or sub-Section of either the XC Disclosure Letter or the FH Disclosure Letter shall be deemed to be an exception or qualification to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or sub-Section of this Agreement and any other representations and warranties of such party that is contained in this Agreement to which the relevance of such item thereto is reasonably apparent.

Section 8.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 5.09 (Director and Officer Liability), shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 5.09 (Director and Officer Liability), and for the right of XC, on behalf of its shareholders, to pursue damages (including damages based on the benefit of the bargain lost by XC’s shareholders, including the loss of market value or stock price of XC) and other relief, including equitable relief, in the event of FH’s or FX’s Willful Breach in accordance with Section 7.02(a) (provided, however, that the rights granted pursuant to this sentence shall be enforceable on behalf of XC’s shareholders only by XC in its sole and absolute discretion), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Financing Sources shall be express Third Party beneficiaries of Section 7.03 (Fees and Expenses), Section 8.04 (Amendments and Waivers), Section 8.07 (Governing Law; Forum) and Section 8.08 (WAIVER OF JURY TRIAL). The parties hereto further agree that the rights of Third Party beneficiaries under Section 5.09 (Director and Officer Liability) shall not arise unless and until the SA Closing occurs.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that either party may assign its rights under this Agreement as collateral to any lender (or agent or trustee therefor) in connection with any bona fide financing arrangement permitted under this Agreement.

Section 8.07 Governing Law; Forum. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claims or causes of action involving the Financing Sources) shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the principles of conflicts of Laws in any jurisdiction. Each party consents and submits to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in the Borough of Manhattan, New York, New York and any appellate court thereof for the adjudication of any Action or legal proceeding relating to or arising out of this Agreement and the Transactions (including any Action involving the Financing Sources) (and each party agrees not to commence or support, or permit any of its Affiliates to commence or support, any Action or legal proceeding, whether in law or in equity, whether in contract, in tort or otherwise relating thereto except in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereby agrees that service of any process, summons, notice or document as provided in Section 8.03 shall be effective service of process for any such suit, Action or proceeding brought against such party in any such court.    Each party hereto agrees that a final judgment in any such Action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

Section 8.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR IN ANY ACTION RELATING TO THE DIVIDEND LOAN OR INVOLVING ANY FINANCING SOURCE.

Section 8.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Section 8.10 Entire Agreement. This Agreement, the NDA and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect thereto.

Section 8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the SA Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the SA Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.12 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Xerox Corporation

By:	/s/ Jeffrey Jacobson
Name: Jeffrey Jacobson
Title: Chief Executive Officer

FUJIFILM Holdings Corporation

By:	/s/ Shigetaka Komori
Name: Shigetaka Komori
Title: Chairman and Chief Executive Officer, Representative Director

SCHEDULE 1

Defined Terms

For	purposes of this Agreement:

1.	“Acceptable Confidentiality Agreement” has the meaning set forth in Section 4.03(g).

2.	“Acquisition Agreement” has the meaning set forth in Section 4.03(d).

3.	“Acquisition Proposal” has the meaning set forth in Section 4.03(g).

4.	“Action” means any claim, action, cause of action, suit, demand, controversy, tender of indemnity, legal or administrative proceeding, investigation by or before any Governmental Authority, or any other administrative, judicial, arbitration, mediation or similar proceeding.

5.	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, for all purposes of this Agreement, FH and FX and their respective Subsidiaries shall be deemed to be Affiliates of one another, and FH, FX and their respective Subsidiaries, on the one hand, and XC and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of one another.

6.	“Affiliate Patent Cross Licenses” has the meaning set forth in Section 5.17(e).

7.	“Agreement” has the meaning set forth in the Preamble.

8.	“Amended Bylaws” means the amended and restated bylaws of XC, substantially in form set forth in Exhibit B.

9.	“Antitrust Laws” has the meaning set forth in Section 2.03.

10.	“Applicable Shareholder Approvals” has the meaning set forth in Section A of the XC Disclosure Letter.

11.	“BIS” has the meaning set forth in Section 2.22.

12.	“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York and Tokyo, Japan are authorized or required by applicable Law to close.

13.	“Capitalization Date” has the meaning set forth in Section 2.05.

14.	“CFIUS” has the meaning set forth in Section 2.03.

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15.	“CFIUS Approval” means that FH and XC shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the Transaction is not a “covered transaction” and not subject to review under FINSA; (ii) the review of the Transaction under FINSA has been concluded, and there are no unresolved national security concerns with respect to the Transaction; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by FH and XC and either (A) the period under FINSA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated herein has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated herein.

16.	“Change in XC Recommendation” has the meaning set forth in Section 4.03(d).

17.	“Charter Amendment” means the certificate of amendment to the certificate of incorporation of XC, substantially in form set forth in Exhibit A.

18.	“Closing Date” has the meaning set forth in Section 1.02.

19.	“Code” means the Internal Revenue Code of 1986, as amended.

20.	“Common Stock” means shares of the common capital stock of XC.

21.	“Consultation” has the meaning set forth in Section 4.03(b).

22.	“Contract” means any contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, sublease, or other binding undertaking, commitment, obligation or pledge.

23	“Continuation Period” has the meaning set forth in Section 5.19(a).

24	“Continuing Employee” has the meaning set forth in Section 5.19(a).

25.	“Contributed Cash” means an amount in Dollars equal to the product of (x) six billion one hundred million Dollars ($6,100,000,000) multiplied by (y) a fraction, the numerator of which is the total number of Redeemed Shares under the Redemption Agreement, and the denominator of which is thirty million (30,000,000).

26.	“Contributed Shares” means all of the issued and outstanding equity interests of FX not held by XC or its wholly owned Subsidiaries following the Redemption, which the parties agree have a value in Dollars equal to the product of: (x) six billion one hundred million Dollars ($6,100,000,000) multiplied by (y) a fraction, the numerator of which is the difference of thirty million (30,000,000) minus the total number of Redeemed Shares, and the denominator of which is thirty million (30,000,000).

27.	“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) and registrations and pending applications to register the same.

28.	“D&O Insurance” has the meaning set forth in Section 5.09.

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29.	“Data Protection Laws” means all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use, retention and disposal of Personal Data (including Personal Data of employees). Data Protection Laws include, if applicable, the Payment Card Industry Data Security Standard with respect to any payment card data collected or handled.

30.	“DDTC” has the meaning set forth in Section 2.03(c).

31.	“Dilution Event” has the meaning set forth in Section 5.18(a).

32.	“Director Resignations” means duly executed letters of resignation, in a form reasonably acceptable to each of FH and XC, from each of the individuals on the XC Board not designated to remain on the XC Board from and after the SA Closing pursuant to Section 5.20(a), providing for such individual’s resignation from the XC Board effective as of the SA Closing.

33.	“Dividend Loan” means the indebtedness incurred by XC, to finance the Special Dividend and reasonable costs and expenses related thereto, pursuant to a loan agreement or agreements with the same terms and conditions as specified in the commitment papers delivered by XC to FH prior to entry into this Agreement.

34.	“DOE” has the meaning set forth in Section 2.03(c).

35.	“DSS” has the meaning set forth in Section 2.03(c).

36.	“DSS/DOE Approval” means that FH and XC shall have received written notice that DSS and DOE have approved or accepted a plan to operate a portion of the business of XC pursuant to a FOCI mitigation agreement, or shall have approved or accepted an alternative means of resolving FOCI issues associated with the Transactions.

37.	“Environmental Claim” means all Actions, claims or causes of actions alleging potential liability or responsibility for violation of any Environmental Law or for threat or injury to the environment, health or safety, personal injury (including sickness, disease or death) or property or natural resource damage, or otherwise alleging liability or responsibility for damages, investigation, cleanup, removal, remedial or response action or costs, contribution, restitution, administrative civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon any condition relating to the human health or the environment.

38.	“Environmental Laws” means any applicable Laws or any agreement with any Governmental Authority, relating to human health and safety, the environment or to pollutants, contaminants, wastes of chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

39.	“Environmental Permits” has the meaning set forth in Section 2.18(b).

40.	“ERISA” means the Employee Retirement Income Security Act of 1974.

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41.	“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

42.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

43	“Existing Interest” has the meaning set forth in Section 5.18(a).

44.	“Expenses” has the meaning set forth in Section 7.03(a).

45.	“Export Control Laws” has the meaning set forth in Section 2.22.

46.	“FH” has the meaning set forth in the Preamble.

47.	“FH Applicable Anticorruption Laws” has the meaning set forth in Section 3.14(a).

48.	“FH Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by FH to XC.

49.	“FH Material Adverse Effect” means any event, circumstance or effect that (i) prevents, materially impedes or materially impairs the ability of FH to perform its obligations under this Agreement or the Redemption Agreement or (ii) materially delays the consummation of the Transactions.

50.	“FH TSE Filings” has the meaning set forth in Section 3.05(a).

51.	“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Dividend Loan financing to XC, the Dividend Loan financing commitments or other financings in connection with the Transactions contemplated hereby, and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

52.	“FINSA” means the Defense Production Act of 1950 50 U.S.C. App. §2170, as amended by the Foreign Investment and Security Act of 2007, 50 U.S.C. App. §2170.

53.	“FOCI” has the meaning set forth in Section 5.02(b)(ii).

54.

“Full Dilution Additional Shares” means, without duplication,: (a) the shares of Common Stock underlying the Performance Shares, (b) the shares of Common Stock that would be issued and outstanding assuming exercise of all Options that are not In-the-Money Options as of 5:00 p.m. New York time on the date that is two (2) Business Days prior to the SA Closing, (c) the shares of Common Stock that would be issued and outstanding assuming conversion of all outstanding shares of Series B Preferred Stock (at the conversion rate that would apply immediately following the SA Closing, for a conversion in connection with a “Make-Whole Acquisition” (as defined under the terms of the Series B Preferred Stock)), (d) the shares of Common Stock reserved for issue relating to RSUs outstanding as of the SA Closing that are not fully vested as of 5:00 p.m. New York time on the date that is two (2) Business Days prior to the SA Closing,

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and (e) without duplication, the shares of Common Stock, if any, reserved for issuance following the date of this Agreement in connection with any other subscriptions, options, warrants, convertible securities, calls, demands, commitments or arrangements of any kind that remains outstanding as of the date of the SA Closing (other than pursuant to this Agreement), in each case after giving effect to any “equitable adjustments” or adjustments to conversion rates or related issuances or grants to the extent required or made in connection with the payment of the Special Dividend or the occurrence of the SA Closing. For the avoidance of doubt, all Deferred Stock Units pursuant to the 2004 Equity Compensation Plan for Non-Employee Directors, as amended, shall not constitute Full Dilution Additional Shares and shall be settled in cash by XC in connection with the SA Closing.

55.	“Fully Diluted Capital Stock of XC” means the sum of: (a) the aggregate number of issued and outstanding shares of Common Stock (excluding any Performance Shares), plus (b) such additional shares of Common Stock that would be issued and outstanding assuming the exercise of In-the-Money Options (but excluding, for the avoidance of doubt, such additional shares of Common Stock that would be issued and outstanding assuming the exercise of any Option that is not an In-the-Money Option) as of 5:00 p.m. New York time on the date that is two (2) Business Days prior to the SA Closing, plus (c) any shares of Common Stock reserved for issue relating to RSUs outstanding as of the SA Closing that are fully vested as of 5:00 p.m. New York time on the date that is two (2) Business Days prior to the SA Closing, in each case after giving effect to any “equitable adjustments” or adjustments to conversion rates or related issuances or grants to the extent required or made in connection with the payment of the Special Dividend or the occurrence of the SA Closing.

56.	“FX” has the meaning set forth in the Recitals.

57.	“FX Audited Financials” means the FX Initial Financials; provided, that if SEC Relief is not granted then “FX Audited Financials” shall mean the “FX Revised Financials”.

58.	“FX FY2018 Financials” means the financial statements and financial information of FX for the fiscal year ended March 31, 2018, prepared in accordance with, or otherwise satisfying, the requirements set forth in Item 13(a)(1) of Schedule 14A under the Exchange Act and the requirements set forth in Item 9.01(a) of Form 8-K under the Exchange Act, together with an audit opinion prepared in accordance with PCAOB standards from PwC (without any qualification, adverse statement or non-customary disclaimer) that has not been withdrawn or otherwise modified.

59.	“FX Initial Financials” means the financial statements and financial information of FX for the fiscal years ended March 31, 2016 and March 31, 2017, prepared in accordance with, or otherwise satisfying, the requirements set forth in Item 13(a)(1) of Schedule 14A under the Exchange Act and the requirements set forth in Item 9.01(a) of the Current Report on Form 8-K under the Exchange Act, together with an audit opinion from FX’s independent accountants (without any qualification, adverse statement or non-customary disclaimer) that has not been withdrawn or otherwise modified.

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60.	“FX Interim Financials” means GAAP unaudited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of FX for any interim period subsequent to the fiscal year ended March 31, 2018 for which the most recent fiscal quarter ended at least forty (40) days before the Closing Date (as well as the corresponding period from the prior fiscal year), in each case, which unaudited financial statements shall have undergone a review by PwC in accordance with the procedures as provided in Statement on Auditing Standards No. 100 that has not been withdrawn or otherwise modified.

61.	“FX Plans” has the meaning set forth in the Redemption Agreement.

62.	“FX Revised Financials” means the financial statements and financial information of FX for the fiscal year ended March 31, 2016 and March 31, 2017, prepared in accordance with, or otherwise satisfying, the requirements set forth in Item 13(a)(1) of Schedule 14A under the Exchange Act and the requirements set forth in Item 9.01(a) of the Current Report on Form 8-K under the Exchange Act, together with an audit opinion prepared in accordance with PCAOB standards from PwC (without any qualification, adverse statement or non-customary disclaimer) that has not been withdrawn or otherwise modified.

63.	“FX Territory” has the meaning set forth on Section B of the XC Disclosure Letter.

64.	“GAAP” means generally accepted accounting principles in the United States of America.

65.	“Government Officials” has the meaning set forth in Section 2.21.

66.	“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, tribunal, arbitrator or arbitral body (public or private), agency or official, including any political subdivision thereof or any self-regulatory organizations (including stock exchanges).

67.	“Hazardous Material” means (i) any material, substance or waste which is defined or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” “radioactive,” “toxic substance” or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity by any Governmental Authority pursuant to any Environmental Law; (ii) petroleum, petroleum products and fuel additives, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls and asbestos.

68.	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

69.	“Indemnified Person” has the meaning set forth in Section 5.09.

70.	“Insurance Policies” has the meaning set forth in Section 2.24.

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71.	“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with (i) Patents; (ii) Copyrights; (iii) other rights with respect to software, including applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks; (vi) rights with respect to domain names and uniform resource locators, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to databases and other compilations and collections of data or information, including applications therefor; and (ix) any rights equivalent or similar to any of the foregoing.

72.	“Internal Controls” has the meaning set forth in Section 2.07(c).

73.	“Intervening Event” has the meaning set forth in Section 4.03(d).

74.	“In-the-Money Options” means Vested Options with an exercise price per share of Common Stock subject thereto that is less than the volume weighted average price per share (as published by Bloomberg L.P.), rounded to four decimals, of the Common Stock, for the period of twenty (20) consecutive trading days ending on the fifth full trading day prior to the SA Closing.

75.	“ITAR” has the meaning set forth in Section 2.03(c).

76.	“Key XC Subsidiaries” means XC’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

77.	“Key XC Subsidiary Securities” has the meaning set forth in Section 2.06.

78.	“knowledge” means (i) with respect to XC, the actual knowledge of the individuals listed on Annex A of the XC Disclosure Letter and (ii) with respect to FH, the actual knowledge of the individuals listed on Annex A of the FH Disclosure Letter.

79.	“Law” means any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, standard, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

80.	“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, and including any Contract to give any of the foregoing in the future in respect of such property or asset.

81.	“Material Contract” has the meaning set forth in Section 2.20.

82.	“Material Leased Real Property” has the meaning set forth in Section 2.14.

83.	“NDA” means the Mutual Confidentiality Agreement entered into December 27, 2017, by and among XC, FH, and FX.

84.	“New Marks” has the meaning set forth in Section 5.14(a).

85.	“New Name” has the meaning set forth in Section 5.14(a).

86.	“NISPOM” has the meaning set forth in Section 2.22.

87.	“Notice of Recommendation Change” has the meaning set forth in Section 4.03(d).

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88.	“NYBCL” means the New York Business Corporation Law.

89.	“NYSE” means the New York Stock Exchange.

90.	“OFAC” has the meaning set forth in Section 2.22.

91.	“Options” means any option to purchase Common Stock that is outstanding immediately prior to the SA Closing.

92.	“Order” means any order, writ, injunction, award, judgment, decision, directive, ruling, assessment, stipulation or decree of, with or by a Governmental Authority.

93.	“Organizational Documents” means with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, shareholders agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

94.	“Patents” means United States and non-United States patent rights including utility and design patents, applications therefor including provisional patent applications, patent applications, and all applications for registrations and any term extension or other governmental action or grant that provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates, continuations, continuations-in-part, divisionals, reissues, reexaminations and substitutions.

95.	“PCAOB” means the Public Company Accounting Oversight Board.

96.	“Performance Shares” means an award under a XC Stock Plan that is designated as Performance Shares in an award agreement where the number of shares of Common Stock that will vest is based upon the achievement of performance criteria.

97.	“Permitted Liens” means:

(a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on XC’s books and records in accordance with applicable Law and GAAP;

(b) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other like Liens granted or arising in the ordinary course of business securing payments not yet due and payable or being contested in good faith by appropriate proceedings;

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(c) Liens securing payment, or any obligation, with respect to outstanding indebtedness incurred in the ordinary course of business so long as there is no event of default under such indebtedness;

(d) Liens of record identified in any title reports made available to FH;

(e) any Liens or other encroachments, covenants, restrictions, or other title imperfections that, in each case, would not materially interfere with the use of the applicable properties or the business operations of XC and its Subsidiaries thereat;

(f) zoning, building codes, entitlement and other land use and environmental Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property;

(g) with respect to any material leased real property, (i) any right, interest, Lien or title of a lessor, licensor or grantor under any lease, sublease, license agreement, occupancy agreement or other Contract and (ii) any Lien to which the fee or any superior leasehold interest is subject, that in each case would not materially interfere with the use of the applicable properties of the business operations of XC and its Subsidiaries thereat;

(h) licenses of Intellectual Property Rights entered into in the ordinary course of business;

(i) Liens imposed by applicable securities Laws; and

(j) such other Liens that (individually and in the aggregate) are not material in amount and do not materially detract from the value of, or materially impair the existing use of, the property affected by such Lien.

98.	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

99.	“Personal Data” means any information that relates to an identified or identifiable individual, including name, street address, telephone number, email address, username and password, photograph, government-issued identifier (including Social Security number, tax identification number, driver’s license number, or passport number), credit card number, bank information, customer or account number or biometric identifiers.

100.	“Privacy Policy” means the publicly-posted privacy policy of XC at <www.xerox.com>.

101.	“Proxy Statement” has the meaning set forth in Section 2.09(a).

102.	“Purchase Price” has the meaning set forth in Section 1.01.

103.	“PwC” means PricewaterhouseCoopers.

104.	“RA Closing” has the meaning set forth in the Redemption Agreement.

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105.	“RA Loan” means the indebtedness incurred by FX, to finance the Redemption and reasonable costs and expenses related thereto, pursuant to a loan agreement or agreements with the same terms and conditions as specified in the commitment papers delivered by FH to XC prior to entry into this Agreement.

106.	“RA Transactions” means the Redemption and the other transactions contemplated by the Redemption Agreement.

107.	“Redeemed Shares” has the meaning set forth in the Redemption Agreement.

108.	“Redemption” has the meaning set forth in the Recitals.

109.	“Redemption Agreement” has the meaning set forth in the Recitals.

110.	“Registered XC Intellectual Property” means all Patents, registered or applied for Copyrights, registered or applied for Trademarks (including intent-to-use applications), domain name registrations and any other Intellectual Property Rights that are the subject of an application certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time owned by and filed in the name of or applied for by XC or its Subsidiaries.

111.	“Related Party” means, with respect to any Person, any of the current or former directors, officers, employees, shareholders, members, managers, partners, agents, successors, assigns or any other related Person of such Person, or any of their respective Affiliates.

112.	“Related Party Contract” means any Contract or other arrangement or understanding, whether written or oral (including any Contract, arrangement or understanding involving any obligations to make any payments or provide any services (including the provision of employee services pursuant to a secondment or similar arrangement)) between or among FX and any of its Subsidiaries, on the one hand, and FH and its Affiliates (other than FX and its Subsidiaries) or any of their respective Related Parties, on the other hand, except for FX Plans.

113.	“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

114.	“Representatives” means, with respect to a Person, the directors, officers, employees, advisors (including financial, accounting and legal advisors) and other consultants, agents and representatives of such Person and, solely with respect to XC for purposes of Section 5.13, the Financing Sources.

115.	“RSU” means any restricted stock unit with respect to Common Stock granted by XC that is outstanding as of the SA Closing, including any restricted stock unit that is subject to performance-based vesting.

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116.	“SA Closing” has the meaning set forth in Section 1.02.

117.	“SA End Date” has the meaning set forth in Section 7.01.

118.	“SA Transactions” means the Subscription and the other transactions contemplated by this Agreement.

119.	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

120.	“SEC” means the U.S. Securities and Exchange Commission.

121.	“SEC Relief” means the relief requested in that certain letter submitted to the SEC by XC on January 25, 2018.

122.	“Securities Act” means the Securities Act of 1933, as amended.

123.	“Series B Preferred Stock” means the Series B Convertible Perpetual Preferred Stock of XC.

124.	“Share Repurchase Program” has the meaning set forth in Section 5.18(a).

125.	“Shareholders Agreement” means the Shareholders Agreement to be entered into at the SA Closing by and between XC and FH, substantially in the form attached hereto as Exhibit C.

126.	“Special Dividend” has the meaning set forth in Section 5.12.

127.	“Subscribed Shares” has the meaning set forth in Section 1.01.

128.	“Subscription” has the meaning set forth in Section 1.01.

129.	“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. For the avoidance of doubt, except as otherwise expressly set forth in this Agreement, for all purposes of this Agreement, FX and its Subsidiaries shall be deemed not to be Subsidiaries of XC or any of its Subsidiaries unless and until the Subscription shall have been consummated.

130.	“Superior Proposal” has the meaning set forth in Section 4.03(g).

131.	“Takeover Statute” means any “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute under applicable Law.

132.

“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, levies, fees, imposts, duties and similar governmental charges imposed by any Governmental Authority including all income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, license, registration, tariffs, alternative or add-on

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minimum, or estimated taxes, whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, assessments, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

133.	“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, schedule or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including information returns, documents with respect to or accompanying payments of estimated Taxes, or requests for the extension of time in which to file any of the foregoing, any schedules, amendments or supplements of any of the foregoing and any attachments thereto.

134.	“Technology Agreement” means that certain 2006 Technology Agreement, dated as of April 1, 2006, by and between XC and FX.

135.	“Termination Date” has the meaning set forth in Section 7.01.

136.	“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than (a) FH or any of its Affiliates (including FX and its Subsidiaries) and (b) XC or any of its Affiliates.

137.	“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, models, processes, research, procedures, formulae, technology, techniques, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, designs, discoveries, inventions, and other confidential or proprietary information or data, all of which derive value, monetary or otherwise, from being maintained in confidence.

138.	“Trademarks” means any and all registered and unregistered United States, state and non-United States trademarks, service marks, trade names, logos, trade dress, brand names, slogans and other similar designations of source or origin, together with all goodwill associated with any of the foregoing, and pending registrations and applications to register the foregoing.

139.	“Transaction Documents” means this Agreement, the Redemption Agreement, the Charter Amendment, the Amended Bylaws, the Shareholders Agreement and the other agreements and documents contemplated hereby and thereby.

140.	“Transactions” means the SA Transactions and the RA Transactions, and any other transactions contemplated by the Transaction Documents prior to or at the SA Closing.

141.	“True-Up Percentage” has the meaning set forth in Section 5.18(c).

142.	“True-Up Right” has the meaning set forth in Section 1.01.

143.	“True-Up Shares” has the meaning set forth in Section 5.18(c).

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133.	“TSE” means the Tokyo Stock Exchange.

134.	“Unaudited 2018Q3 Financial Statements” means the unaudited consolidated financial statements for the nine month period ended December 31, 2017 of FX and its Subsidiaries made available to XC prior to the date of the Agreement.

135.	“Unaudited Financial Statements” means the unaudited consolidated financial statements for the fiscal years ended March, 31, 2016 and March 31, 2017 and unaudited consolidated interim financial statements for the nine month period ended December 31, 2017, in each case of FX and its Subsidiaries made available to XC prior to the date of the Agreement.

136.	“Vested Option” means an Option (or portion thereof) that is vested as of the SA Closing, after giving effect to the SA Closing.

137.	“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would cause a material breach of this Agreement or the Redemption Agreement.

138.	“Worker” means any current or former employee, officer, director, independent contractor or consultant of XC and any of its Subsidiaries.

139.	“XC” has the meaning set forth in the Preamble.

140.	“XC 10-K” means XC’s most recent 10-K for fiscal year ended December 31, 2016 filed with the SEC on February 27, 2017.

141.	“XC Applicable Anticorruption Laws” has the meaning set forth in Section 2.21.

142.	“XC Award” means an award under a XC Stock Plan that provides for payment at a future date of one or more shares of Common Stock of XC or value derived therefrom, including a stock option.

143.	“XC Balance Sheet” means the consolidated balance sheet of XC as of the XC Balance Sheet Date and the footnotes thereto set forth in XC 10-K.

144.	“XC Balance Sheet Date” means September 30, 2017.

145.	“XC Board” means the Board of Directors of XC.

146.	“XC Defined Benefit Plan” has the meaning set forth in Section 2.17.

147.	“XC Disclosure Documents” has the meaning set forth in Section 2.09.

148.	“XC Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by XC to FH.

Schedule 1 - 13

149.	“XC Intellectual Property” means (i) all Registered XC Intellectual Property; and (ii) any other Intellectual Property Rights that are used in the business of XC and its Subsidiaries.

150.	“XC Material Adverse Effect” means any event, circumstance, change or effect that

(A)	has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, prospects or results of operations of XC and its Subsidiaries, taken as a whole, or

(B)	prevents, materially impedes or materially impairs the ability of XC to perform its obligations under this Agreement or materially delays the consummation of the Transactions,

other than, in the case of clause (A), any event, circumstance, change or effect arising out of, resulting from or attributable to:

(i)	changes after the date of this Agreement in applicable Law or GAAP;

(ii)	changes in the financial or securities markets or general economic conditions in the United States of America or elsewhere in the world;

(iii)	changes or conditions generally affecting the industry in which XC and its Subsidiaries operate, including changes in the use, adoption or non-adoption of technologies or industry standards;

(iv)	acts of war (whether or not declared), sabotage, terrorism or cyber-terrorism, or any outbreak, escalation or worsening of any of the preceding involving the United States of America;

(v)	changes proximately caused by the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any references to “XC Material Adverse Effect” in the representations and warranties set forth in Section 2.03 and Section 2.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, contractors, agents, employees, partners or regulators;

(vi)	any failure by XC and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure, if they are not otherwise excluded from this definition of XC Material Adverse Effect, has resulted in, or contributed to, a XC Material Adverse Effect); or

Schedule 1 - 14

(vii)	a change in the market price or trading volume of the Shares (provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, circumstance, change or effect underlying such decline has resulted in, or contributed to, a XC Material Adverse Effect);

provided, further, that in determining whether a XC Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent any of the changes, events, circumstances or developments in clauses (i) through (iv) above has or would reasonably be expected to have a disproportionate adverse effect on XC and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which XC and its Subsidiaries operate then the incremental disproportionate impact or impacts of such change, event, circumstance or development may be taken into account in determining whether a XC Material Adverse Effect has occurred or would reasonably be expected to occur.

151.	“XC Permits” has the meaning set forth in Section 2.12.

152.	“XC Plan” means each material employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any other plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic) providing compensation or other benefits to any current or former Worker (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by XC or any of its Subsidiaries or any of their ERISA Affiliates, or under which XC or any of its Subsidiaries or any of their ERISA Affiliates has or may have any liability, including all incentive, bonus, pension, profit sharing, retirement or supplemental retirement, deferred compensation, severance, vacation, paid time off, holiday, relocation, repatriation, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, employment, collective bargaining, cafeteria, dependent care, employee assistance program, education or tuition assistance programs, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, including works council, trade union or other employee representative agreements or arrangements, but in each case other than any such plan or agreement that (i) (A) is statutorily mandated or (B) is implemented, administered or operated by any Governmental Authority and (ii) with respect to which XC or any of its Subsidiaries does not contribute more than the minimum amounts required by applicable Law.

153.	“XC Plan List” has the meaning set forth in Section 2.17.

154.	“XC Recommendation” has the meaning set forth in Section 5.04(d).

155.	“XC SEC Documents” has the meaning set forth in Section 2.07.

156.	“XC Securities” has the meaning set forth in Section 2.05.

157.	“XC Shareholder Meeting” has the meaning set forth in Section 5.04(d).

158.	“XC Stock Option” means any option to purchase one (1) or more shares of Common Stock granted under a XC Stock Plan.

Schedule 1 - 15

159.	“XC Stock Plan” means XC 2004 Performance Incentive Plan, as amended and restated and XC 2004 Equity Compensation Plan for Non-Employee Directors, as amended and restated.

160.	“XC Termination Fee” means an amount equal to one hundred eighty three million Dollars ($183,000,000).

Schedule 1 - 16

SCHEDULE 2

RA and SA Closing Actions and Deliveries

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Redemption Agreement and/or the Subscription Agreement, as applicable.

I.	Deliveries by FH and FX

A.	At or prior to the RA Closing, FH and/or FX shall deliver or cause to be delivered to XC:

1.	Shareholders Agreement. A counterpart of the Shareholders Agreement, duly executed by FH.

2.	FX Director Resignations. Duly executed Director Resignations from the applicable members of the FX Board selected by the mutual agreement of FH and XC, effective as of immediately after the RA Closing.

B.	At or prior to the RA Closing, FX shall deliver or cause to be delivered to XC and FH a certificate of FX, duly executed by an officer of FX and dated as of the Closing Date, certifying that FX has given its irrevocable instruction to Sumitomo Mitsui Banking Corporation to repay the RA Loan.

C.	At the RA Closing, FH shall deliver the stock certificate or certificates representing the Redeemed Shares to FX duly endorsed in blank, or accompanied by stock powers duly executed in blank, in a form reasonably acceptable to XC and with all required stock transfer tax stamps affixed.

D.	If applicable, at the SA Closing, FH shall deliver the stock certificate or certificates representing the Contributed Shares to XC, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in a form reasonably acceptable to XC and with all required stock transfer tax stamps affixed.

II.	Deliveries by XC

A.	At or prior to the RA Closing, XC shall deliver or cause to be delivered to FH:

1.	Evidence of Book-Entry for Subscribed Shares. Evidence reasonably satisfactory to FH that a book-entry for XC’s issuance of the Subscribed Shares to FH has been recorded in XC’s shareholder register.

2.	Shareholders Agreement. A counterpart of the Shareholders Agreement, duly executed by XC.

Schedule 2 - 1

3.	XC Director Resignations. Duly executed Director Resignations from the applicable members of the XC Board (the “Resigning XC Directors”), effective as of immediately after the SA Closing.

4.	New Director Appointments. Duly adopted resolutions of the XC Board, effective as of the SA Closing, accepting the resignations of the Resigning XC Directors and appointing the FH Directors to the XC Board, as contemplated by the Shareholders Agreement.

Schedule 2 - 2

Subscription Agreement – Exhibit A:

Charter Amendment

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

XEROX CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, [            ], [            ] of Xerox Corporation, a New York corporation (the “Corporation”), HEREBY CERTIFIES that:

FIRST: The name of the Corporation is XEROX CORPORATION. The name under which it was formed is “The Haloid Company”.

SECOND: The original certificate of incorporation was filed in the Office of the Secretary of State of the State of New York on April 18, 1906 (such certificate of incorporation, as amended and restated and in effect thereafter, the “Certificate of Incorporation”).

THIRD: The subject matter of this amendment by the Corporation is to effect (i) a change in the name of the Corporation from “Xerox Corporation” to “Fuji Xerox Corporation” and (ii) an increase the number of authorized shares of Common Stock, of the par value of $1.00 each, from 437,500,000 shares to 750,000,000 shares.

FOURTH: To effect the foregoing, as of the time that this Certificate of Amendment to the Certificate of Incorporation becomes effective pursuant to the New York Business Corporation Law:

(i) Article FIRST of the Certificate of Incorporation is hereby replaced in its entirety with the following:

“The name of the Corporation is FUJI XEROX CORPORATION.”

(ii) The first sentence of Article FOURTH of the Certificate of Incorporation is hereby replaced in its entirety with the following:

“The aggregate number of shares which the Corporation shall have the authority to issue is 750,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as “Common Stock”), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as “Class B Stock”), and 22,043,067 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as “Cumulative Preferred Stock”).

(iii) [See Section 5.17(d) of the Subscription Agreement.]

FIFTH: The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the affirmative vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon, at a meeting of the shareholders duly called, noticed and held on [            ], 201[    ], pursuant to authorization by the Board of Directors of the Corporation at a meeting duly called and held on [            ], 201[    ].

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IN WITNESS WHEREOF, XEROX CORPORATION has caused this Certificate of Amendment to be signed by its authorized corporate officer this [        ] day of [            ], 201[    ].

XEROX CORPORATION

by
Name:
Title:

[Signature Page to Xerox Corporation Certificate of Amendment of Certificate of Incorporation]

Subscription Agreement – Exhibit B:

Amended Bylaws

AMENDED AND RESTATED

BY-LAWS

OF

FUJI XEROX CORPORATION

(THE “COMPANY”)

DATED: [CLOSING DATE]

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1. Annual Meetings: A meeting of shareholders entitled to vote shall be held for the election of Directors and the transaction of other business each year in such month and on such day (except a Saturday, Sunday, or holiday) as determined by the Board of Directors.

Section 2. Special Meetings: Special meetings of the shareholders may be called at any time only by the Chairman of the Board or the affirmative vote of a majority of the Board of Directors.

Section 3. Place of Meetings: Meetings of shareholders shall be held at the principal office of the Company or at such other place, within or without the State of New York, as may be fixed by the Board of Directors.

Section 4. Notice of Meetings:

(a) Notice of each meeting of shareholders shall be in writing and shall state the place, date and hour of the meeting. Notice of a special meeting shall state the purpose or purposes for which it is being called and shall also indicate that it is being issued by or at the direction of the person or persons calling the meeting. If, at any meeting, action is proposed to be taken which would, if taken, entitle shareholders, fulfilling the requirements of Section 623 of the New York Business Corporation Law to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

(b) A copy of the notice of any meeting shall be given, personally, electronically or by mail, not less than ten nor more than sixty days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his or her address as it appears on the record of shareholders, or, if he or she shall have filed with the Secretary a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address.

(c) Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

Section 5. Quorum and Adjourned Meetings:

(a) At any annual or special meeting the holders of a majority of the votes of shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the votes of shares of such class or series shall constitute a quorum for the transaction of such specified item of business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

(b) Despite the absence of a quorum, the shareholders present may adjourn the meeting to another time and place, and it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If after the adjournment, however, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder on the new record date entitled to notice under Section 4 of this Article I of these By-Laws.

Section 6. Nominations and Business at Meetings:

At any annual meeting of shareholders, only persons who are nominated or business which is proposed in accordance with the procedures set forth in this Section 6 shall be eligible for election as Directors or considered for action by shareholders. Nominations of persons for election to the Board of Directors of the Company may be made or business proposed at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote at the meeting who complies with the notice and other procedures set forth in this Section 6. Such nominations or business proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company and such business proposals must, under applicable law, be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 150 days in advance of the date which is the anniversary of the date the Company’s proxy statement was released to security holders in connection with the previous year’s annual meeting; provided, however, that with respect to the Company’s annual meeting to be held during calendar year 2016, to be timely (and notwithstanding anything to the contrary contained in this Section 6), a shareholder’s notice of nominations must be delivered to or mailed and received at the principal executive offices of the Company not later than 5:00 p.m. EST on January 29, 2016; provided further, that, if the Company did not hold such previous year’s annual meeting or if the anniversary date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then such shareholder’s notice shall be so delivered or mailed and received within a reasonable time before the Company begins to print and mail its proxy statement.

Such shareholder’s notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A

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under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such person on whose behalf such proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company’s books and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. No person shall be eligible for election as a Director of the Company and no business shall be conducted at the annual meeting of shareholders unless nominated or proposed in accordance with the procedures set forth in this Section 6. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the provisions of this Section 6 and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination or proposal shall be disregarded.

Section 7. Organization: At every meeting of the shareholders, the Chairman of the Board, or in his or her absence, the Chief Executive Officer, or in his or her absence, the President, or in his or her absence, a person selected by a majority of the Directors present at the meeting, shall act as chairman of the meeting. The Secretary or, in his or her absence, an Assistant Secretary shall act as secretary of the meeting, and in the absence of both the Secretary and an Assistant Secretary, a person selected by a majority of the Directors present at the meeting shall act as secretary of the meeting.

Section 8. Voting:

(a) Whenever any corporate action is to be taken by vote of the shareholders, it shall, except as otherwise required by law or by the Certificate of Incorporation be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon. An abstention shall not constitute a vote cast.

(b) In an uncontested election, any incumbent nominees for director who receives a greater number of votes cast against his or her election than in favor of his or her election shall tender his or her resignation promptly after such election. The Independent Directors shall then decide, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board of Directors’ explanation of its decision shall be promptly disclosed on Form 8-K filed with the Securities and Exchange Commission.

Section 9. Qualification of Voters:

(a) Every shareholder of record of Common Stock and Series B Convertible Preferred Stock of the Company shall be entitled at every meeting of such shareholders to one vote for every share of Common Stock and Series B Convertible Preferred Stock, respectively, standing in his or her name on the record of shareholders.

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(b) Shares of stock belonging to the Company and shares held by another domestic or foreign corporation of any type or kind, if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Company, shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

(c) Shares held by an administrator, executor, guardian, conservator, committee, or other fiduciary, except a trustee, may be voted by him or her, either in person or by proxy, without transfer of such shares into his or her name. Shares held by a trustee may be voted by him or her, either in person or by proxy, only after the shares have been transferred into his or her name as trustee or into the name of his or her nominee.

(d) Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent or proxy as these By-Laws of such corporation may provide, or in the absence of such provision, as the Board of Directors of such corporation may provide.

Section 10. Proxies:

(a) Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for him or her by proxy.

(b) No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

(c) The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the shareholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the Secretary or an Assistant Secretary.

(d) Without limiting the manner in which a shareholder may authorize another person or persons to act for him or her as proxy pursuant to paragraph (a) of this Section, the following shall constitute a valid means by which a shareholder may grant such authority:

(i) A shareholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the shareholder or the shareholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

(ii) A shareholder may authorize another person or persons to act for the shareholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will

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be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors shall specify the nature of the information upon which they relied.

(e) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to paragraph (d) of this Section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 11. Inspectors of Election:

(a) The Board of Directors, in advance of any shareholders’ meeting, shall appoint one or more inspectors to act at the meeting or any adjournment thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed, or if such persons are unable to act at a meeting of shareholders, the person presiding at a shareholders’ meeting shall appoint one or more inspectors. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability.

(b) The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them.

Section 12. List of Shareholders at Meetings: A list of shareholders as of the record date, certified by the Secretary or by the transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

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ARTICLE II

BOARD OF DIRECTORS

Section 1. Power of Board and Qualification of Directors: The business of the Company shall be managed under the direction of the Board of Directors, each of whom shall be at least eighteen years of age.

Section 2. Composition, Term of Office and Classification:

(a) The Board of Directors shall consist of not less than five (5) nor more than twenty one (21) members. The Board of Directors shall include no fewer than five (5) Independent Directors. Subject to the foregoing provision of this Section 2(a) of Article II, Section 2(c) of this Article II and Subdivisions 7, 13(n)(vi) and 14(n)(vi) of Article Fourth of the Certificate of Incorporation (the “Preferred Stock Director Provisions”), the number of Directors shall be determined from time to time by resolution of a majority of the entire Board of Directors then in office; provided, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

(b) At each annual meeting of shareholders Directors shall be elected to hold office until the next annual meeting.

(c) If and whenever six full quarter-yearly dividends (whether or not consecutive) payable on the Cumulative Preferred Stock of any series shall be in arrears, in whole or in part, the number of Directors then constituting the Board of Directors shall be increased by two and the holders of the Cumulative Preferred Stock, voting separately as a class, regardless of series, shall be entitled to elect the two additional Directors at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Cumulative Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Cumulative Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarter-yearly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Cumulative Preferred Stock to elect such additional two Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as Directors by the holders of the Cumulative Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the Cumulative Preferred Stock, the Secretary of the Company may, and upon the written request of any holder of the Cumulative Preferred Stock (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Cumulative Preferred Stock for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in these By-Laws for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty days after receipt of any such request, then any holder of Cumulative Preferred Stock may call such meeting, upon the notice above

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provided, and for that purpose shall have access to the stock books of the Company. The Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in place thereof. In case any vacancy shall occur among the Directors elected by the holders of the Cumulative Preferred Stock, a successor shall be elected to serve until the next annual meeting of the shareholders or special meeting held in place thereof by the then remaining Director elected by the holders of the Cumulative Preferred Stock or the successor of such remaining Director.

(d) All Directors shall have equal voting power.

Section 3. Organization: At each meeting of the Board of Directors, the Chairman of the Board, or in his or her absence, if the Chief Executive Officer is a Director, the Chief Executive Officer, or if the Chief Executive Officer is not a Director or in his or her absence, if the President is a Director, the President, or if the President is not a Director or in his or her absence, a chairman chosen by a majority of the Directors present at the meeting shall preside. The Secretary shall act as secretary of the Board of Directors. In the event the Secretary shall be absent from any meeting of the Board of Directors, a majority of the Directors present at the meeting shall select the secretary.

Section 4. Resignations: Any Director of the Company may resign at any time by giving written notice to the Chairman of the Board or to the Secretary of the Company. Such resignation shall take effect at the time specified therein or, if no time be specified, then on delivery.

Section 5. Vacancies: Any newly created directorship resulting from an increase in the number of Directors in accordance with these By-Laws and any substitute for any vacancy on the Board of Directors, however resulting, shall be appointed only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum exists (other than Directors elected pursuant to the Preferred Stock Director Provisions, which shall be replaced as provided for therein); provided, that, in the case of any vacancy in the directorship of an Independent Director, such substitute Director shall be an Independent Director that is reasonably acceptable to a majority of the Independent Directors then remaining in office. A Director elected to fill a vacancy shall hold office until the next annual meeting.

Section 6. Place of Meeting: The Board of Directors may hold its meetings at such place or places within or without the State of New York as the Board of Directors may from time to time by resolution determine.

Section 7. First Meeting: On the day of each annual election of Directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business. Notice of such meeting shall be given to each Director. Such first meeting may be held at any other time upon notice to each Director in accordance with these By-Laws.

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Section 8. Regular Meetings: Subject to Section 10 of this Article II below, regular meetings of the Board of Directors may be held at such times as may be fixed from time to time by resolution of the Board of Directors upon notice to each Director.

Section 9. Special Meetings: Subject to Section 10 of this Article II below, special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, or by any two Directors then in office, in each case upon notice to each Director.

Section 10. Scheduling; Meeting Time:

(a) Unless otherwise consented to by all Directors, regular and special meetings of the Board of Directors shall commence and end between 7AM and 10PM local time in New York, New York.

(b) Except as provided in Section 12(b) of this Article II, notice of each meeting shall be provided to each Director not less than seventy two (72) hours prior to the commencement of such meeting. Notice of each meeting (or adjournment thereof) shall be by electronic written means and shall state (i) the date, place and hour of such meeting, (ii) instructions for participation at such meeting by means of a conference telephone or similar communications equipment pursuant to Section 14 of this Article II and (iii) the purposes and business to be transacted at such meeting. Except for such purpose and business as set forth in the notice to Directors, no other business may be transacted at any such meeting.

Section 11. Waivers of Notice: Notice of a meeting need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

Section 12. Quorum and Manner of Acting:

(a) A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

(b) A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting, upon not less than thirty six (36) hours’ notice to each Director, to another time and place that satisfies the requirements of Section 10(a) of this Article II.

Section 13. Written Consents: Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

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Section 14. Participation At Meetings By Telephone: Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 15. Notices and Proceedings: All notices and proceedings contemplated by these By-Laws shall be in the English language.

Section 16. Compensation: The Board of Directors shall have authority to fix the compensation of Directors for services in any capacity.

Section 17. Interested Directors:

(a) No contract or other transaction between the Company and one or more of its Directors, or between the Company and any other corporation, firm, association or other entity in which one or more of its Directors are directors or officers, or are financially interested, shall be either void or voidable for this reason alone or by reason alone that such Director or Directors are present at the meeting of the Board of Directors, or of a committee thereof, which approves such contract or transaction, or that his or her or their votes are counted for such purpose, provided that the parties to the contract or transaction establish affirmatively that it was fair and reasonable as to the Company at the time it was approved by the Board of Directors, a committee, or the shareholders.

(b) Any such contract or transaction may not be avoided by the Company for the reasons set forth in (a) if

(i) the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Board of Directors or committee, and the Board of Directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested Director or, if the votes of the disinterested Directors are insufficient for such purpose, by unanimous vote of the disinterested Directors (although common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which approves such contract or transactions), or

(ii) the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Section 18. Loans to Directors: The Company may not lend money to or guarantee the obligation of a Director of the Company unless the particular loan or guarantee is approved by the shareholders, with the holders of a majority of the shares entitled to vote thereon constituting a quorum, but shares held of record or beneficially by Directors who are benefited by such loan or guarantee shall not be entitled to vote or to be included in the determination of a quorum.

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ARTICLE III

COMMITTEES

Section 1. How Constituted and Powers: The Board of Directors by resolution adopted by a majority of the entire Board of Directors may designate from among its members committees of the Board of Directors, each of which shall consist of one or more Directors and shall have such authority as provided in the resolution designating the committee, except such committees shall have no authority as to the following matters:

(a) The submission to shareholders of any action that needs shareholders’ authorization.

(b) The filling of vacancies in the Board of Directors or in any committee.

(c) The fixing of compensation of the Directors for serving on the Board of Directors or on any committee.

(d) The amendment or repeal (including by merger, consolidation or otherwise by operation of law) of these By-Laws, or the adoption of new By-Laws (including by merger, consolidation or otherwise by operation of law).

(e) The amendment or repeal of any resolution of the Board of Directors which, by its terms, shall not be so amendable or repealable.

(f) The declaration of dividends.

(g) Any matter requiring the action or consent of the Conflicts Committee.

Section 2. Quorum and Manner of Acting: Unless otherwise provided by resolution of the Board of Directors, a majority of each committee of the Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of all of the members of the committee, whether present or not, shall be the act of the committee. The members of the committee shall act only as a committee. The procedure of the committee and its manner of acting shall be subject at all times to the directions of the Board of Directors.

Section 3. Alternate Members: The Board of Directors may designate one or more eligible Directors as alternate members of any committee of the Board of Directors who may replace any absent or disqualified member or members at any meeting of any such committee; provided, that any alternate member to an Independent Director on such committee must be an Independent Director.

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Section 4. Conflicts Committee. The Board of Directors shall establish a Conflicts Committee (the “Conflicts Committee”), which shall consist solely of Independent Directors and shall have the power and authority of the Board of Directors with respect to reviewing any transaction required to be disclosed under Item 404 of Regulation S-K under the Exchange Act or any similar transaction.

ARTICLE IV

CHAIRMAN OF THE BOARD AND OFFICERS

Section 1. Chairman of the Board. There shall be a Chairman of the Board. The Chairman of the Board may be, but need not be, an officer or employee of the Company. The Chairman of the Board shall be chosen from among the Directors. The Chairman of the Board shall preside at all meetings of the shareholders at which he or she is present. The Chairman of the Board shall preside at all meetings of the Directors at which he or she is present and may attend any meeting of any committee of the Board of Directors, whether or not a member of such committee. The Chairman of the Board of Directors shall have such powers and perform such other duties as may be assigned to him or her by the Board of Directors.

Section 2. Number: The Board of Directors may elect a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Secretary, and such other officers as the Board of Directors may in its discretion determine. Any two or more offices may be held by the same person, including by the Chairman of the Board of Directors.

Section 3. Term of Offices and Qualifications: The Chairman of the Board of Directors and those officers elected pursuant to Section 2 of this Article IV shall be chosen by the Board of Directors on the day of the annual meeting. Unless a shorter term is provided in the resolution of the Board of Directors electing the Chairman of the Board of Directors or such officer, the term of office of the Chairman of the Board of Directors or such officer, as applicable, shall extend to and expire at the meeting of the Board of Directors held on the day of the next annual meeting.

Section 4. Additional Officers: Additional officers other than those elected pursuant to Section 2 of this Article IV shall be elected for such period, have such authority and perform such duties, either in an administrative or subordinate capacity, as the Board of Directors may from time to time determine.

Section 5. Removal of Chairman of the Board and Officers: The Chairman of the Board and/or any officer may be removed by the Board of Directors with or without cause, at any time. Removal of the Chairman of the Board and/or an officer without cause shall be without prejudice to his or her contract rights, if any, but his or her election as Chairman of the Board and/or an officer shall not of itself create contract rights.

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Section 6. Resignation: The Chairman of the Board and/or any officer may resign at any time by giving written notice to the Board of Directors, or to the Chairman of the Board or to the Secretary. Any such resignation shall take effect at the time specified therein, or if no time be specified, then upon delivery.

Section 7. Vacancies: A vacancy in any office, including Chairman of the Board, shall be filled by the Board of Directors.

Section 8. Chief Executive Officer: The Chief Executive Officer of the Company shall, subject to the direction of the Board of Directors, have general and active control of the affairs and business of the Company and general supervision of its officers, officials, employees and agents. In the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the shareholders and, if he or she is also a Director, meetings of Directors at which he or she is present.

Section 9. President: The President shall, in the absence of the Chief Executive Officer, exercise the powers and duties of the Chief Executive Officer. The President shall have such powers and perform such other duties as may be assigned to him or her by the Board of Directors.

Section 10. The Vice Presidents: Each Vice President shall have such powers and shall perform such duties as may be assigned to him or her by the Board of Directors or the Chief Executive Officer. With respect to seniority of Vice Presidents, unless the Board of Directors determines otherwise, Executive Vice Presidents shall be first in order of priority, Senior Vice Presidents shall be second in order of priority and Vice Presidents shall be third in order of priority.

Section 11. The Treasurer: The Treasurer shall, if required by the Board of Directors, give a bond for the faithful discharge of his or her duties, in such sum and with such sureties as the Board of Directors shall require. He or she shall have charge and custody of, and be responsible for, all funds and securities of the Company, and deposit all such funds in the name of and to the credit of the Company in such banks, trust companies, or other depositories as shall be selected by the Board of Directors. The Treasurer may sign certificates for stock of the Company authorized by the Board of Directors. He or she shall also perform all other duties customarily incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 12. The Secretary: It shall be the duty of the Secretary to act as secretary of all meetings of the Board of Directors, and of the shareholders, and to keep the minutes of all such meetings at which he or she shall so act in a proper book or books to be provided for that purpose; he or she shall see that all notices required to be given by the Company are duly given and served; he or she may sign and execute in the name of the Company certificates for the stock of the Company, deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors; he or she shall prepare, or cause to be prepared, for use at meetings of shareholders the list of shareholders as of the record date referred to in Article I, Section 12 of these By-Laws

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and shall certify, or cause the transfer agent to certify, such list; he or she shall keep a current list of the Company’s Directors and officers and their residence addresses; he or she shall be custodian of the seal of the Company and shall affix the seal, or cause it to be affixed, to all agreements, documents and other papers requiring the same. The Secretary shall have custody of the minute book containing the minutes of all meetings of shareholders, Directors, and the committees of the Board of Directors which may keep minutes, and of all other contracts and documents which are not in the custody of the Treasurer of the Company, or in the custody of some other person authorized by the Board of Directors to have such custody.

Section 13. Appointed Officers: The Board of Directors may delegate to any officer or committee the power to appoint and to remove any subordinate officer, agent or employee.

Section 14. Assignment and Transfer of Stocks, Bonds, and Other Securities: The Chief Executive Officer, the Treasurer, the Secretary, any Assistant Secretary, any Assistant Treasurer, and each of them, shall have power to assign, or to endorse for transfer, under the corporate seal, and to deliver, any stock, bonds, subscription rights, or other securities, or any beneficial interest therein, held or owned by the Company.

ARTICLE V

CONTRACTS, CHECKS, DRAFTS AND BANK ACCOUNTS

Section 1. Execution of Contracts: The Board of Directors, except as in these By-Laws or the Certificate of Incorporation otherwise provided, may authorize any officer or officers, agent, or agents, in the name of and on behalf of the Company to enter into any contract or execute and deliver any instrument, and such authority may be general or confined to specific instances; but, unless so authorized by the Board of Directors, or expressly authorized by these By-Laws, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable pecuniarily in any amount for any purpose.

Section 2. Loans: No loans shall be contracted on behalf of the Company, and no negotiable paper shall be issued in its name unless specifically authorized by the Board of Directors.

Section 3. Checks, Drafts, etc.: All checks, drafts, and other orders for the payment of money out of the funds of the Company, and all notes or other evidences of indebtedness of the Company, shall be signed on behalf of the Company in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 4. Deposits: All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Board of Directors may select.

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ARTICLE VI

STOCKS AND DIVIDENDS

Section 1. Shares of Stock: Shares of stock of the Company shall be represented by certificates except to the extent that the Board of Directors of the Company shall provide by resolution that some or all of any or all classes and series of the Company’s shares shall be uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Except as otherwise expressly provided by law, the rights and obligations of holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 2. Certificates For Shares: To the extent that shares of stock of the Company are to be represented by certificates, the certificates therefor shall be in such form as shall be approved by the Board of Directors. The certificates of stock shall be numbered in order of their issue, shall be signed by the Chairman of the Board, the President or a Vice President, and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. The signature of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Company itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he or she were an officer at the date of issue.

Section 3. Transfer of Stock: Transfers of stock of the Company shall be made only on the books of the Company by the holder thereof, or by his or her duly authorized attorney, on surrender of the certificate or certificates for stock represented by certificates, properly endorsed, or in the case of shares of stock not represented by certificates, on delivery to the Company of proper transfer instructions. Within a reasonable time after the issuance or transfer of uncertificated stock, the Company shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the New York Business Corporation Law. Every certificate surrendered to the Company shall be marked “Canceled”, with the date of cancellation, and no new certificate shall be issued in exchange therefor until the old certificate has been surrendered and canceled. A person in whose name stock of the Company stands on the books of the Company shall be deemed the owner thereof as regards the Company; provided that, whenever any transfer of stock shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Company, or to its transfer agent shall be so expressed in the entry of the transfer. No transfer of stock shall be valid as against the Company, or its shareholders for any purpose, until it shall have been entered in the stock records of the Company as specified in these By-Laws by an entry showing from and to whom transferred.

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Section 4. Transfer and Registry Agents: The Company may, from time to time, maintain one or more transfer offices or agencies and/or registry offices at such place or places as may be determined from time to time by the Board of Directors; and the Board of Directors may, from time to time, define the duties of such transfer agents and registrars and make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificates for stock or uncertificated stock of the Company.

Section 5. Lost, Destroyed and Mutilated Certificates: The holder of any certificated stock of the Company shall immediately notify the Company of any loss, destruction or mutilation of the certificate therefor. The Company may issue a new certificate or uncertificated stock in place of the lost or destroyed certificate, but as a condition to such issue, the holder of such certificate must make satisfactory proof of the loss or destruction thereof, and must give to the Company a bond of indemnity in form and amount and with one or more sureties satisfactory to the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary. Such bond of indemnity shall also name as obligee each of the transfer agents and registrars for the stock the certificate for which has been lost or destroyed.

Section 6. Record Dates for Certain Purposes: The Board of Directors of the Company shall fix a day and hour not more than sixty days preceding the date of any meeting of shareholders, or the date for payment of any cash or stock dividend, or the date for the allotment of any rights of subscription, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or entitled to receive any such allotment of rights of subscription, or entitled to exercise rights in respect of any such change, conversion or exchange of capital stock, and in such case, such shareholders and only such shareholders as shall be shareholders of record on the day and hour so fixed shall be entitled to such notice of, and to vote at, such meeting or any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights of subscription, or to exercise rights in connection with such change or conversion or exchange of capital stock, as the case may be, notwithstanding any transfer of any stock on the books of the Company after such day and hour fixed as aforesaid.

Section 7. Dividends and Surplus: Subject to the limitations prescribed by law, the Board of Directors (1) may declare dividends on the stock of the Company whenever and in such amounts as, in its opinion, the condition of the affairs of the Company shall render it advisable, (2) may use and apply, in its discretion, any part or all of the surplus of the Company in purchasing or acquiring any of the shares of stock of the Company, and (3) may set aside from time to time out of such surplus or net profits such sum or sums as it in its absolute discretion, may think proper as a reserve fund to meet contingencies or for equalizing dividends, or for the purpose of maintaining or increasing the property or business of the Company, or for any other purpose it may think conducive to the best interest of the Company.

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ARTICLE VII

OFFICES AND BOOKS

Section 1. Offices: The Company shall maintain an office at such place in the County of Monroe, State of New York, as the Board of Directors may determine. The Board of Directors may from time to time and at any time establish other offices of the Company or branches of its business at whatever place or places seem to it expedient.

Section 2. Books and Records:

(a) There shall be kept at one or more offices of the Company (1) correct and complete books and records of account, (2) minutes of the proceedings of the shareholders, Board of Directors and the committees of the Board of Directors, (3) a current list of the Directors and officers of the Company and their residence addresses, and (4) a copy of these By-Laws.

(b) The stock records may be kept either at the office of the Company or at the office of its transfer agent or registrar in the State of New York, if any, and shall contain the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

ARTICLE VIII

GENERAL

Section 1. Seal: The corporate seal shall be in the form of a circle and shall bear the full name of the Company and the words and figures “Incorporated 1906, Rochester, N. Y.”.

Section 2. Indemnification of Directors and Officers: Except to the extent expressly prohibited by law, the Company shall indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he or she, his or her testator or intestate is or was a Director or officer of the Company or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Company shall have given its prior approval thereto. Such indemnification shall include the right to be paid advances of any expenses incurred by

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such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, the Company is authorized to extend rights to indemnification and advancement of expenses to such persons by i) resolution of the shareholders, ii) resolution of the Directors or iii) an agreement, to the extent not expressly prohibited by law.

Section 3. Shareholders Agreement: For so long as the Shareholders Agreement, as amended from time to time, a copy of which will be provided to any shareholder of the Company upon written request therefor, is in effect, (a) the provisions of the Shareholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Shareholders Agreement and (b) in the event of any conflict between the terms of the Shareholders Agreement and these By-Laws, the terms of the Shareholders Agreement shall control.

ARTICLE IX

FISCAL YEAR

Section 1. Fiscal Year: The fiscal year of the Company shall end on the 31st day of December in each year.

ARTICLE X

DEFINITIONS

Section 1. Definitions: Capitalized terms used and not otherwise defined in these By-Laws shall have the meaning given or referenced below:

(a) “Affiliate” means, with respect to any specified person, any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing indirect common control with such specified person.

(b) “beneficially own” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

(d) “Closing Date” means the date on which the transactions contemplated by the Subscription Agreement are consummated.

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(e) “Common Stock” means the common stock, par value $1.00, of the Company.

(f) “Company” means Fuji Xerox Corporation.

(g) “Cumulative Preferred Stock” has the meaning set forth in the Certificate of Incorporation.

(h) “Directors” means the directors duly elected by the Company’s shareholders at the most recent annual meeting of shareholders.

(i) “Exchange” means any national securities exchange registered under Section 6 of the Exchange Act.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k) “Independent Director” means any person who, as determined by a majority of the Independent Directors then serving on the Board of Directors, in their sole discretion, (a) qualifies as an “Independent Director”, as such term is defined in (i) Section 303A.02 of the NYSE Listed Company Manual (or any successor rule that applies to issuers whose common stock is listed on the NYSE) and (ii) for so long as the Common Stock is listed on the Chicago Stock Exchange, Rule 19(p)(3) of Article 22 of the Chicago Stock Exchange Rules (or any successor rule that applies to issuers whose common stock is listed on the Chicago Stock Exchange), (b) does not have any material relationship with any Significant Shareholder, any other Director, any employee or officer of the Company or any Significant Shareholder, or any Affiliate of any of the foregoing, (c) is not an officer or employee of any Significant Shareholder or any of its Affiliates and (d) is not otherwise known, or could reasonably be expected, to be unable or unwilling to act impartially on any matter reasonably expected to come before the Board of Directors.

(l) “NYSE” means the New York Stock Exchange.

(m) “Series B Convertible Preferred Stock” has the meaning set forth in the Certificate of Incorporation

(n) “Shareholders Agreement” means the shareholders agreement dated [                ] between the Company and FUJIFILM Holdings Corporation.

(o) “Significant Shareholder” means any Person who beneficially owns at least 25% of the voting power of the Common Stock.

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ARTICLE XI

AMENDMENTS

Section 1. Generally: By-Laws of the Company may be amended, repealed or adopted by a majority of the votes of the shares at the time entitled to vote in the election of any Directors. If, at any meeting of shareholders, action is proposed to be taken to amend, repeal or adopt By-Laws, the notice of such meeting shall include a brief statement or summary of the proposed action. By-Laws of the Company may also be amended, repealed or adopted by the Board of Directors, but any By-Law adopted by the Board of Directors may be amended or repealed by shareholders entitled to vote thereon as hereinabove provided. If any By-Law regulating an impending election of Directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of Directors the By-Law so adopted, amended or repealed, together with a concise statement of the changes made.

ARTICLE XII

FORUM

Section 1. Unless the Company consents in writing to the selection of an alternative forum, any New York State Supreme Court located in New York County in the State of New York or, if such court lacks jurisdiction, the United States District Court for the Southern District of New York (or if such state and federal courts lack jurisdiction, in any other state or federal court located in the State of New York) (any such court, a “Chosen Court”), shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee or shareholder of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the New York Business Corporation Law or the Company’s Certificate of Incorporation or these By-Laws (with respect to each, as may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be (a) deemed to have notice of and consented to the provisions of this Article XII, and (b) deemed to have waived any argument relating to the inconvenience of the Chosen Court in connection with any action or proceeding described in this Article XII. If any action the subject matter of which is within the scope of this Article XII is filed in a court other than a Chosen Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (x) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce this Article XII (an “Enforcement Action”) and (y) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

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Subscription Agreement – Exhibit C:

Form of Shareholders Agreement

SHAREHOLDERS AGREEMENT

between

FUJI XEROX CORPORATION

and

FUJIFILM HOLDINGS CORPORATION

dated

[                    ]

i

SCHEDULES

Schedule 3.01(a) Initial FH Directors and Initial Continuing Directors

ii

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [Closing Date], between FUJIFILM Holdings Corporation, a corporation organized under the Laws of Japan (“FH”), and Fuji Xerox Corporation, a New York corporation (the “Company” and together with FH, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Subscription Agreement, dated as of January 31, 2018, between the Company and FH (the “Subscription Agreement”), FH holds a majority of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”);

WHEREAS, the Parties wish to enter into this Agreement to set forth (i) certain of their rights, duties and obligations following the Closing and (ii) restrictions on certain activities in respect of the Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions . Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Subscription Agreement. In addition, as used in this Agreement, the following terms shall have the following respective meanings:

“Action” has the meaning set forth in the Subscription Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; provided, that, for purposes of this Agreement, except as otherwise expressly provided in Section 2.02, FH shall not be deemed to be an Affiliate of the Company. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any Derivative Position or Hedging Transaction respecting such securities.

“Board of Directors” means the board of directors of the Company.

“By-Laws” means the amended and restated by-laws of the Company, as they may be amended from time to time in accordance with the Certificate of Incorporation and the By-Laws.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended from time to time.

“Closing” has the meaning set forth in the Subscription Agreement.

“Closing Date” has the meaning set forth in the Subscription Agreement.

“Conflicts Committee” has the meaning set forth in the By-Laws.

“Derivative Position” means any option, warrant, convertible security, stock appreciation, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the applicable securities or a value determined in whole or part with reference to, or derived in whole or in part from, the value of such securities that increases in value as the value of such securities increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of such securities (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Director” means a member of the Board of Directors.

“Exchange” means any national securities exchange registered under Section 6 of the Exchange Act.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FH Shareholder” means (i) FH (for so long as FH directly or indirectly holds shares of Common Stock), (ii) any Affiliate of FH that beneficially owns any shares of Common Stock and (iii) any transferee of any of the foregoing that (at such time) directly holds shares of Common Stock and has become a party to this Agreement in accordance with Section 2.01(b).

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“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Hedging Transaction” means any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder with respect to the Company’s securities.

“independent director” means any person who, as determined by a majority of the Continuing Directors prior to the CD Expiration, or the Unrelated Independent Directors following the CD Expiration, as applicable, then serving on the Board of Directors, in each case in their sole discretion, qualifies as an “Independent Director”, as such term is defined in (a) Section 303A.02 of the NYSE Listed Company Manual (or any successor rule that applies to issuers whose common stock is listed on the NYSE) and (b) for so long as the Common Stock is listed on the Chicago Stock Exchange, Rule 19(p)(3) of Article 22 of the Chicago Stock Exchange Rules (or any successor rule that applies to issuers whose common stock is listed on the Chicago Stock Exchange).

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity.

“NYSE” means the New York Stock Exchange.

“Person” means any individual, partnership, company, firm, corporation, limited liability company, association, trust, unincorporated organization or entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Public Shareholders” means the shareholders of the Company other than (a) the FH Shareholders and (b) any member of any Group of which any FH Shareholder is a member.

“Redemption Agreement” means that certain Redemption Agreement, dated as of January 31, 2018, between the Company, FH and Fuji Xerox Co., Ltd.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Transaction Documents” has the meaning set forth in the Subscription Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, gift, or otherwise dispose of or encumber any direct or indirect economic, voting or other right in or to any share of Common Stock, including by means of (a) the Transfer of an interest in a Person that directly or indirectly holds such Common Stock or (b) a Hedging Transaction; provided that “Transfer” shall not include a change of control of FH. “Transferred” and “Transferring” shall have correlative meanings.

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“Unrelated Independent Director” means any person who, as determined by a majority of the Continuing Directors prior to the CD Expiration, or the Unrelated Independent Directors following the CD Expiration, as applicable, then serving on the Board of Directors, in each case in their sole discretion, (a) qualifies as an independent director (as defined in this Agreement), (b) does not have any material relationship with any FH Shareholder, any other Director, any employee or officer of the Company or any FH Shareholder, or any Affiliate of any of the foregoing, (c) is not an officer or employee of any FH Shareholder or any of its Affiliates and (d) is not otherwise known, or could reasonably be expected, to be unable or unwilling to act impartially on any matter reasonably expected to come before the Board of Directors.

Section 1.02 Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquiring Stockholder	2.02
Agreement	Preamble
CD Expiration	3.01(a)
Chosen Courts	5.09(a)
Common Stock	Recitals
Company	Preamble
Continuing Directors	3.01(a)
FH	Preamble
FH Director	3.01(a)
Group	2.01(a)
Lock-Up Period	2.01(a)
Minority Ownership Meeting Date	2.01(c)
Parties	Preamble
Preferred Stock Director Provisions	3.01(a)
Proposed Acquisition	2.02
Proposed Purchase Offer	2.02
Related Party Transactions	3.08(b)
Subscription Agreement	Recitals

ARTICLE 2

RESTRICTIONS ON TRANSFERABILITY

Section 2.01 Lock-Up Period.

(a) During the period commencing on the date hereof and ending on the third (3rd) anniversary of the Closing Date (the “Lock-Up Period”), the FH Shareholders shall not: (i) Transfer any share of Common Stock other than

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Transfers to their respective Affiliates (provided that such Transfer shall be permitted only to the extent and for so long as such transferee (A) remains an Affiliate of FH, and (B) becomes a party to and fully subject to and bound by this Agreement as an FH Shareholder, and, if such transferee ceases to be an Affiliate of FH such transferee shall Transfer such Transferred Common Stock back to the applicable FH Shareholder); or (ii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) having Beneficial Ownership of any share of Common Stock (a “Group”); provided, that the foregoing shall not restrict any merger, consolidation or similar transaction consummated in accordance with Section 2.02 or Section 2.03.

(b) Following the expiration of the Lock-Up Period and until the seventh (7th) anniversary of the Closing, the FH Shareholders shall not Transfer shares of Common Stock in a single transaction or series of transactions except if: (i) immediately after giving effect to such Transfer(s), FH and its Affiliates continue to Beneficially Own, in the aggregate, a greater percentage of Common Stock than does such transferee, its Affiliates and any Group of which any transferee or any of its Affiliates are a member, in the aggregate, or (ii) such transferee(s) becomes a party to and fully subject to and bound by this Agreement as an FH Shareholder.

(c) Following the expiration of the Lock-Up Period and until the earlier to occur of (i) the seventh (7th) anniversary of the Closing and (ii) immediately following the completion of the first annual shareholder’s meeting at which (A) FH, its Affiliates and any Persons with which FH and/or its Affiliates are acting as a Group do not Beneficially Own (as of the record date for such meeting), in the aggregate, at least 25% of the voting power of the outstanding shares of Common Stock and (B) the window for director nominations in respect of such shareholder’s meeting was open for at least twenty (20) calendar days following the date on which FH, its Affiliates and any Persons with which FH and/or its Affiliates are acting as a Group do not Beneficially Own, in the aggregate, at least 25% (the date of such annual meeting, the “Minority Ownership Meeting Date”), no FH Shareholder shall form, or agree to form, a Group with any third party transferee described in Section 2.01(b) or any of its Affiliates. The Company shall not, and the FH Shareholders shall cause (including by causing the FH Directors to take actions reasonably required (subject to their fiduciary duties) the Company not to, waive any provision of Section 912 of the New York Business Corporation Law in respect of any such third party transferee or any of its Affiliates, except with the approval of the Conflicts Committee.

Section 2.02 Mandatory Offer. Each FH Shareholder, individually or in concert with any other Person (including the Company), shall not, and shall cause its Affiliates (including the Company) and any Group of which any FH Shareholder is a member not to, directly or indirectly, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any share of Common Stock (including as a result of any share repurchase by the Company) if, following the consummation of such transaction, the FH Shareholders together with such other Person would Beneficially Own, in the aggregate, more than 66.7% of the Common Stock, except (x) in accordance with the following provisions of this Section 2.02 or (y) for

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acquisitions of any shares of Common Stock pursuant to a share repurchase program so long as such share repurchase program was entered into by the Company with the prior approval of the Conflicts Committee. If any Person (an “Acquiring Stockholder”) proposes to acquire Beneficial Ownership of any share of Common Stock in a manner that would otherwise violate the immediately preceding sentence (the “Proposed Acquisition”), the consummation of such Proposed Acquisition will not violate the immediately preceding sentence if, and only if, (a) the Acquiring Stockholder offers to acquire all of the then-outstanding Common Stock at the same price, in the same form and on the same terms and conditions as the Proposed Acquisition (the “Proposed Purchase Offer”) and (b) such Proposed Acquisition is adopted and recommended by the Conflicts Committee and the Board of Directors; provided, that, notwithstanding the foregoing clause (b), if the Proposed Acquisition is presented to and rejected by the Conflicts Committee, the Proposed Acquisition may, at the discretion of the Board of Directors, be submitted for acceptance or approval by holders of a majority of the Common Stock held by Public Shareholders in lieu of adoption and recommendation by the Conflicts Committee so long as, simultaneously with the Board of Directors’ submission, the Company publicly discloses, in form and substance acceptable to the Conflicts Committee, the decision of the Conflicts Committee to reject such Proposed Acquisition and the Conflicts Committee’s reasons therefor; provided, further, that, if there is a choice as to the form of consideration, then each Public Shareholder shall have the same choice as the FH Shareholders and any other member of any Group of which any FH Shareholder is a member; provided, further, that, in the event that any securities are part of the consideration payable, any Public Shareholder that is not an “accredited investor” within the meaning of Rule 501 under the Securities Act, may, in the sole discretion of the Board of Directors, receive, in lieu of securities, cash consideration with the equivalent value of such securities that is approved by the Conflicts Committee. For the avoidance of doubt, the provisions of this Section 2.02 shall apply irrespective of whether the Proposed Purchase Offer is effected pursuant to a merger, consolidation, tender offer followed by a merger, or any other business combination or transaction that could permit the acquisition of all of the then-outstanding Common Stock. For purposes of this Section 2.02, any shares of Common Stock Beneficially Owned by FH, any of its Affiliates or any member of any Group of which FH or any of its Affiliates is a member shall not be aggregated with any shares of Common Stock Beneficially Owned by any transferee that has become a party to this Agreement pursuant to Section 2.01(b) so long as such transferee is not a member of any Group of which FH or any of its Affiliates is also a member.

Section 2.03 Transaction Consideration. The Company shall not, and the FH Shareholders shall cause the Company not to, be party to any merger, consolidation, share exchange, sale of shares, reclassification or other reorganization or similar business combination or transaction unless (a) the consideration received per share by the Public Shareholders in such merger, consolidation, share exchange, sale of shares, reclassification or other reorganization or similar business combination or transaction is in such amounts and form as the consideration received by, (b) the other terms and conditions of such merger, consolidation, share exchange, sale of shares, reclassification or other reorganization or similar business combination or transaction applicable to the Public Shareholders are no less favorable than those applicable to, in

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each case, any FH Shareholder and any other member of any Group of which any FH Shareholder is a member; provided, that, if there is a choice as to the form of consideration, then each Public Shareholder shall have the same choice as the FH Shareholders and any other member of any Group of which any FH Shareholder is a member; provided, further, that, in the event that any securities are part of the consideration payable, any Public Shareholder that is not an “accredited investor” within the meaning of Rule 501 under the Securities Act, may, in the sole discretion of the Board of Directors, receive, in lieu of securities, cash consideration with the equivalent value of such securities that is approved by the Conflicts Committee and (c) neither the FH Shareholders nor any of their respective Affiliates receive any benefit, payment or other consideration in connection with any such merger, consolidation, share exchange, sale of shares, reclassification or other reorganization or similar business combination or transaction unless such benefit, payment or other consideration is on terms no more favorable than those that could have been obtained in a comparable transaction by such FH Shareholder or such Affiliate on an arms’-length basis in the absence of such merger, consolidation, share exchange, sale of shares, reclassification or other reorganization or similar business combination or transaction.

ARTICLE 3

CORPORATE GOVERNANCE

Section 3.01 Composition of the Board.

(a) Subject to Subdivisions 7, 13(n)(vi) and 14(n)(vi) of Article Fourth of the Certificate of Incorporation and Section 2(c) of Article II of the By-Laws (the “Preferred Stock Director Provisions”), from and after the date hereof, the authorized number of directors comprising the Board of Directors shall be twelve (12), unless changed in accordance with the provisions of the Certificate of Incorporation, the By-Laws and Section 3.01(b). Subject to the Certificate of Incorporation and the By-Laws, the Board of Directors shall initially be composed of: (a) the seven (7) individuals designated as “FH Directors” on Schedule 3.01(a) hereto (such individuals, collectively with their successors and in each case for so long as they continue to serve in such capacity, the “FH Directors”) and (b) the five (5) individuals designated as “Continuing Directors” on Schedule 3.01(a) in accordance with Section 5.20(a) of the Subscription Agreement (such individuals, collectively with their successors and in each case for so long as they continue to serve in such capacity, the “Continuing Directors”).

(b) Until the fifth (5th) anniversary of the Closing (the “CD Expiration”), (i) all nominees for election to the Board of Directors as a Continuing Director shall be nominated by the Continuing Director Nominating Committee and (ii) upon the death, resignation, retirement, disqualification, removal from office or other cause of any Continuing Director not continuing as a Director, the Continuing Director Nominating Committee shall have the sole right to fill such vacancy with an individual reasonably acceptable to a majority of the FH Directors or designate an individual reasonably acceptable to a majority of the FH Directors for nomination for election to the Board of Directors to fill such vacancy, and in each case such individual must qualify as an Unrelated Independent Director.

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(c) From and after the CD Expiration, (i) all nominees for election to the Board of Directors shall be nominated by the Board of Directors and elected by the Company’s shareholders in accordance with the By-Laws and this Agreement, and Directors will cease to be designated as “FH Directors” or “Continuing Directors”; provided, that at least five (5) Directors must continue to be Unrelated Independent Directors and the initial Unrelated Independent Directors who first replace the Continuing Directors following the CD Expiration shall be reasonably acceptable to a majority of those individuals who were Continuing Directors who are then serving on the Board of Directors, and (ii) in the event of the death, resignation, retirement, disqualification, removal from office or other cause of any individual who was an Unrelated Independent Director not continuing as a Director, the Board of Directors shall have the sole right to fill such vacancy with an individual reasonably acceptable to a majority of the Unrelated Independent Directors who are then serving on the Board of Directors or designate an individual reasonably acceptable to a majority of the Unrelated Independent Directors who are then serving on the Board of Directors for nomination for election to the Board of Directors to fill such vacancy.

(d) If the FH Shareholders, in the aggregate, cease to Beneficially Own more than 50% of the voting power of the Common Stock, then the size and/or composition of the Board of Directors shall be adjusted such that, after such adjustment, the number of FH Directors as a proportion of the Board of Directors (excluding any Directors appointed or elected to the Board of Directors pursuant to the Preferred Stock Director Provisions) is equal to the greatest whole number that is equal to or lower than the proportion of the voting power of the shares of Common Stock Beneficially Owned by the FH Shareholders relative to the total voting power of all outstanding shares of Common Stock (which number will be further adjusted to reflect subsequent decreases or increases in the proportion of the voting power of the shares of Common Stock Beneficially Owned by the FH Shareholders), it being understood that, if applicable, the FH Shareholders shall use reasonable best efforts to procure the resignation of any FH Directors to be removed from the Board of Directors in connection therewith; provided, however, that no increase in the relative proportion of Continuing Directors or Unrelated Independent Directors (as applicable) under this Section 3.01(d) shall be required if the FH Shareholders shall have increased their relative ownership to equal or exceed their level of relative ownership prior to such decrease, (i) if such decrease is due to an FH Shareholder’s Transfer of Common Stock, as of the tenth (10th) business day following any decrease in the proportion of Common Stock Beneficially Owned by FH Shareholders and (ii) if such decrease is not due to an FH Shareholder’s Transfer of Common Stock, immediately following completion of the transactions contemplated in Section 5.18(b) of the Subscription Agreement.

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(e) If the FH Shareholders, in the aggregate, Beneficially Own 61.5% or more of the voting power of the Common Stock, then, subject to the other provisions of this Section 3.01, the authorized number of directors comprising the Board of Directors shall be increased to thirteen (13), and the number of FH Directors to eight (8); provided, that if the FH Shareholders, in the aggregate, cease to Beneficially Own more than 61.5% of the voting power of the Common Stock, then, subject to the other provisions of this Section 3.01, the size and/or composition of the Board of Directors shall be adjusted such that, after such adjustment, the authorized number of directors comprising the Board of Directors shall be decreased to twelve (12), and the number of FH Directors to seven (7), it being understood that, if applicable, the FH Shareholders shall use reasonable best efforts to procure the resignation of any FH Directors to be removed from the Board of Directors in connection therewith. For purposes of this Section 3.01(e), “FH Shareholder” shall not include any transferee that has become a party to this Agreement pursuant to Section 2.01(b), unless such transferee is an Affiliate of a then-existing FH Shareholder.

(f) If applicable Law or, at any time while the Company’s equity securities are traded on an Exchange, the rules of such Exchange require a greater number or proportion of independent directors on the Board of Directors, then either (i) one or more of the then-existing Directors who are not independent directors shall be replaced (it being understood that the FH Shareholders shall use reasonable best efforts to procure the resignation of each such Director) with one or more individual(s) qualifying as an independent director such that, after such replacement, the number or proportion of independent directors on the Board of Directors will comply with such requirement or (ii) the number of directors on the Board of Directors shall be increased as necessary to comply with any such Law or Exchange rule and the vacancies created by such increase shall be filled with persons designated by the FH Shareholders who would, upon election, qualify as independent directors and are reasonably acceptable to the Board of Directors such that the number or proportion of independent directors on the Board of Directors will comply with such requirement. In the event that the size of the Board is expanded pursuant to subclause (ii) above, no person shall be nominated or appointed as a director if a majority of the Continuing Directors or, following the CD Expiration, the Unrelated Independent Directors reasonably determine that such person (A) has been convicted (including any plea of guilty or nolo contendere) of a misdemeanor involving moral turpitude or a felony, (B) has violated any fiduciary duty owed to the Company or (C) has committed an act that constitutes intentional misconduct, bad faith or an intentional violation of law in respect of his or her position as a director.

(g) The Company and the Board of Directors will include the persons nominated in accordance with this Section 3.01, the Certificate of Incorporation and the By-Laws in the Company proxy materials for any special or annual meeting of the shareholders of the Company held for such purpose. Subject to this Section 3.01, the Company and the FH Shareholders will use all reasonable best efforts to cause the election of such persons nominated. To the fullest extent permitted by Law, the Company agrees to use all reasonable best efforts to solicit proxies for such nominees for director from all holders of Common Stock. In addition and without limiting the foregoing, the FH Shareholders shall cause the FH Directors to (i) vote in favor of any person nominated by the Continuing Director Nominating Committee for appointment to the Board of Directors in connection with a vacancy of

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a directorship held by a Continuing Director pursuant to Section 5 of Article II of the By-Laws that is reasonably acceptable to the FH Shareholders and (ii) nominate to the Board of Directors each of the individuals selected by Continuing Director Nominating Committee to be nominated by the Board of Directors to serve as Continuing Directors.

Section 3.02 Conflicts Committee Composition. The members of the Conflicts Committee shall consist entirely of Unrelated Independent Directors and, until the CD Expiration, there shall be at least three (3) Continuing Directors on the Conflicts Committee who shall constitute a majority of the Conflicts Committee. The FH Shareholders shall cause (including by causing the FH Directors to take actions reasonably required (subject to their fiduciary duties), subject to the requirement under the By-Laws that all Conflicts Committee members must be Unrelated Independent Directors) (a) the members of the Conflicts Committee to consist entirely of Unrelated Independent Directors and (b) until the CD Expiration, at least three (3) Continuing Directors to constitute a majority of the Conflicts Committee.

Section 3.03 Continuing Director Nominating Committee. The Board of Directors shall establish a Continuing Director Nominating Committee (the “Continuing Director Nominating Committee”), which shall consist solely of Continuing Directors and shall, subject to Section 3.01(b) and until the CD Expiration, have the exclusive authority to select (a) the individuals to be nominated by the Board of Directors to serve as Continuing Directors and (b) the members of the Continuing Director Nominating Committee. The Company and the FH Shareholders shall cause (including by causing the FH Directors to take actions reasonably required (subject to their fiduciary duties) in connection therewith) (i) the Board of Directors to establish the Continuing Director Nominating Committee and (ii) the Continuing Director Nominating Committee to have the exclusive authority to select (A) the individuals to be nominated by the Board of Directors to serve as Continuing Directors and (B) the members of the Continuing Director Nominating Committee.

Section 3.04 Proportionate Representation. Subject to applicable Law, any committee designated by the Board of Directors shall have a number of Continuing Directors or, following the CD Expiration, Unrelated Independent Directors, that is equal to the proportional representation of the Continuing Directors or, following the CD Expiration, the Unrelated Independent Directors, on the entire Board of Directors (excluding any Directors appointed or elected to the Board of Directors pursuant to the Preferred Stock Director Provisions), rounded down to the nearest whole number; provided, that, no committee shall have fewer than one (1) Continuing Director or, following the CD Expiration, Unrelated Independent Director. Subject to applicable Law, the Company and the FH Shareholders shall cause (including by causing the FH Directors to take actions reasonably required (subject to their fiduciary duties) in connection therewith) each committee of the Board of Directors to comply with this Section 3.04.

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Section 3.05 Integration. FH and the Company shall direct the Board of Directors to (subject to their fiduciary duties) task the appropriate members of management (such members to be identified by the Board of Directors in its sole discretion) with developing and implementing a post-Closing integration plan for the achievement of synergies. Such members shall be instructed to provide progress reports to the Board of Directors on a quarterly basis, and shall provide further reports and information upon the request of any of the Directors from time to time.

Section 3.06 Certificate of Incorporation and By-Laws to Be Consistent. FH and the Company shall, to the extent permitted by Law, take or cause to be taken all action necessary or appropriate to ensure that none of the Certificate of Incorporation or the By-Laws contain any provisions inconsistent with this Agreement or which would in any way nullify or impair the terms of this Agreement or the rights promulgated hereunder.

Section 3.07 Agreement with Respect to Voting.

(a) Except as otherwise provided in this Article 3, in any election of directors, or proposal to remove directors, of the Company or in any proposal to adopt, amend or repeal (including by merger, consolidation or otherwise by operation of law) the Certificate of Incorporation, the By-Laws or any provision(s) thereof at a meeting of the shareholders of the Company, the FH Shareholders shall cause all shares of Common Stock Beneficially Owned by any of them to be represented at any such meeting either in person or by proxy and shall cause such shares of Common Stock to be voted for or against, to be not voted, or to abstain, (i) with respect to all directorships to be held by a Continuing Director, until the CD Expiration, or (ii) with respect to proposals to adopt, amend or repeal (including by merger, consolidation or otherwise by operation of law) (A) the Certificate of Incorporation, the By-Laws or any provision(s) thereof that, if adopted, amended or repealed, would, or would reasonably be expected to, affect the Public Shareholders in a manner different and adverse from the FH Shareholders or (B) Article II, Article III, Article X or Article XI of the Bylaws, in each case of the foregoing clauses (i) and (ii) in the same proportion as the shares held by the Public Shareholders are voted for or against, not voted, or abstained on any such matter; provided, that for any proposal relating to the Certificate of Incorporation or the By-Laws described in clause (ii), the FH Shareholders shall cause all shares of Common Stock Beneficially Owned by any of them to vote against such proposal, unless such proposal is approved prior to such vote by the Conflicts Committee.

(b) Each FH Shareholder agrees it will not vote any of its shares of Common Stock or take any other action to effect, encourage or facilitate the removal of any Continuing Director elected to the Board of Directors, other than for cause.

(c) Each FH Shareholder agrees to use its reasonable best efforts (including by voting of Common Stock Beneficially Owned by such FH Shareholder) to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement.

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Section 3.08 Prohibited Actions. Except with the prior approval of the Conflicts Committee, each FH Shareholder agrees it will:

(a) not take or omit to take any action to effect, encourage or facilitate: (i) a transaction or series of transactions that would result in the Company “going private” such as through a transaction commonly referred to as a “freeze-out” merger; or (ii) a transaction or series of transactions that would constitute a Rule 13e-3 transaction as that term is defined in Rule 13e-3(a)(3) promulgated under the Exchange Act; provided, that, solely in the case of this clause (a), if any action or omission contemplated by this clause (a) is presented to and rejected by the Conflicts Committee, such action or omission may, at the discretion of the Board of Directors, be submitted for approval by holders of a majority of the Common Stock held by Public Shareholders in lieu of approval by the Conflicts Committee so long as, simultaneously with the Board of Directors’ submission, the Company publicly discloses, in form and substance acceptable to the Conflicts Committee, the decision of the Conflicts Committee to reject such action or omission and the Conflicts Committee’s reasons therefor;

(b) not enter into, and use its reasonable best efforts to prevent the Company or any of its subsidiaries from entering into, any transaction required to be disclosed under Item 404 of Regulation S-K under the Exchange Act or any transaction involving the sale, lease, transfer or other disposal of any of the Company’s or any of its subsidiaries’ properties or assets to, or for the disproportionate benefit (relative to the Public Shareholders) of, or the purchase or lease of any property or assets from, or for the disproportionate (relative to the Public Shareholders) benefit of, any FH Shareholder or any of their respective Affiliates (other than the Company and its subsidiaries) (collectively, “Related Party Transactions”) unless the Conflicts Committee first reviews, evaluates and approves such Related Party Transaction, such approval to be evidenced by a resolution stating that such committee has, in good faith, determined that such Related Party Transaction is on terms that are fair and reasonable to the Company and no less favorable to the Company or the relevant subsidiary thereof than those that could have been obtained in a comparable transaction by the Company or such subsidiary on an arms’-length basis from an unrelated Person, in each case at the time of such approval by the Conflicts Committee; and

(c) use its reasonable best efforts to prevent (i) any change in the size of the Board of Directors other than any such change necessary to implement the other provisions of this Agreement (including, for the avoidance of doubt, any such change in accordance with Section 3.01), the Certificate of Incorporation (including the Preferred Stock Director Provisions) and the By-Laws and (ii) any action that would reasonably be expected to cause the Company to no longer satisfy the listing requirements of any Exchange on which any shares of capital stock of the Company are listed or quoted: provided, that, solely in the case of this clause (c)(ii), if any action contemplated by this clause (c)(ii) is of the type also contemplated by Section 3.08(a) then, if such action is presented to and rejected by the Conflicts Committee, such action or omission may, at the discretion of the Board of Directors, be submitted for approval by holders of a majority of the Common Stock held by Public Shareholders in lieu of approval by the Conflicts Committee so long as, simultaneously with the Board of Directors’ submission, the Company publicly discloses, in form and substance acceptable to the Conflicts Committee, the decision of the Conflicts Committee to reject such action or omission and the Conflicts Committee’s reasons therefor.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations of the Company. The Company hereby represents and warrants that:

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action or approval by, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities Laws; and (ii) compliance with any applicable foreign or state securities or blue sky Laws.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or the By-Laws, and (ii) assuming compliance with the matters referred to in Section 4.01(b), contravene, conflict with or result in a violation or breach of any material provision of any (A) applicable Law or (B) material contract to which the Company is a party.

Section 4.02 Representations of the FH Shareholders. Each FH Shareholder hereby represents and warrants that:

(a) The execution, delivery and performance by such FH Shareholder of this Agreement and the consummation by such FH Shareholder of the transactions contemplated hereby are within such FH Shareholder’s powers and authority and have been duly authorized by all necessary corporate action on the part of such FH Shareholder. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of such FH Shareholder.

(b) The execution, delivery and performance by such FH Shareholder of this Agreement and the consummation by such FH Shareholder of the transactions contemplated hereby require no action or approval by, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities Laws; and (ii) compliance with any applicable foreign or state securities or blue sky Laws.

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(c) The execution, delivery and performance by such FH Shareholder of this Agreement and the consummation by such FH Shareholder of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or the By-Laws, and (ii) assuming compliance with the matters referred to in Section 4.02(b)), contravene, conflict with or result in a violation or breach of any material provision of any (A) applicable Law or (B) material contract to which such FH Shareholder is a party.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Termination.

(a) This Agreement shall terminate in its entirety automatically at any time upon (i) the mutual agreement of the parties, with the approval of such termination by (A) the Conflicts Committee and (B) a majority of the Common Stock held by the Public Shareholders or (ii) the first date on which FH, its Affiliates and any Persons with which FH and/or its Affiliates are acting as a Group in accordance with the terms and conditions of this Agreement Beneficially Own 100% of the Common Stock of the Company and FH has delivered written notice of the same to the Conflicts Committee.

(b) Solely as to FH and its Affiliates (and not, for the avoidance of doubt, any Person deemed an “FH Shareholder” by virtue of such Person being a third party transferee that has become party to this Agreement pursuant to Section 2.01(b)), this Agreement shall terminate in its entirety automatically immediately following the Minority Ownership Meeting Date.

(c) On the seventh (7th) anniversary of the Closing Date, all provisions of this Agreement shall automatically terminate, except for the following, which shall continue in full force and effect until termination of this Agreement in accordance with Section 5.01(a) or Section 5.01(b):

(i) Section 2.02 (Mandatory Offer);

(ii) Section 2.03 (Transaction Consideration);

(iii) Section 3.01 (Composition of the Board);

(iv) Section 3.02 (Conflicts Committee Composition);

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(v) Section 3.06 (Certificate of Incorporation and By-Laws to be Consistent);

(vi) Section 3.07(c) (Agreement with Respect to Voting);

(vii) Section 3.08(b) (Prohibited Actions); and

(viii) this Article 5.

(d) No termination of this Agreement pursuant to this Section 5.01 shall affect the liability of any Party, or the right of any Party to recover damages or collect indemnification, for any breach of the representations, warranties or covenants herein that occurred prior to such termination.

Section 5.02 Public Filings. The Company shall, and the FH Shareholders shall use reasonable best efforts to cause the Company to, file with the U.S. Securities and Exchange Commission in a timely manner all reports and other documents required to be filed or submitted by the Company under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder and the Exchange Act and to comply with the rules thereunder.

Section 5.03 Market Listing. The Company shall, and the FH Shareholders shall cause the Company to, use reasonable best efforts to maintain the listing on an Exchange, and registration under Section 12 of the Exchange Act, of the Common Stock. The Company shall not, and the FH Shareholders shall use reasonable best efforts to cause the Company not to, take any action that is reasonably likely to cause the Common Stock to be delisted from the Exchange on which the Common Stock is listed; provided, that neither the Company nor any FH Shareholder shall have any obligation to ensure the share price or market value of the Common Stock is sufficient to maintain such listing. If the Common Stock is delisted from an Exchange, the Company and the FH Shareholders shall use their respective reasonable best efforts to cause the Common Stock to be listed on another Exchange. Notwithstanding the foregoing, none of the FH Shareholders nor the Company shall be prohibited from taking any action which is permitted by this Agreement or the Certificate of Incorporation.

Section 5.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Subscription Agreement (and shall be deemed given as specified therein):

(a) if to FH or any Affiliate of FH that is an FH Shareholder:

c/o FUJIFILM Holdings Corporation

9-7-3 Akasaka, Minato-ku

Tokyo 107-0052 JAPAN

Telephone: 81-3-6271-1061

Facsimile: 81-3-6271-1135

Attention: General Manager – Corporate Planning Div.

with a copy to:

Morrison & Foerster LLP

Shin-Marunouchi Building 29th Floor

5-1, Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-6529, Japan

Telephone: +81-3-3214-6522

Facsimile: +81-3-3214-6512

Attention: Gary M. Smith (GSmith@mofo.com);

        Jeffrey Schrepfer (JSchrepfer@mofo.com)

and to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601, U.S.A.

Telephone: +1 (212) 468-8000

Facsimile: +1 (212) 468-7900

Attention: Jeffery Bell (JBell@mofo.com)

(b) if to any other FH Shareholder, as provided in the joinder pursuant to which such FH Shareholder has become a party to this Agreement; and

(c) if to the Company:

Fuji Xerox Corporation

P.O. Box 4505

201 Merritt 7

15

Norwalk, CT 06851, U.S.A.

Telephone: +1 (203) 968-3000

Facsimile: +1 (203) 849-5152

Attention: General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Attention: Robert B. Schumer

                 Ariel J. Deckelbaum

Section 5.05 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is approved by the Conflicts Committee and is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective, in each case, giving effect to Section 5.21; provided, that, in addition to the foregoing and without limiting the generality of Section 5.21, the approval of a majority of the Common Stock held by the Public Shareholders shall be required with respect to (i) any amendment or waiver to Section 2.02 (Mandatory Offer), Section 2.03 (Transaction Consideration), Section 3.01 (Composition of the Board), Section 3.02 (Conflicts Committee Composition), Section 3.06 (Certificate of Incorporation and By-Laws to be Consistent); Section 3.07(c) (Agreement with Respect to Voting), Section 3.08(b) (Prohibited Actions) or this Article 5 and (ii) any other amendment or waiver of any provision of this Agreement that would, or would reasonably be expected to, affect the rights of the Public Shareholders in a manner different and adverse from the effect on the FH Shareholders.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) This Agreement and the rights, duties and obligations of the Parties hereunder may not be assigned or delegated by the Parties in whole or in part.

Section 5.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of both of the Parties and their respective successors, executors, administrators, heirs and legal representatives.

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Section 5.07 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 5.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state, including all matters of construction, validity and performance.

Section 5.09 Submission to Jurisdiction.

(a) Each party to this Agreement: (i) irrevocably submits to the exclusive personal jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City and of the State of New York; provided, that if jurisdiction cannot be found in such courts of the State of New York, each party submits to the exclusive personal jurisdiction of any federal court sitting in the Borough of Manhattan in the City and State of New York, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the courts of the State of New York sitting in the Borough of Manhattan in the City and of the State of New York (or, only if such courts of the State of New York decline to accept jurisdiction over a particular matter, any federal court sitting in the Borough of Manhattan in the City and State of New York) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts.

(b) The Parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 5.04.

Section 5.10 Waiver of Jury Trial. THE PARTIES EACH ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY

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IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SUCH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

Section 5.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 5.11.

Section 5.12 Entire Agreement. This Agreement, the Subscription Agreement and the Redemption Agreement, together with the Certificate of Incorporation, the By-Laws and any other Transaction Documents, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

Section 5.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

Section 5.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Agreement as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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Section 5.15 Public Announcements. Except as required by Law or by the requirements of any Exchange on which the securities of a Party hereto are listed, no Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 5.16 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Parties may have by Law or otherwise.

Section 5.17 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. Wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

Section 5.18 No Third Party Beneficiaries. Subject to Section 5.21, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Continuing Directors or, following the CD Expiration, the Unrelated Independent Directors, acting by majority vote, shall have the right to enforce any provisions contained herein or in the Subscription Agreement which benefit the Public Shareholders.

Section 5.19 Construction. Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any Action relating to, in connection with or involving this Agreement. Accordingly, the Parties hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the Party who drafted such language.

Section 5.20 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach. In connection with any action or proceeding for injunctive relief, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

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Section 5.21 Enforcement of Company Rights. Notwithstanding anything herein to the contrary, to the maximum extent permitted by Law, the Continuing Directors or, following the CD Expiration, the Unrelated Independent Directors, acting by majority vote, shall have the right to control the Company’s exercise of its rights and remedies hereunder and under each other agreement between the Company or any of its subsidiaries, on the one hand, and any FH Shareholder or any of its Affiliates (other than the Company and its subsidiaries), on the other hand, including (a) the granting of (or refusal to grant) any approvals, consents or waivers by the Company hereunder, (b) the giving (or withholding) of any notices by the Company hereunder, (c) the approval (or disapproval) of the Company’s entry into any amendment or supplement to this Agreement and (d) the initiation, prosecution or settlement of any Actions arising in connection with this Agreement, the Certificate of Incorporation or the By-Laws, including the enforcement of any provisions contained herein or therein. The Continuing Directors and the Unrelated Independent Directors, as applicable, shall have the resources and authority necessary or advisable to discharge their duties and responsibilities in connection with the foregoing, including the authority to retain and terminate outside counsel, experts, consultants or other advisors. The Continuing Directors and the Unrelated Independent Directors, as applicable, shall have the sole authority to approve related fees and other terms of any such engagement. Any such fees or expenses arising out of any such engagement shall be paid by the Company or reimbursed upon the written demand of the Continuing Directors or the Unrelated Independent Directors, as applicable.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FUJIFILM HOLDINGS CORPORATION

By:
Name:
Title:

FUJI XEROX CORPORATION

By:
Name:
Title:

[Signature Page to Shareholder’s Agreement]

Schedule 3.01(a)

Initial FH Directors

1.

2.

3.

4.

5.

6.

7.

Initial Continuing Directors

1.

2.

3.

4.

5.